Filed Pursuant to Rule 424(b)(3)
                                                         File Number: 333-134063

                                   PROSPECTUS

                           U.S. HELICOPTER CORPORATION

                        33,847,046 Shares of Common Stock

         This prospectus relates to the sale of up to 33,847,046 shares of U.S. Helicopter Corporation's common stock by certain persons who are stockholders of U.S. Helicopter. Please refer to "Selling Stockholders" beginning on page 20.

         The shares of common stock are being offered for sale by the selling stockholders at prices established on the Over-the-Counter Bulletin Board during the term of the offering. There are no minimum purchase requirements. These prices will fluctuate based on the demand for the shares of common stock.

         Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol "USHP.OB". On May 30, 2006, the last reported sale price of our common stock was $1.01 per share.

THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK.

PLEASE REFER TO "RISK FACTORS" BEGINNING ON PAGE 6.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this prospectus is June 15, 2006

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

Prospectus Summary                                                            1

Risk Factors                                                                  6

Forward-Looking Statements                                                   19

Selling Stockholders                                                         20

Use of Proceeds                                                              31

Plan of Distribution                                                         31

Market for Common Stock and Related Stockholder Matters                      33

Description of Business                                                      34

Management's Discussion and Analysis of Financial Condition and
   Plan of Operation                                                         43

Management                                                                   55

Executive Compensation                                                       58

Security Ownership of Certain Beneficial Owners and Management               61

Certain Relationships and Related Transactions                               64

Description of Securities                                                    65

Experts                                                                      68

Legal Matters                                                                68

How to Get More Information                                                  69

Financial Statements                                                        F-1

                               PROSPECTUS SUMMARY

      Because this is only a summary, it does not contain all of the information that may be important to you. You should read the entire prospectus, including "Risk Factors" and the consolidated financial statements and notes thereto, before deciding to invest in our common stock offered by this prospectus.

                                    OVERVIEW

      U.S. Helicopter Corporation ("U.S. Helicopter", the "Company", "we" or "us") is a Delaware Corporation that was formed on March 4, 2003. We believe the timing is favorable, particularly in light of traffic congestion problems affecting many of the nation's highways serving major metropolitan areas during peak traffic hours (especially direct and connecting routes to major airports where gridlock has become the norm), to introduce our new Metro-hop Airport Shuttle Service. Our MASS service will provide regular, scheduled passenger helicopter service between many of the nation's larger metropolitan airports and surrounding city-based heliports. We estimate that there are annually over 29 million air passengers traveling in and out of Manhattan who could utilize a regularly scheduled helicopter service to access major airports, when it becomes available.

      Our principal target market is the business traveler who, we believe, will be willing to pay fares between $139 and $159. Individual travelers will purchase tickets at the higher price range. Large corporate travel Management companies or corporations will purchase volume sales, which will be negotiated at a "per-ticket-price" at the lower price range and will be based upon large ticket commitments. Our approximate 8-minute regularly scheduled U.S. Helicopter flight from Manhattan to Kennedy Airport will stand in contrast to paying $850 to $2,770 for the same flight offered by a charter helicopter service or paying fares from $75-$125 plus tolls and tips for 65-125 minutes of travel time (or longer) via taxi or limousine airport ride. While our service will be available to the general public including corporate CEOs and affluent leisure travelers, we believe our service will have the greatest appeal to the segment of the business traveler market (like managers, directors, etc.) who use town car/executive car services, limos or taxi transportation, travel 2-3 times per month and recognize the true time-saving value offered via helicopter. We believe our service will be highly attractive (for personal reasons as well as business reasons) compared to ground-based travel when the helicopter connection is reasonably and moderately priced in the range that U.S. Helicopter expects to offer and achieve.

      U.S. Helicopter is a development stage company. The Company maintains its operations headquarters at Sikorsky Memorial Airport in Stratford, Connecticut, and its principal executive offices are located at the Downtown Manhattan Heliport in New York City. To date, the Company has assembled a management team with experience in a variety of positions in the aviation industry. The Company has received authorizations needed to commence flight operations from the FAA, DOT and TSA. We have finalized operating agreements with the Port Authority of New York and New Jersey (the "Port Authority") for its flight operations at the Downtown Manhattan Heliport and Kennedy Airport. We will need to finalize an agreement with the Port Authority at LaGuardia and Newark Liberty Airports prior to beginning operations at those airports.

      We intend to introduce our MASS service initially in the Metro New York City market with service between John F. Kennedy, Newark Liberty, and La Guardia Airports and the Downtown Manhattan, East 34th Street, and West 30th Street Heliports. Our flight operations commenced on March 27, 2006 between the Downtown Manhattan Heliport and Kennedy Airport. Subsequently we intend to introduce our airport shuttle service in the metropolitan Washington DC, Chicago and Los Angeles markets, with further expansion into other major U.S. metro-markets. The number of passengers who originate or terminate their travel from within close proximity to one of these cities' heliports is estimated at over 200 million annually, 63 million of which originate or terminate in the New York City and surrounding market areas alone. Over 29 million passengers originate or terminate their trips in the island of Manhattan.

                                    ABOUT US

      Our operations headquarters are located at 1000 Great Meadow Road, Suite 200, Sikorsky Memorial Airport, Stratford, Connecticut. Our principal executive office is located at 6 East River Piers, Suite 216, Downtown Manhattan Heliport, New York, New York. Our telephone number is 212-248-2002.

                                  THE OFFERING

      This offering relates to the sale of common stock by certain persons who are our stockholders. The selling stockholders consist of:

      o Cornell Capital Partners, L.P. ("Cornell Capital"), which may sell up to 10,879,661 shares of common stock issuable pursuant to two convertible debentures and up to 5,150,000 shares issuable upon exercise of warrants issued in connection with a convertible debenture (as further described in "Selling Stockholders" beginning on page 20);

      o International Financial Advisors, K.S.C., which intends to sell up to 3,000,000 shares of common stock and up to 750,000 shares of common stock issuable upon conversion of warrants purchased in a private placement transaction in November, 2005 (the "2005 Private Placement");

      o Abdulwahab A. Al-Nakib, who intends to sell up to 50,000 shares of common stock issued in the 2005 Private Placement;

      o Ahmad Abdulwahab Al-Nakib, who intends to sell up to 100,000 shares of common stock issued in the 2005 Private Placement;

      o Khaled Magdy El-Marsafy, who intends to sell up to 50,000 shares of common stock issued in the 2005 Private Placement;

      o Peter A. Londa, who intends to sell up to 50,000 shares of common stock issued in the 2005 Private Placement;

      o Samama Global Corporation, which intends to sell up to 3,000,000 shares of common stock issued in the 2005 Private Placement;

      o Portfolio Lenders II, LLC ("Portfolio Lenders"), which intends to sell up to 252,353 shares of common stock issued in connection with a convertible debenture and 100,000 shares of common stock issuable upon exercise of related warrants purchased by Portfolio Lenders in a private placement transaction in October, 2005;

      o Certain stockholders, who intend to sell up to 247,647 shares acquired in private resale transactions exempt from registration under the Securities Act of 1933, as amended (the "1933 Act"), from Portfolio Lenders;

      o Certain stockholders, who intend to sell up to 519,540 shares of common stock issued or issuable upon conversion of our Series A Convertible Preferred Stock and upon the exercise of related warrants, sold in a private placement of our units conducted from November through December 2004 (the "2004 Private Placement");

      o Certain designees of North Coast Securities Corporation ("North Coast"), who intend to sell up to 629,600 shares of common stock issuable upon exercise of (a) warrants to purchase up to 29,600 shares of common stock issued as partial consideration for North Coast's acting as U.S. Helicopter's placement agent in the 2004 Private Placement; (b) warrants to purchase up to 250,000 shares of common stock issued pursuant to a Financial Advisory and Investment Banking Agreement between the Company and North Coast dated as of December 31, 2004; and war; and (c) warrants to purchase up to 350,000 shares of common stock issued pursuant to a second Financial Advisory and Investment Banking Agreement between the Company and North Coast dated as of April 1, 2006;

      o William Street Advisors, LLC ("William Street Advisors"), which intends to sell up to 156,250 shares of common stock issuable upon exercise of warrants issued as partial consideration for acting as finder in the 2005 Private Placement;

      o Univest Group Limited ("Univest Group"), which intends to sell up to 156,250 shares of common stock issuable upon exercise of warrants issued to Univest Group at the direction of William Street Advisors as partial consideration for William Street Advisors acting as finder in the 2005 Private Placement;

      o Newbridge Securities Corporation, an unaffiliated broker-dealer retained by the Company in connection with a Standby Equity Distribution Agreement, which intends to sell up to 5,556 shares of common stock issued as a placement agent fee pursuant to a Standby Equity Distribution Agreement between the Company and Cornell Capital;

      o IGAS Enterprises, LLC, which intends to sell up to 200,000 shares of common stock issued in consideration of consulting services rendered to the Company;

      o Gallagher, Briody & Butler, which intends to sell up to 607,500 shares of common stock issued in consideration for services rendered to the Company;

      o Three Wing Flying Service, Inc., which intends to sell up to 20,000 shares of common stock issued as partial consideration for lease of the Company's office and hangar space at Sikorsky Memorial Airport in Stratford, Connecticut;

      o Amir Elbaz, who intends to sell up to 1,186,812 shares of common stock issuable upon conversion of a convertible note acquired in February, 2006;

      o 3B Group, Inc., which intends to sell up to 50,000 shares of common stock issuable upon exercise of a warrant issued in consideration of its efforts in assisting us to raise capital and to induce Cornell Capital to make an investment in us; and

      o Certain employees and directors of U.S. Helicopter, who intend to sell up to 6,685,877 shares of common stock issued as founders' shares and restricted stock awards pursuant to the Company's 2004 Stock Incentive Plan.


COMMON STOCK OFFERED        Up to 33,847,046 shares by selling stockholders.

OFFERING PRICE              Market price

COMMON STOCK OUTSTANDING    32,185,799 shares as of May 30, 2006
BEFORE THE OFFERING

USE OF PROCEEDS             We will not receive any proceeds of the shares
                            offered by the selling stockholders. Any proceeds we receive from the exercise of the warrants will be used for general working capital purposes. See "Use of Proceeds".

RISK FACTORS                The securities offered hereby involve a high degree
                            of risk and immediate substantial dilution. See
                            "Risk Factors" and "Dilution."

OVER-THE-COUNTER BULLETIN   USHP.OB
BOARD SYMBOL

                          SUMMARY FINANCIAL INFORMATION

      We are providing the following summary financial information to aid you in your analysis of the financial aspects of an investment in us. The table includes summary historical financial data for us for the year ended December 31, 2005 and for the three months ended March 31, 2006. The following financial information should be read in conjunction with "Management's Discussion and Analysis or Plan of Operation" and the financial statements and related notes appearing elsewhere in this prospectus.

BALANCE SHEETS

                                                                           MARCH 31,
                                                                             2006
                                                                             ----        DECEMBER 31,
                                                                          [UNAUDITED]        2005
                                                                                             ----
ASSETS:
   TOTAL CURRENT ASSETS                                                     6,536,239       4,855,801

   PROPERTY AND EQUIPMENT - NET                                               782,406         122,618

   TOTAL OTHER ASSETS                                                       1,862,748         543,825
                                                                         ------------    ------------
   TOTAL ASSETS                                                          $  9,181,393    $  5,522,244
                                                                         ============    ============
LIABILITIES AND STOCKHOLDERS' EQUITY:
CURRENT LIABILITIES:
   Note Payable                                                          $         --    $    250,000
   Current Maturities of Long-Term Debt, Net of Discount of $22,867
      At March 31, 2006                                                       585,135       1,555,424
   Accounts Payable and Accrued Expenses                                    1,028,897         430,260
   Deferred Salary and Taxes Payable                                           89,672         179,345
   Accrued Salary and Taxes Payable                                            76,401          23,036
   Air Traffic Liability                                                       10,991              --
   Derivative Liability                                                       267,691              --
                                                                         ------------    ------------
   TOTAL CURRENT LIABILITIES                                                2,058,787       2,438,065

LONG-TERM DEBT - NET OF DISCOUNT OF $3,724,718 AND $-0-                     2,275,282              --

LONG-TERM DERIVATIVE LIABILITY                                              3,724,718              --

DEFERRED CHARGES                                                              384,608              --
                                                                         ------------    ------------
   TOTAL LIABILITIES                                                        8,443,395       2,438,065

COMMITMENTS AND CONTINGENCIES                                                      --              --
                                                                         ------------    ------------
STOCKHOLDERS' EQUITY (DEFICIT):
   Convertible Series A Preferred Stock, $0.001 Par Value; 1,500,000
      Shares Authorized; 316,000 Shares Issued and Outstanding                    316             316

Common Stock, $0.001 Par Value; 95,000,000 Shares Authorized;
   30,801,218 and 30,795,723 Issued and Outstanding, at March 31, 2006
   and December 31, 2005, Respectively                                         30,801          30,796

   Additional Paid In Capital                                               5,922,674       6,167,184

   Deficit Accumulated During the Development Stage                        (5,215,793)     (3,114,117)
                                                                         ------------    ------------
   TOTAL STOCKHOLDERS' EQUITY (DEFICIT)                                       737,998       3,084,179
                                                                         ------------    ------------
   TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)                  $  9,181,393    $  5,522,244
                                                                         ============    ============

STATEMENTS OF OPERATIONS

                                                      CUMULATIVE
                                                    FROM INCEPTION
                                                  (MARCH 4, 2003) TO         THREE MONTHS ENDED
                                                       MARCH 31,                  MARCH 31,
                                                         2006              2006              2005
                                                         ----              ----              ----
REVENUES                                             $     13,876      $     13,876               $--
                                                     ------------      ------------      ------------
   TOTAL EXPENSES                                       4,165,166         1,703,553           364,124
                                                     ------------      ------------      ------------
   NET (LOSS) BEFORE INTEREST INCOME                   (4,151,290)       (1,689,677)         (364,124)
      AND FINANCING EXPENSE

   Interest Income                                         56,632            27,337               180
   Interest Expense                                      (136,311)          (21,074)          (13,946)
   Amortization of Beneficial Conversion
      Feature of Long-Term Debt                          (380,000)               --                --
   Amortization of Deferred Financing Costs              (360,000)         (173,438)          (28,685)
   Amortization of Derivative                            (242,745)         (242,745)               --
   Amortization of Debt Discount                           (2,079)           (2,079)               --
                                                     ------------      ------------      ------------
DEDUCT: PREFERRED STOCK DIVIDEND                               --                --                --
                                                     ------------      ------------      ------------
   NET (LOSS) APPLICABLE TO COMMON SHAREHOLDERS      $ (5,215,793)     $ (2,101,676)     $   (406,575)
                                                     ============      ============      ============
   NET (LOSS) PER COMMON SHARE:
      BASIC AND DILUTED                                                $       (.07)     $       (.02)
                                                                       ============      ============

                                  RISK FACTORS

      WE ARE SUBJECT TO VARIOUS RISKS THAT MAY MATERIALLY HARM OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS. IF ANY OF THESE RISKS OR UNCERTAINTIES ACTUALLY OCCURS, OUR BUSINESS, FINANCIAL CONDITION OR OPERATING RESULTS COULD BE MATERIALLY HARMED. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

RISKS RELATED TO OUR BUSINESS AND AVIATION INDUSTRY

      WE NEED TO MAINTAIN NUMEROUS REGULATORY PERMITS, CERTIFICATES, LICENSES, ETC. FROM GOVERNMENTAL AUTHORITIES. OUR ABILITY TO CONTINUE OPERATIONS WILL BE ADVERSELY AFFECTED IF ANY OF OUR AUTHORIZATIONS ARE SUSPENDED OR REVOKED.

      We are subject to a wide range of governmental regulation by U.S. Federal, regional, state and local governmental agencies. Our ability to continue operations will be adversely affected if any of the entities described below modifies, suspends or revokes our authorizations for failure to maintain compliance with applicable rules and regulations. Our business requires permits, licenses, operating approvals, and various other authorizations by, among others, the following authorities:

      o U.S. Department of Transportation ("DOT"): We filed our application for a Certificate of Public Convenience and Necessity with the DOT on February 14, 2005. On October 17, 2005, we received an Order to Show Cause from the DOT, which permitted us to commence promotion of our scheduled services. On November 1, 2005 we received a "Final Order" from the DOT. We received an "Effective" certificate from the DOT on February 17, 2006.

      o U.S. Federal Aviation Administration ("FAA"): We filed a Pre-Application Statement of Intent with the FAA on February 14, 2005. On March 14, 2005, we filed a formal application with supporting manuals and documentation to obtain a FAR Part-135 Air Carrier Certificate. The FAA has conducted a conformity check of our first helicopter. We received an Air Carrier Certificate from the FAA on February 13, 2006.

      o U.S. Transportation Security Administration ("TSA"): We have been working with personnel of the TSA in Washington, D.C. and New York City to meet TSA guidelines for security operations at the New York City heliports in connection with TSA Part-1542 Airport/Heliport Facility policies and Part-1544 Air Carrier/Aircraft Operator regulations. On June 1, 2005, the TSA issued and approved our security plan under TSA Part-1544. The TSA had assigned a Principal Security Inspector to facilitate the TSA compliance process. The TSA has agreed to conduct all security procedures at New York City-owned heliports (Downtown Manhattan Heliport where TSA security is already being performed and East 34th Street Heliport).

      o U.S. Federal Communication Commission ("FCC"): We have received FCC approval to establish radio frequencies and communications between our operating helicopters and operations facilities.

      o Port Authority of New York and New Jersey: We have signed agreements with the Port Authority for operation and fees at JFK International Airport. We signed agreements for space and bulk take-off fees with the Port Authority for the Downtown Manhattan Heliport. We will need to sign agreements with the Port Authority for LaGuardia and Newark airports.

      WE NEED TO OBTAIN EQUIPMENT AND EQUIPMENT FINANCING IN A COMPRESSED TIMEFRAME WITH LIMITED MANPOWER AND LIMITED RESOURCES. WE COULD FAIL. CERTAIN FINANCIERS MAY REQUIRE AN EQUITY POSITION IN US IN EXCHANGE FOR PROVIDING FINANCIAL AND PERFORMANCE GUARANTEES.

      We plan to acquire through lease or mortgage and put into service up to five additional helicopters during our first year of flight operations which commenced on March 27, 2006. To accomplish this we will need to secure approximately $16 million of helicopter debt/lease or mortgage financing. We have entered into an aircraft lease for our first helicopter on November 1, 2005 and received delivery of the aircraft on November 2, 2005. On December 1, 2005, February 14, 2006, and May 15, 2006, respectively, we took delivery of three additional aircraft pursuant to respective lease agreements dated December 1, 2005, February 10, 2006, and April 26, 2006. On January 9, 2006, we executed a Deposit Agreement with Sikorsky Aircraft Corporation for the purchase of four Sikorsky S76 C++ helicopters in late 2007 and early 2008. In accordance with the Deposit Agreement, we paid Sikorsky a $400,000 deposit, which became non-refundable upon our Board of Directors approval. In addition, we have signed two term sheets (see below); however, there can be no assurances that a transaction with this or any other potential sources will be completed at all, or on terms favorable to us.

      We need to obtain financing in order to pay the aircraft manufacturers or owners for the acquisition and/or construction of the helicopters that we will operate beginning in late 2007. In connection with these financing arrangements, there is a potential that we may require the aircraft manufacturer to provide financial and performance guarantees. In addition, potential financiers may require an equity position in us if such guarantees are required. Accordingly, we may be required to issue some combination of our common stock, options and/or warrants to one or more financiers for our helicopters. On February 26, 2006, we signed a term sheet with a potential lessor to lease us helicopters in 2006. Notwithstanding a successful grant of our common stock, options and/or warrants, we may not be able to obtain the necessary helicopter financing on favorable terms and we may not be able to get our aircraft manufacturer to provide the necessary guarantees.

      WE HAVE LIMITED REVENUE FROM OPERATIONS AND MAY NEED TO RAISE ADDITIONAL CAPITAL TO FINANCE OPERATIONS. OUR OPERATIONS SINCE INCEPTION HAVE NOT GENERATED A PROFIT.

      We began operations on March 27, 2006 but have no revenue from operations prior to that date. We have relied on and will continue to rely on significant external financing to fund our operations. To date our financing has come from the sale of $7.52 million of convertible debentures ($7.52 million funded to date), $6.25 million in private placement proceeds from the sale of our common stock, $0.3 million in private placement proceeds from the 2004 Private Placement and $11.0 million that is available to us under a standby equity distribution agreement (the "SEDA funds"). We anticipate that we will not need to raise additional capital to finance operations through year-end 2006, assuming that our results of operations reasonably correspond to our business plan. If results of operations fail to meet our reasonable expectations, we may need to raise additional capital to finance operations. We must also raise $16 million for the leasing of aircraft.

      Our operations since inception in March 2003 have not generated a profit. We generated a net loss of ($17,865) during the period from inception in March 2003 to December 31, 2003, a net loss of ($549,961) during the twelve months ended December 31, 2004, a net loss of $(2,546,291) for the 12 months ended December 31, 2005, a net loss of $(3,114,117) during the period from inception through December 31, 2005, a net loss of $(2,101,676) for the three months ended March 31, 2006 and a net loss of $(5,215,793) during the period from inception through March 31, 2006.

      We cannot assure you that financing, whether from external sources or related parties, will be available on favorable terms. Our inability to obtain adequate financing will result in the need to reduce or curtail business operations. Any of these events would be materially harmful to our business and may result in a lower stock price. We may need to raise additional capital to fund our anticipated future expansion. No financing commitments for future capital needs have been obtained as of the date of this prospectus, although discussions are being held.

      WE NEED TO OBTAIN CONTRACTS FOR OPERATING AND LANDING FACILITIES.

      During the balance of 2006, we must enter into operating/rental agreements with one remaining heliport facility in New York City, and two of the three major airports servicing the New York area. Beginning in 2007, we must enter into operating agreements with facilities of other cities as our operations expand into other target markets throughout the United States. We have obtained operating agreements with the Port Authority of New York and New Jersey for the Downtown Manhattan Heliport and John F. Kennedy Airport. We will need to enter into agreements with the Port Authority with respect to operations at LaGuardia and Newark Liberty Airports. We have entered into an agreement with the FAA-Air Traffic Control Manager for Kennedy, La Guardia and Newark/Liberty Airports. In addition, we must enter into an operating agreement with the East 34th Street Heliport which is currently owned by the City of New York and operated by MacQuery Aviation North America. A similar arrangement will be needed later in the first year of operations for the West 30th Street Heliport owned by the State of New York and operated by Air Pegasus. There can be no guarantee that we will be able to obtain such agreements.

      WE NEED TO OBTAIN CONTRACTS WITH MAJOR AIRLINES.

      In order to conduct our business, we need to enter into contracts with major airlines regarding airport services and processing for our passengers, cross-marketing, airline interline and, in some cases, code sharing. We have entered into an Interline Agreement and ground handling agreement with American Airlines as of the date of this prospectus. The Interline Agreement governs the procedures for passenger traffic handling and settlement of fees between the parties. There can be no assurances that we will be able to obtain agreements with other airlines on terms favorable to us or at all.

      THE AIR TRANSPORTATION INDUSTRY HAS CHANGED FUNDAMENTALLY SINCE THE TERRORIST ATTACKS ON SEPTEMBER 11, 2001, AND OUR BUSINESS, FINANCIAL CONDITION AND OPERATING RESULTS COULD BE MATERIALLY ADVERSELY AFFECTED AS A RESULT.

      Since the terrorist attacks of September 11, 2001, the air transportation industry has experienced fundamental and lasting changes, including substantial revenue declines and cost increases, which have resulted in industry-wide liquidity issues. The terrorist attacks significantly reduced the demand for air travel, and additional terrorist activity involving the airline industry could have an equal or greater impact. Although global economic conditions have improved from their depressed levels after September 11, 2001, the airline industry has continued to experience a reduction in high-yield business travel and increased price sensitivity in customers' purchasing behavior. In addition, aircraft fuel prices are at or near historically high levels. The airline industry has continued to add or restore capacity despite these conditions. We expect all of these conditions will continue.

      OUR BUSINESS IS DEPENDENT ON THE AVAILABILITY AND PRICE OF AIRCRAFT FUEL. SIGNIFICANT DISRUPTIONS IN THE SUPPLY OF AIRCRAFT FUEL OR CONTINUED PERIODS OF HISTORICALLY HIGH FUEL COSTS COULD MATERIALLY ADVERSELY AFFECT OUR OPERATING RESULTS.

      Our operating results will be significantly impacted by changes in the availability and to a lesser extent by increases in the price of aircraft fuel. Fuel prices increased substantially in 2004 and 2005. Aircraft fuel prices remain at near historically high levels. Due to the competitive nature of the air transportation industry, we may not be able to pass on any increases in fuel prices to our customers by increasing our fares. Political disruptions or wars involving oil-producing countries, changes in government policy concerning aircraft fuel production, transportation or marketing, changes in aircraft fuel production capacity, environmental concerns, natural events such as hurricanes and other unpredictable events may result in fuel supply shortages and additional fuel price increases in the future.

      OUR FAILURE TO SUCCESSFULLY IMPLEMENT OUR GROWTH STRATEGY COULD HARM OUR BUSINESS.

      Our growth strategy involves the initial launch of our service on March 27, 2006, a gradual phase-in of expanded service in our first market, and expanding the number of markets served. Achieving our growth strategy is critical in order for our business to achieve economies of scale and to achieve profitability. Increasing the number of markets we serve depends on our ability to access suitable heliport and airports located in our targeted geographic markets in a manner that is consistent with our cost strategy. Any condition that would deny, limit or delay our access to heliport and airports we seek to serve in the future will constrain our ability to grow. Opening new markets requires us to commit a substantial amount of resources, even before the new services commence. Expansion is also dependent upon our ability to maintain a safe and secure operation and will require additional personnel, equipment and facilities as well as obtaining approval from the applicable regulatory agencies.

      An inability to hire and retain personnel, timely secure the required equipment and facilities in a cost-effective manner, efficiently operate our expanded facilities, or obtain the necessary regulatory approvals may adversely affect our ability to achieve our growth strategy. We cannot assure you that we will be able to successfully establish new markets and our failure to do so could harm our business.

      Expansion of our markets and services may also strain our existing management resources and operational, financial and management information systems to the point that they may no longer be adequate to support our operations, requiring us to make significant expenditures in these areas. We expect that we will need to develop further financial, operational and management controls, reporting systems and procedures to accommodate future growth. We cannot assure you that we will be able to develop these controls, systems or procedures on a timely basis, and the failure to do so could harm our business.

      WE HAVE A LACK OF OPERATING HISTORY.

      U.S. Helicopter is a start-up company. Our business plan is focused on entry into the regularly scheduled passenger helicopter industry. Our company had no operating history prior to March 27, 2006. This industry has been dormant in New York since the 1980s. Our efforts in this regard are recent and in varying stages of development. There can be no assurance that successful entry into the regularly scheduled passenger helicopter industry will occur or that we will be able to develop our business plan as a new line of business. Moreover, our lack of an operating history in the passenger helicopter industry makes it impossible to predict whether or not the company will operate profitably. While our management collectively possesses substantial experience in the aviation industry, and certain experience in taking start-up companies from formation to an operational stage, there can be no assurances that U.S. Helicopter will be able to locate, hire and retain the necessary personnel to manage and operate the business, develop and implement necessary systems, obtain contracts and obtain financing as contemplated in our business plan.

      THE AIR TRANSPORTATION INDUSTRY IS SUBJECT TO EXTENSIVE GOVERNMENT REGULATION, AND CHANGES IN OR NEW REGULATIONS MAY INCREASE OUR OPERATING COSTS.

      Air carriers are subject to extensive regulatory and legal compliance requirements that result in significant costs. For instance, the FAA from time to time issues directives and other regulations relating to the maintenance and operation of aircraft that necessitate significant expenditures. We expect to continue incurring expenses to comply with the FAA's regulations. In addition, Congress has passed laws in the past several years, and the DOT and the TSA have issued regulations relating to the operation of airlines that have required significant expenditures. We have not yet received approvals from these governmental agencies; however, we will be obligated to comply with the regulations established by these agencies if and when we do receive such authorizations.

      Other laws, regulations, taxes and airport rates and charges have also been imposed from time to time that significantly increase the cost of air transportation operations or reduce revenues. For example, the Aviation and Transportation Security Act, which became law in November 2001, mandates the federalization of certain airport security procedures and imposes additional security requirements on airports and airlines, most of which are funded by a per-ticket tax on passengers and a tax on airlines.

      We expect to continue to incur expenses in connection with complying with government regulations. Federal agencies other than the FAA, DOT and TSA also govern other aspects of airline operations, which may require changes to current operating procedures and thereby impact our future economic or operating performance. Additional laws, regulations, taxes and airport rates and charges have been proposed from time to time that could significantly increase the cost of airline operations or reduce the demand for air travel. If adopted, these measures could have the effect of raising ticket prices, reducing revenue and increasing costs. We may not be able to increase our fares to pass these fees on to our customers. We cannot assure you that these and other laws or regulations enacted in the future will not harm our business.

      RISK OF COMPETITION COULD IMPACT OUR GROWTH POTENTIAL WITHIN A MARKET OR IN EXPANSION CITIES.

      If our business is successful in the New York market, our success may prompt a helicopter operator (sightseeing or charter) to inaugurate scheduled service in New York or another city. Our projected passenger load factors in our first year of operations will be readily available to helicopter operators in cities across the US. Should potential competitors decide to start scheduled service, such providers could upgrade their operating certification with the FAA and DOT and potentially become operators of scheduled service within a minimal timeframe. Such a development could impact our operations or expansion timetable.

      THE MARKET WE ANTICIPATE FOR OUR HELICOPTER SERVICE MIGHT NOT DEVELOP OR TAKE LONGER TO DEVELOP OR BE MORE COSTLY TO DEVELOP THAN WE ANTICIPATE OR THE MARKET MAY BE UNRECEPTIVE TO OUR SERVICE.

      The New York market for our business has not been served on a scheduled basis since Pan Am or New York Airways offered scheduled helicopter service in the 1980s. The success of our passenger service in a market that was exited by all carriers in the 1980s cannot be guaranteed or accurately predicted. The number of potential passengers cannot be predicted with any degree of certainty and there can be no assurance that we will operate in a profitable manner.

      Former helicopter operators exited the market for a number of reasons that included: higher maintenance costs on old helicopter technologies; lack of maintenance reliability; lack of subsidies; poor overall financial conditions of the operators and their accordant inability to support such an operation; lack of helicopter availability at affordable prices; poor schedule reliability; adverse publicity stemming from a helicopter accident on top of the Pan Am Building in New York City in 1977; less than adequate heliports and facilities; lack of back-up helicopters to support performance reliability; and lack of dedicated helicopter route networks to avoid inclement weather holding patterns with fixed wing aircraft. These prior operators operated in an era prior to helicopter GPS enabled navigation. Having such technology available would have allowed such operators to operate flights to and from New York City airports independent of the arrival and departure activities of fixed wing aircraft.

      In January 2005, we received full approval from the FAA -- Air Traffic Control for a series of helicopter-only Special Visual Flight (SVFR) routes between Manhattan and each of the three New York City-area airports. We developed these routes for use with the aircraft's Global Positioning System
(GPS) navigation system. Each route makes use of the helicopter's flight capability, including hover-and-hold and low level of speed approaches, which fixed wing aircraft cannot do. By making use of the helicopter's flexibility, we were able to develop these routes, which do not intersect or interfere with any of the active fixed wing flight routes at the airports, and thus are not subject to delays associated with the fixed wing flight patterns.

      INTERRUPTIONS OR DISRUPTIONS IN SERVICE AT ONE OF OUR HUB HELIPORTS AND/OR HUB AIRPORTS COULD HAVE A MATERIAL ADVERSE IMPACT ON OUR OPERATIONS.

      Our business during our first year of flight operations will be heavily dependent on our operations at the Downtown Manhattan and East 34th Street Heliports and at Kennedy, Newark and LaGuardia airports. Each of these hub operations includes flights that gather and distribute traffic from markets in the geographic region surrounding the hub to other major cities. A significant interruption or disruption in service at any of these airports could have a serious impact on our business, financial condition and operating results. We will have facility lease and operating agreements permitting us to use the landing facilities at the various heliports in our markets, however, the owners and operators of these heliports are subject to the risks inherent in their own businesses which could in turn adversely impact on us including the risks that the heliports could close, reduce operating hours or services, increase their fees, or be adversely affected by litigation or regulatory matters.

      HELICOPTER OPERATIONS INVOLVE RISK THAT MAY NOT BE COVERED BY OUR INSURANCE OR MAY INCREASE THE COST OF OUR INSURANCE.

      The operation of helicopters inherently involves a degree of risk. Hazards such as aircraft incidents (including incidents due to mechanical failure, human error, and other causes), collisions, fire and adverse weather and marine conditions are part of the business of providing helicopter services and may result in personal injury, loss of life, damage to property and equipment and suspension or reduction of operations. Any loss of our liability insurance coverage, once obtained, or the loss, expropriation or confiscation of, or severe damage to, a material number of our helicopters could adversely affect our operations or financial condition. We cannot assure you that we will be able to maintain adequate insurance coverage in the future at commercially reasonable rates or that it will be available to us.

      In addition, as a result of the terrorist attacks on September 11, 2001, aviation insurers significantly reduced the maximum amount of insurance coverage available to commercial air carriers for liability to persons (other than employees or passengers) for claims resulting from acts of terrorism, war or similar events. At the same time, aviation insurers significantly increased the premiums for such coverage and for aviation insurance in general. Without governmental support, we will have to obtain insurance coverage commercially, which could have substantially less desirable coverage, may not be adequate or available to protect our risk of loss from future acts of terrorism and may result in a material increase to our operating expenses.

      WE ARE AT RISK OF LOSSES AND ADVERSE PUBLICITY STEMMING FROM ANY ACCIDENT INVOLVING OUR HELICOPTERS.

      If one of our helicopters were to be involved in an accident, we could be exposed to significant tort liability. The insurance we carry to cover damages arising from any accidents may be inadequate. In the event that our insurance is not adequate, we may be forced to bear substantial losses from an accident. In addition, any accident involving a helicopter that we operate could create a public perception that our helicopters are not safe or reliable, which could harm our reputation, result in air travelers being reluctant to fly on our helicopters and harm our business. Customers consider safety and reliability as primary concerns in selecting a provider of helicopter transportation services. If we fail to maintain a record of safety and reliability that is satisfactory to our customers, our ability to retain customers and attract new customers may be adversely affected.

      SEASONALITY AND OTHER FACTORS IMPACT DEMAND FOR AIR TRAVEL.

      Demand for air travel is affected by factors such as seasonality, economic conditions, war or the threat of war, fare levels and weather conditions. In addition, demand for air travel at particular airlines may be impacted from time to time by, among other things, actual or threatened disruptions to operations due to labor issues. Due to these and other factors, operating results for an interim period are not necessarily indicative of operating results for an entire year.

      WE WILL HAVE A SIGNIFICANT AMOUNT OF DEBT AND FIXED OBLIGATIONS WHICH COULD HARM OUR ABILITY TO MEET OUR GROWTH STRATEGY AND IMPAIR OUR ABILITY TO SERVICE OUR FIXED OBLIGATIONS.

      We will have a significant amount of fixed obligations under leases/mortgages related to our aircraft, heliport space, airport terminal space, other facilities and office space. Our debt and fixed obligations could:

      o impact our ability to obtain additional financing to support capital expansion plans and for working capital and other purposes on acceptable terms or at all;

      o divert substantial cash flow from our operations and expansion plans in order to service our fixed obligations;

      o require us to incur significantly more interest or rent expense than we currently do; and

      o place us at a possible competitive disadvantage compared to less leveraged competitors and competitors that have better access to capital resources.

      Our ability to make scheduled payments on our debt and fixed obligations will depend on our future operating performance and cash flow, which in turn will depend on prevailing economic and political conditions and financial, competitive, regulatory, business and other factors, many of which are beyond our control. We cannot assure you that we will be able to generate sufficient cash flow from our operations to pay our debt and fixed obligations as they become due, and our failure to do so could harm our business. If we are unable to make payments on our debt and fixed obligations, we could be forced to renegotiate those obligations or obtain additional equity or debt financing. To the extent we finance our activities with additional debt, we may become subject to financial and other covenants that may restrict our ability to pursue our growth strategy. We cannot assure you that our efforts would be successful or timely or that we could refinance our obligations on acceptable terms, if at all.

      OUR MAINTENANCE COSTS WILL INCREASE AS OUR FLEET AGES.

      History has shown that maintenance costs will increase over time. We will incur lower maintenance expenses during the first few years of operations. As equipment ages, the cost to maintain it naturally increases. For example, it costs more to maintain an aircraft that is 15 to 20 years old than one that is five years old. In addition, the costs of maintenance increase each year due to increases in parts prices from manufacturers and increases in labor rates for mechanics. Ongoing manufacturer and FAA directives also increase maintenance costs. We are negotiating multi-year maintenance contracts which anticipate cost increases of approximately four percent per year. Our maintenance costs will increase both on an absolute basis and as a percentage of our operating expenses, as our fleet ages.

      IF WE ARE UNABLE TO ATTRACT AND RETAIN QUALIFIED PERSONNEL AT REASONABLE COSTS OR FAIL TO MAINTAIN OUR COMPANY CULTURE, OUR BUSINESS COULD BE HARMED.

      Our business plan is labor intensive, with labor costs representing a significant percentage of our anticipated operating expenses. We expect salaries, wages and benefits to increase on a gross basis and these costs could increase as a percentage of our overall costs. Since we will compete against the major U.S. airlines and other helicopter operators for pilots, mechanics and other skilled labor and many of them offer wage and benefit packages that will exceed ours, we may be required to increase wages and/or benefits in order to attract and retain qualified personnel or risk considerable employee turnover. If we are unable to hire, train and retain qualified employees at a reasonable cost, our business could be harmed and we may be unable to complete our expansion plans.

      OUR FAILURE TO SUCCESSFULLY TAKE DELIVERY OF, PLACE INTO SERVICE AND INTEGRATE INTO OUR OPERATIONS THE AIRCRAFT WE INTEND TO LEASE/PURCHASE COULD HARM OUR BUSINESS.

      We have received our initial four aircraft between November 2005 and May 2006. Our estimated delivery of eight aircraft over the first 12 months as follows:

      o     November 2, 2005: Received Delivery of one S76B aircraft
      o     December 1, 2005: Received Delivery of one S76B aircraft
      o     February 14, 2006: Received Delivery of one S76B aircraft
      o     May 15, 2006: Received Delivery of one S76B aircraft
      o     July 2006: Delivery of one S76B aircraft
      o     September 2006: Delivery of one S76B aircraft
      o     November 2006: Delivery of two S76B aircraft

      The above dates for delivery of aircraft we have not yet received represent the anticipated delivery to us. The aircraft will require modifications to bring them to our standards, which we estimate will take approximately 45 days per aircraft. These acquisitions would require financing in the amount of $16 million. Acquisition of aircraft involves a variety of risks relating to its ability to be successfully placed into service, including:

      o difficulties or delays in obtaining the necessary certification from aviation regulatory authorities and validation from the FAA as to the aircraft's airworthiness;

      o     delays in meeting the aircraft delivery schedule;

      o     difficulties in obtaining financing on acceptable terms; and

      o inability of the aircraft and all of its components to comply with agreed upon specifications and performance standards.

      In addition, we also face risks in integrating this aircraft into our infrastructure and operations, including, among other things, the costs, resources and time needed to hire and train pilots, technicians and other skilled support personnel. Our failure to successfully take delivery of, place into service and integrate into our operations our new aircraft could harm our business.

      WE WILL RELY ON MAINTAINING A HIGH DAILY AIRCRAFT UTILIZATION RATE TO KEEP OUR COSTS LOW, WHICH MAKES US ESPECIALLY VULNERABLE TO DELAYS.

      One of our key competitive strengths will be maintaining a high daily aircraft utilization rate, which is the amount of time that our aircraft will spend in the air carrying passengers. High daily aircraft utilization will allow us to generate more revenue from our aircraft and will be achieved in part by reducing turnaround times at heliports and airports so we can fly more hours on average in a day. The expansion of our business to include new markets and destinations, more frequent flights on current routes and expanded facilities could increase the risk of delays. Aircraft utilization is reduced by delays and cancellations from various factors, many of which are beyond our control, including adverse weather conditions, security requirements, air traffic congestion and unscheduled maintenance. Reduced aircraft utilization may limit our ability to achieve and maintain profitability as well as lead to customer dissatisfaction.

      OUR BUSINESS IS HIGHLY DEPENDENT ON THE NEW YORK MARKET AND INCREASES IN COMPETITION OR A REDUCTION IN DEMAND FOR AIR TRAVEL IN THIS MARKET WOULD HARM OUR BUSINESS.

      Our plan for market entry contemplates phased-in growth focused on adding flights in New York City at the Downtown Manhattan Heliport, East 34th Street Heliport and the West 30th Street Heliport following our initial launch of New York service out of the Downtown Manhattan and East 34th Street Heliports.

      Our business would also be harmed by any circumstances causing a reduction in demand for air transportation in the New York metropolitan area, such as adverse changes in local economic conditions, negative public perception of the city, additional terrorist attacks, security concerns or significant price increases linked to increases in airport access costs and fees imposed on passengers.

      WE MAY BE SUBJECT TO UNIONIZATION, WORK STOPPAGES, SLOWDOWNS OR INCREASED LABOR COSTS.

      Unlike most airlines, we have a non-union workforce. Not all established airlines are unionized, such as JetBlue Airways. Without extraordinary efforts between management and all levels of employees to provide consistent two-way communications, employees have a tendency to seek union representation so that their needs and quality of life issues are being addressed.

      Startup to mid-size airlines are less likely to be unionized primarily because of two main factors: (1) such companies are more capable than larger airlines of properly managing communications between management and employees and attend to quality of life issues; and (2) employee groups remain comparatively small, which makes union representation less economically beneficial from the standpoint of both the employee groups and the applicable unions.

      We do not anticipate that our employees will seek union representation because we maintain a philosophy of open communication and integrity, and we anticipate having a comparatively small number of employees during our first few years of operations. However, there can be no assurances that once we hire more employees, any of our different employee groups will not unionize and require separate collective bargaining agreements. If any group of our employees were to unionize and we were unable to reach agreement on terms of their collective bargaining agreement, or if we were to experience widespread employee dissatisfaction, we could be subject to difficulties encountered by other air carriers such as work slowdowns or stoppages. In addition, we may be subject to disruption by organized labor groups protesting our non-union status. Any of these events would be disruptive to our operation and could harm our business.

      OUR RESULTS OF OPERATIONS WILL DEPEND IN PART ON FACTORS BEYOND OUR IMMEDIATE CONTROL, SUCH AS THE PRICE OF FUEL, WEATHER AND SEASONALITY.

      We expect our quarterly operating results to fluctuate due to changes in aircraft fuel and security costs as well as to the timing and amount of maintenance and advertising expenditures. Seasonality will also impact our operations. We are susceptible to adverse weather conditions, including snow storms and hurricanes, as a result of our operations being concentrated on the East Coast. As we enter new markets, we could be subject to additional seasonal variations along with any potential competitive responses to our entry. As a result of these factors, quarter-to-quarter comparisons of our operating results may not be a good indicator of our future performance. In addition, it is possible that in any future quarter our operating results could be below the expectations of investors and any published reports or analyses regarding U.S. Helicopter. In that event, the price of our common stock could decline, perhaps substantially.

      WE ARE SUBJECT TO THE RISKS OF HAVING A LIMITED NUMBER OF SUPPLIERS FOR OUR AIRCRAFT AND ENGINES.

      One of the elements of our business strategy is to operate only one general type of aircraft equipped with one or possibly two types of engines. Our dependence on a single type of aircraft and engine for all of our flights makes us particularly vulnerable to any problems associated with the manufacturer's airframe and engines, including design defects, mechanical problems, contractual performance by the manufacturers, or adverse perception by the public that would result in customer avoidance or in actions by the FAA resulting in an inability to operate our aircraft. Even though a single-manufacturer fleet is easier and more cost effective to maintain since employees will only have to be trained to service one type of engine, a more diversified fleet would make us better positioned than we will be to manage such events.

      WE RELY HEAVILY ON AUTOMATED SYSTEMS TO OPERATE OUR BUSINESS AND ANY FAILURE OF THESE SYSTEMS COULD HARM OUR BUSINESS.

      We will depend on automated systems to operate our business, including a computerized reservation system, a telecommunication systems and a website. Our website and reservation system must be able to accommodate a substantial volume of traffic and deliver important flight information. Substantial or repeated website, reservations system or telecommunication systems failures could reduce the attractiveness of our services and could cause customers dissatisfaction. Any disruption in these systems could result in the loss of important data, increase our expenses and generally harm our business.

      OUR BUSINESS COULD BE HARMED IF WE LOSE THE SERVICE OF OUR KEY PERSONNEL.

      Our business depends upon the efforts of our Chief Executive Officer, John
G. Murphy, and Chief Operating Officer, Terence O. Dennison and a number of management and operating personnel. We do not maintain key-man life insurance on Messrs. Murphy and Dennison. The loss of the services of any of these executives could materially harm our business because of the cost and time necessary to replace and train a replacement. Such a loss would also divert management attention away from operational issues. We may have difficulty replacing management or other key personnel who leave and, therefore, the loss of the services of any of these individuals could harm our business.

      OTHER COMPANIES MAY HAVE DIFFICULTY ACQUIRING US, EVEN IF DOING SO WOULD BENEFIT OUR STOCKHOLDERS, DUE TO PROVISIONS UNDER OUR CORPORATE CHARTER AND BYLAWS, AS WELL AS DELAWARE LAW.

      Provisions in our amended certificate of incorporation, our bylaws, and under Delaware law could make it more difficult for other companies to acquire us, even if doing so would benefit our stockholders. Our certificate of incorporation and bylaws contain the following provisions, among others, which may inhibit an acquisition of our company by a third party:

      o advance notification procedures for matters to be brought before stockholder meetings;

      o     a limitation on who may call stockholder meetings; and

      o the ability of our board of directors to issue up to 5,000,000 shares of preferred stock without a stockholder vote.

      We are also subject to provisions of Delaware law that prohibit us from engaging in any business combination with any "interested stockholder", meaning generally that a stockholder who beneficially owns more than 15% of our stock cannot acquire us for a period of three years from the date this person became an interested stockholder, unless various conditions are met, such as approval of the transaction by our board of directors. In addition, United States laws and the regulations of the DOT will require that United States citizens must effectively control us. As a result, our president and at least two-thirds of our board of directors must be United States citizens and not more than 24.9% of our voting stock may be owned by non-U.S. citizens (although subject to DOT approval, the percent of foreign economic ownership may be as high as 49%). Any of these restrictions could have the effect of delaying or preventing a change in control.

      WE MAY BE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY AGAINST UNAUTHORIZED USE BY THIRD PARTIES.

      Our success and ability to compete depends in part upon our proprietary rights and intellectual property. On March 21, 2006, we obtained registration of the mark "U.S. Helicopter" from the United States Patent and Trademark Office. However, existing laws afford only limited protection for our intellectual property. Despite our efforts to protect our intellectual property, a third party could utilize our corporate name without authorization. Our means of protecting our proprietary rights may not be adequate and our competitors may use our corporate name to our disadvantage. If we are unable to adequately protect our intellectual property or become subject to intellectual property infringement claims, we could incur costly and time-consuming litigation.

      IF WE WERE TO DETERMINE THAT OUR AIRCRAFT, PARTS OR INVENTORY WERE IMPAIRED, IT WOULD HAVE A SIGNIFICANT ADVERSE EFFECT ON OUR OPERATING RESULTS.

      We plan to periodically perform impairment reviews in order to determine whether we need to reduce the carrying value of our aircraft and related assets with a related charge to earnings. In addition to the fact that the value of our fleet will decline as it ages, the potential for industry excess capacity could evolve and other factors beyond our control, may further contribute to the decline of the fair market value of our aircraft and related parts and inventory. If such an impairment does occur, Statement of Financial Accounting Standards No. 144 ("FAS 144"), Accounting for the Impairment or Disposal of Long-Lived Assets, would require us to write down these assets to their estimated fair market value through a charge to earnings. A significant charge to earnings would adversely affect our financial condition and operating results.

      BECAUSE THE AIRLINE INDUSTRY IS CHARACTERIZED BY LOW GROSS PROFIT MARGINS AND HIGH FIXED COSTS, A MINOR SHORTFALL FROM EXPECTED REVENUE COULD HAVE A SIGNIFICANT IMPACT ON EARNINGS.

      The airline industry as a whole, and scheduled service in particular, are characterized by low gross profit margins and high fixed costs. Fixed costs include, but are not limited to, aircraft, facilities, flight crews, fuel and customer service staff. Existing shuttle services between cities provided by established airlines such as Delta and US Air have demonstrated a broad range of occupancy on their flights based on the time of day.

      Shuttle service airlines believe the marketing benefits of operating hourly flights provide an airline with the maximum potential of revenue recognition. However, the fixed costs of dedicating specific resources do not vary significantly with the number of passengers carried. Therefore, the risk of a relatively small change in the number of passengers, or in fare pricing, or traffic mix could, in the aggregate, have a significant effect on operating and financial results.

      WE MAY NEED AGREEMENTS WITH A CLEARINGHOUSE SETTLEMENT PLAN.

      If we enter into an agreement with an airline that requires it, we may need agreements with one of several airline clearinghouses to facilitate the processing of our tickets issued by such airline on their ticket stock and paid to such airline for travel provided by us. If we fail to obtain such an agreement, our overall ticket sales may be adversely affected, since the vast majority of our passengers will be traveling to an airport to make a connecting flight. An airline clearinghouse agreement will facilitate ticket purchases with passengers who buy tickets for an airline on the airline's website. There can be no assurance these agreements will be reached or what deposits may be required by the clearinghouses.

      SIGNIFICANT FOREIGN OWNERSHIP MAY AFFECT OUR ABILITY TO RETAIN OUR AIR CARRIER CERTIFICATE AND WILL CONSTITUTE A DEFAULT UNDER OUR LOAN AGREEMENTS.

      Federal law requires that United States air carriers be citizens of the United States. For a corporation to qualify as a United States citizen, the President and at least two-thirds of the directors and other managing officers of the corporation must be United States citizens and at least 75% of the voting interest of the corporation must be owned or controlled by United States citizens. "Voting interest" is represented by direct ownership of our common stock. If we are unable to satisfy these requirements, our operating authority from the Department of Transportation may be revoked. Because we are unable to control the transfer of our stock, we are unable to assure that we can remain in compliance with these requirements in the future. In October, 2005, we amended our Bylaws to provide for the automatic suspension of voting rights of foreign stockholders who hold shares of our common stock in excess of 24.99% of the issued and outstanding shares of our common stock. We may in the future seek to adopt additional measures that will provide some protection against a foreign person acquiring more than a 25% voting interest. Such could require stockholder approval and there is no assurance that such approval can be obtained.

      WE WILL BE DEPENDENT ON THIRD PARTY SUPPLIERS FOR HELICOPTER PARTS AND COMPONENTS.

      Frequent maintenance will be required for our aircraft, and maintenance costs will likely comprise a significant portion of our operating costs. Failure or significant delay by potential vendors in providing necessary parts could, in the absence of alternative sources of supply, have a material adverse effect on our operations. If we are dependent on a small number of suppliers for helicopter parts, we may also be subject to adverse impacts from unusually high price increases which are greater than overall inflationary trends.

      OUR COMMON STOCK MAY BE AFFECTED BY LIMITED TRADING VOLUME AND MAY FLUCTUATE SIGNIFICANTLY.

      There can be no assurance that an active trading market for our common stock will develop. An absence of an active trading market could adversely affect our shareholders' ability to sell our common stock in short time periods, or possibly at all. Our common stock may experience in the future significant price and volume fluctuations that could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially.

      OUR COMMON STOCK IS DEEMED TO BE "PENNY STOCK," WHICH MAY MAKE IT MORE DIFFICULT FOR INVESTORS TO SELL THEIR SHARES DUE TO SUITABILITY REQUIREMENTS.

      Our common stock is deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline. Penny stocks are stock:

      o     With a price of less than $5.00 per share;

      o     That are not traded on a "recognized" national exchange;

      o Whose prices are not quoted on the NASDAQ automated quotation system (NASDAQ listed stock must still have a price of not less than $5.00 per share); or

      o In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

      Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor.

                   RISKS RELATED TO CORNELL CAPITAL FINANCING

      We are party to certain agreements with Cornell Capital relating to the issuance of approximately $7.52 million in convertible debentures and the sale of up to $11.0 million worth of our common stock pursuant to the SEDA (as defined below). Investors should be aware that there are certain risks and uncertainties associated with such agreements. In addition, while the Company entered into the SEDA in August 2004, in light of the successful financings that the Company has closed in the past 12 months, it does not currently intend to file a registration statement to register the shares issuable under the SEDA. The decision in this regard is anticipated by the end of 2006. Investors should take this into account when considering the following risk factors.

      THE CONVERTIBLE DEBENTURES AND THE SEDA CONTAIN CERTAIN COVENANTS PROHIBITING US FROM RAISING CAPITAL AT LESS THAN THE MARKET PRICE OR PLEDGING ASSETS TO OTHER LENDERS.

      In addition to the Convertible Debentures, the Company has entered into a Standby Equity Distribution Agreement with Cornell Capital on August 4, 2004, which was amended and restated on April 8, 2005 (the "SEDA"). The SEDA and Convertible Debenture contain covenants that restrict the following activities:

      o Raising capital from the sale of stock or other securities convertible into stock at a price less than the market price of U.S. Helicopter's common stock on the date of issuance; or

      o Granting a security interest in U.S. Helicopter's assets, which security interest may be needed in order to obtain borrowings or capital from a lender, except that the secured party is obligated to subordinate the priority of its security interest under certain circumstances.

      The existence of these covenants may severely limit U.S. Helicopter's ability to borrow money or raise capital from the sale of stock or convertible securities because any potential lender will likely require collateral in the form of a security interest on U.S. Helicopter's assets to secure a loan and purchasers of our stock or convertible securities may want to pay a discount to the market price of our stock.

      CORNELL CAPITAL COULD ACQUIRE A SIGNIFICANT AMOUNT OF OUR COMMON STOCK AND, IF IT DOES SO, COULD EXERCISE SIGNIFICANT INFLUENCE OVER US.

      Cornell Capital currently owns 1,663,936 shares of common stock and, based upon the conversion rights under the March 2006 Convertible Debenture, could acquire up to approximately 18.2% of our common stock based on a conversion price of $1.45 per share, or an estimated 23.0% if the conversion price is assumed to be $1.00 per share. The acquisition of such interest would be dependent upon the occurrence of an event of default under the Convertible Debentures and a waiver of Cornell Capital's restriction on owning more than 4.9% of our issued and outstanding common stock. If Cornell Capital acquired such 18.2%-23.0% of our common stock, it could exercise significant influence over the election of directors, determination of policies, appointing the persons constituting management, and determining the outcome of corporate actions requiring stockholder approval, including mergers, consolidations, and the sale of all or substantially all of our assets. The interests of Cornell Capital may differ from the interests of other stockholders.

      THERE MAY BE NO REMAINING PROCEEDS FOR STOCKHOLDERS IN THE EVENT OF OUR DISSOLUTION.

      In the event of our dissolution, the proceeds from the liquidation of our assets, if any, will be first used to satisfy the claims of creditors. Only after all outstanding debts are satisfied will the remaining proceeds, if any, be distributed to our stockholders. Accordingly, the ability of any investor to recover all or any portion of an investment in our securities under such circumstances will depend on the amount of funds so realized and claims to be satisfied therefrom.

      IF WE DEFAULT UNDER THE CONVERTIBLE DEBENTURES, CORNELL CAPITAL MAY CONVERT ALL AMOUNTS DUE INTO SHARES OF OUR COMMON STOCK.

      Cornell Capital is restricted from converting more than 10% of all amounts due and owing under the Convertible Debentures issued in April 2005 (in the total remaining principal amount of approximately $100,000) and August 2005 (in the total remaining principal amount of approximately $15,000) into shares of our common stock. In addition, Cornell Capital is restricted from converting more than 4.9% of all amounts due and owing under the Convertible Debenture issued in March, 2006 (in the principal amount of $6,000,000) into shares of our common stock. In the event of a default under the terms of the Convertible Debentures, however, Cornell Capital may convert all amounts due and owing thereunder without regard to such restrictions and may sell or transfer any such shares without any contractual restriction whatsoever. The issuance of shares pursuant to the Convertible Debentures under such circumstances and the subsequent sale could lower the market price of our common stock.

      EXISTING SHAREHOLDERS WILL EXPERIENCE SIGNIFICANT DILUTION FROM OUR SALE OF SHARES UNDER THE STANDBY EQUITY DISTRIBUTION AGREEMENT.

      The sale of shares pursuant to the Standby Equity Distribution Agreement will have a dilutive impact on our stockholders. As a result, our net income per share could decrease in future periods, and the market price of our common stock could decline. In addition, the lower our stock price is, the more shares of common stock we will have to issue under the SEDA to draw down the full amount. If our stock price is lower, then our existing stockholders would experience greater dilution. We are obligated to file a registration statement for the shares issuable pursuant to the SEDA.

      THE INVESTOR UNDER THE SEDA WILL PAY ONE PERCENT LESS THAN THE THEN-PREVAILING MARKET PRICE OF OUR COMMON STOCK.

      The common stock to be issued under the SEDA will be issued at a 1% discount to the volume weighted average price for the 5 days immediately following the notice date of an advance. These discounted sales could cause the price of our common stock to decline.

      THE SALE OF OUR STOCK UNDER OUR SEDA COULD ENCOURAGE SHORT SALES BY THIRD PARTIES, WHICH COULD CONTRIBUTE TO THE FUTURE DECLINE OF OUR STOCK PRICE.

      The significant downward pressure on the price of our common stock caused by the sale of material amounts of common stock under the SEDA could encourage short sales by third parties. In a short sale, a prospective seller borrows stock from a shareholder or broker and sells the borrowed stock. The prospective seller hopes that the stock price will decline, at which time the seller can purchase shares at a lower price to repay the lender. The seller profits when the stock price declines because it is purchasing shares at a price lower than the sale price of the borrowed stock. Such sales could place further downward pressure on the price of our common stock by increasing the number of shares being sold.

      RESTRICTIONS UNDER THE CONVERTIBLE DEBENTURES AND THE SEDA COULD SIGNIFICANTLY LIMIT OUR ABILITY TO ACCESS FUNDS UNDER THE SEDA.

      We are prohibited from issuing shares to Cornell Capital upon conversion of the Convertible Debenture issued in March, 2006 which would result in Cornell Capital holding in excess of 4.9% of our common stock, or pursuant to the SEDA and the April 2005 and August 2005 Debentures which would result in Cornell Capital holding in excess of 9.9% and 9.99%, respectively, of our issued and outstanding common stock. Pursuant to the terms of the Convertible Debentures, this restriction may only be waived by Cornell Capital either in its sole discretion with 60 days' notice or without notice upon an event of default. This restriction may significantly limit and delay our ability to access funds under the SEDA and, accordingly, may affect our ability to implement our business plan.

                           FORWARD LOOKING STATEMENTS

      Information included in this prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative of these words or other variations on these words or comparable terminology.

      This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our anticipated sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans and (e) our anticipated needs for working capital. These statements may be found under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

                              SELLING STOCKHOLDERS

      The following table presents information regarding the selling stockholders. A description of each selling shareholder's relationship to us and how each selling shareholder acquired or will acquire the shares to be sold in this offering is detailed in the information immediately following this table.

                                           PERCENTAGE OF                           PERCENTAGE OF
                                            OUTSTANDING                         OUTSTANDING SHARES                       PERCENTAGE
                              SHARES          SHARES          SHARES TO BE        TO BE ACQUIRED                         OF SHARES
                           BENEFICIALLY    BENEFICIALLY    ACQUIRED UNDER THE      UNDER THE NEW                        BENEFICIALLY
                           OWNED BEFORE    OWNED BEFORE     NEW CONVERTIBLE         CONVERTIBLE     SHARES TO BE SOLD   OWNED AFTER
   SELLING STOCKHOLDER       OFFERING      OFFERING (1)      DEBENTURES(2)         DEBENTURES(2)     IN THE OFFERING    THE OFFERING
------------------------------------------------------------------------------------------------------------------------------------
Cornell Capital            6,813,936(4)        18.25%          10,879,661             25.26%            16,029,661           5.20%
Partners, L.P. (3)

International Financial    3,750,000(5)        11.38%                 -0-                 0%             3,750,000              0%
Advisors, K.S.C

Abdulwahab A. Al-Nakib        50,000               *                  -0-                 0%                50,000              0%

Ahmad Abdulwahab             100,000               *                  -0-                 0%               100,000              0%
Al-Nakib

Khaled Magdy El-Marsafy       50,000               *                  -0-                 0%                50,000              0%

Peter A. Londa                50,000               *                  -0-                 0%                50,000              0%

Samama Global              3,000,000            9.32%                 -0-                 0%             3,000,000              0%
Corporation

Portfolio Lenders II,        302,353(6)            *                  -0-                 0%               302,353              0%
LLC

Charles Barker               117,647               *                  -0-                 0%               117,647              0%

Paul Stahlin                 100,000               *                  -0-                 0%               100,000              0%

Harry Mohney                  30,000               *                  -0-                 0%                30,000              0%

David Lenihan                 25,000               *                  -0-                 0%                25,000              0%

Michael D. Lenihan            25,000               *                  -0-                 0%                25,000              0%

Gordon A. Boyer               16,932(7)            *                  -0-                 0%                16,932              0%

Dana E. Fender                29,862(8)            *                  -0-                 0%                29,862              0%

Judiuth Guthrie               16,932(7)            *                  -0-                 0%                16,932              0%

Orthopaedic                   84,656(9)            *                  -0-                 0%                84,656              0%
Multispecialty Network
Savings Plan & Trust
DTD 12/31/95 Alexander
Michael III M.D. Trustee

Garin Patrick                 16,932(7)            *                  -0-                 0%                16,932              0%

Gerald Patrick BSSC           40,635(10)           *                  -0-                 0%                40,635              0%
Custodian IRA

Gerald Patrick BSSC           16,932(7)            *                  -0-                 0%                16,932              0%
Custodian SEP-IRA

Troy Taylor                   12,621(11)           *                  -0-                 0%                12,621              0%

John Austerman                16,932(7)            *                  -0-                 0%                16,932              0%

Rodger E. Bush IRA BSSC       12,621(11)           *                  -0-                 0%                12,621              0%
Custodian

C. Alan Carter Simple         16,932(7)            *                  -0-                 0%                16,932              0%
IRA BSSC Custodian

BSSC Cust. For Darryl         21,241(12)           *                  -0-                 0%                21,241              0%
Chapman SEP-IRA

BSSC Cust. For Olly           12,197(13)           *                  -0-                 0%                12,197              0%
Duckett IRA

Joseph M. Hatfield            91,048(14)           *                  -0-                 0%                91,048              0%

Stefano A. Masi               10,945(15)           *                  -0-                 0%                10,945              0%

BSSC Custodian Stanley        12,621(11)           *                  -0-                 0%                12,621              0%
B. Marable

Thomas & Diane                27,490(16)           *                  -0-                 0%                27,490              0%
Troncalli JTWROS

David & Judith True           35,429(17)           *                  -0-                 0%                35,429              0%
JTWROS

Franklin Brown                15,639(18)           *                  -0-                 0%                15,639              0%

Frederick W. Telling          10,945(19)           *                  -0-                 0%                10,945              0%

Capital Investing, LLC       550,000(20)        1.68%                 -0-                 0%               550,000              0%

North Coast Securities        34,600(20)           *                  -0-                 0%                34,600              0%
Corporation

James Fuller                  10,000(20)           *                  -0-                 0%                10,000              0%

Frank Pasterczyk              25,000(20)           *                  -0-                 0%                25,000              0%

Kenneth Brown                 10,000(20)           *                  -0-                 0%                10,000              0%

Newbridge Securities           5,556               *                  -0-                 0%                 5,556              0%
Corporation

IGAS Enterprises, LLC        200,000               *                  -0-                 0%               200,000              0%

Gallagher, Briody &          607,500            1.89%                 -0-                 0%               607,500              0%
Butler

Three Wing Flying             20,000               *                  -0-                 0%                20,000              0%
Service, Inc.

Amir Elbaz                 1,186,812(21)        3.56%                 -0-                 0%             1,186,812              0%

3B Group, Inc.               823,196(22)        2.55%                 -0-                 0%                50,000           2.40%

Dean C. Borgman            1,150,000(23)        3.54%                 -0-                 0%               500,000           2.00%

John G. Murphy             6,198,633(24)       19.26%                 -0-                 0%             1,549,409          14.44%

Gabriel Roberts            4,827,513(25)       14.20%                 -0-                 0%             1,206,629          11.25%

John Capozzi               3,865,595(26)       12.01%                 -0-                 0%               966,399           9.01%

Donal McSullivan           3,201,759(27)        9.92%                 -0-                 0%               860,440           7.26%

George J. Mehm, Jr.          945,000(28)        2.91%                 -0-                 0%               500,000           1.37%

Terence O. Dennison          786,000(29)        2.43%                 -0-                 0%               500,000              *

Col. Clinton L. Pagano,      298,000(30)           *                  -0-                 0%               298,000              0%
Sr

Christopher D. Brady         437,500(31)        1.34%                 -0-                 0%                75,000           1.11%

George A. Fechter            125,000(32)           *                  -0-                 0%                75,000              *

Edward J. Sherman            125,000(32)           *                  -0-                 0%                75,000              *

Richard Carozza               10,000(33)           *                  -0-                 0%                10,000              0%

Donna M. Dean                 10,000(33)           *                  -0-                 0%                10,000              0%

Janice Faia                    7,500(33)           *                  -0-                 0%                 7,500              0%

John Fagan                    17,500(33)           *                  -0-                 0%                17,500              0%

John W. Galligan              20,000(33)           *                  -0-                 0%                20,000              0%

Jane Kennedy                   7,500(33)           *                  -0-                 0%                 7,500              0%

Dawn Vinci                     7,500(33)           *                  -0-                 0%                 7,500              0%

William Street               156,250(34)           *                  -0-                 0%               156,250              0%
Advisors, LLC

Univest Group                156,250(34)           *                  -0-                 0%               156,250              0%
Limited

(1) Applicable percentage of ownership is based on 32,185,799 shares of common stock outstanding as of May 30, 2006, together with securities exercisable or convertible into shares of common stock within 60 days of May 30, 2006. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of May 30, 2006 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2) Cornell Capital holds two Secured Convertible Debentures (together, the "New Convertible Debentures") in the principal amounts of $220,000 (the "August 2005 Debenture") and $6,000,000 (the "March 2006 Debenture), respectively, which are convertible into shares of common stock at a price of $0.20 per share (as to the August 2005 Debenture) and the lesser of $1.45 or 95% of the lowest volume weighted average price of our common stock during the thirty trading days immediately preceding the conversion date or the interest payment date, as applicable (as to the March 2006 Debenture). The terms of the August 2005 Debenture prohibits conversion of more than 10% of the sums due at the time of conversion. In addition, we are prohibited from issuing shares to Cornell Capital if the number of shares held by Cornell Capital after giving effect to such conversion would equal in excess of 9.99% (as to the August 2005 Debenture) and 4.9% (as to the March 2006 Debenture) of all our outstanding shares of common stock, which may only be waived by Cornell Capital either in its sole discretion with 60 days' notice or without notice upon an event of default. This restriction may significantly limit and delay our ability to access funds under the SEDA. The figures in this table assume that such provisions do not apply. If such prohibitions did not apply, Cornell Capital would be entitled to convert the New Convertible Debentures along with accrued interest as of May 30, 2006 into a total of 4,265,368 shares. We are registering a total of 10,879,661 shares to cover such conversions.

(3) All investment decisions of Cornell Capital are made by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, LLC makes the investment decisions on behalf of Yorkville Advisors, LLC.

(4) Consists of 1,674,936 shares of common stock and warrants to purchase a total of 5,150,000 shares of common stock.

(5) Consists of 3,000,000 shares of common stock and warrants to purchase a total of 750,000 shares of common stock.

(6) Consists of 252,353 shares of common stock and warrants to purchase a total of 100,000 shares of common stock.

(7) Consists of 4,311 shares of common stock, 8,621 shares of common stock issuable upon conversion of 5,000 shares of Series A Convertible Preferred Stock and warrants to purchase a total of 4,000 shares of common stock purchased in the 2004 Private Placement.

(8) Consists of 8,621 shares of common stock, 17,241 shares of common stock issuable upon conversion of 10,000 shares of Series A Convertible Preferred Stock and warrants to purchase a total of 4,000 shares of common stock purchased in the 2004 Private Placement.

(9) Consists of 21,552 shares of common stock, 43,104 shares of common stock issuable upon conversion of 25,000 shares of Series A Convertible Preferred Stock and warrants to purchase a total of 20,000 shares of common stock purchased in the 2004 Private Placement.

(10) Consists of 10,345 shares of common stock, 20,690 shares of common stock issuable upon conversion of 12,000 shares of Series A Convertible Preferred Stock and warrants to purchase a total of 9,600 shares of common stock purchased in the 2004 Private Placement.

(11) Consists of 8,621 shares of common stock and warrants to purchase a total of 4,000 shares of common stock purchased in the 2004 Private Placement.

(12) Consists of 17,241 shares of common stock issuable upon conversion of 10,000 shares of Series A Convertible Preferred Stock and warrants to purchase a total of 4,000 shares of common stock purchased in the 2004 Private Placement.

(13) Consists of 8,197 shares of common stock and warrants to purchase a total of 4,000 shares of common stock purchased in the 2004 Private Placement.

(14) Consists of 22,896 shares of common stock, 46,552 shares of common stock issuable upon conversion of 27,000 shares of Series A Convertible Preferred Stock and warrants to purchase a total of 21,600 shares of common stock purchased in the 2004 Private Placement.

(15) Consists of 6,945 shares of common stock and warrants to purchase a total of 4,000 shares of common stock purchased in the 2004 Private Placement.

(16) Consists of 8,621 shares of common stock, 12,069 shares of common stock issuable upon conversion of 7,000 shares of Series A Convertible Preferred Stock and warrants to purchase a total of 6,800 shares of common stock purchased in the 2004 Private Placement.

(17) Consists of 8,926 shares of common stock, 18,103 shares of common stock issuable upon conversion of 10,500 shares of Series A Convertible Preferred Stock and warrants to purchase a total of 8,400 shares of common stock purchased in the 2004 Private Placement.

(18) Consists of 3,018 shares of common stock, 8,621 shares of common stock issuable upon conversion of 5,000 shares of Series A Convertible Preferred Stock and warrants to purchase a total of 4,000 shares of common stock purchased in the 2004 Private Placement.

(19) Consists of 6,945 shares of common stock and warrants to purchase a total of 4,000 shares of common stock purchased in the 2004 Private Placement.

(20) Represents shares of common stock issuable upon exercise of warrants to purchase shares of common stock issued to the holder as payment of fees owed to North Coast Securities Corporation for services rendered.

(21) Represents shares of common stock issuable upon conversion of a convertible note in the principal amount of $494,505.

(22) Consists of 773,196 shares of common stock and warrants to purchase up to 50,000 shares of common stock.

(23) Consists of 700,000 shares of common stock, 150,000 shares of restricted stock that vest on September 30, 2007 and options to purchase up to 300,000 shares of common stock.

(24)  Includes 1,000 shares held by Mr. Murphy's son.

(25) Consists of 4,751,513 shares of common stock, 75,000 shares of restricted stock that vest on September 30, 2007 and 1,000 shares held by Mr. Roberts' spouse.

(26) Includes 85,000 shares of restricted stock that vest on September 30, 2007.

(27) Consists of 3,046,759 shares of common stock, 75,000 shares of restricted stock that vest on September 30, 2007 and warrants to purchase up to 80,000 shares of common stock.

(28) Consists of 639,000 shares of common stock, 75,000 shares of restricted stock that vest on September 30, 2007 and options to purchase up to 231,000 shares of common stock.

(29) Consists of 500,000 shares of common stock, 75,000 shares of restricted stock that vest on September 30, 2007 and options to purchase up to 211,000 shares of common stock.

(30) Includes 85,000 shares of restricted stock that vest on September 30, 2007.

(31) Consists of 75,000 shares of restricted stock that vest on September 30, 2007, options to purchase up to 50,000 shares of common stock, options to purchase up to 156,250 shares of common stock held by William Street Advisors, LLC, and options to purchase up to 156,250 shares of common stock held by Univest Group Limited.

(32) Consists of 75,000 shares of restricted stock that vest on September 30, 2007 and options to purchase up to 50,000 shares of common stock.

(33)  Represents shares of restricted stock that vest on September 30, 2007.

(34) Represents shares of common stock issuable upon exercise of warrants to purchase shares of common stock issued to the holder as payment of fees owed to William Street Advisors, LLC for services rendered.

*     Less than 1%.

      The following information contains a description of the selling stockholders' relationship to us and how the selling stockholders acquired or will acquire the shares to be sold in this offering. The selling stockholders have not held a position or office, or had any other material relationship, with us, except as follows:

      CORNELL CAPITAL PARTNERS, L.P. Cornell Capital is the holder of the Convertible Debentures. All investment decisions of Cornell Capital Partners are made by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of Yorkville Advisors. Cornell Capital acquired all shares being registered in this offering in financing transactions with U.S. Helicopter. The transactions are explained below:

      CONVERTIBLE DEBENTURES.

      AUGUST 2005 DEBENTURE. On August 23, 2005, we entered into a new Securities Purchase Agreement with Cornell Capital, whereby $220,000 of 5% secured convertible debentures were issued (the "August 2005 Debenture"). On August 23, 2005, we received net proceeds of $190,000 after payment of certain expenses in the amount of $30,000. Commencing January 1, 2006, we have been required to make monthly payments of $40,000 until all amounts under the August 2005 Debenture are repaid in full. On March 31, 2006, we repaid $131,189 in principal and interest under the August 2005 Debenture in connection with the March 2006 Debenture (described below). As of May 30, 2006, there remained a total of approximately $14,600 in principal and interest payable under the August 2005 Debenture.

      The August 2005 Debenture bears interest at 5% per annum and is secured by an Amended and Restated Security Agreement between Cornell Capital and us. Up to 10% of all sums due and payable under the August 2005 Debenture may be converted at Cornell Capital's option, into shares of our common stock at a price of $0.20 per share. If the holder elects to convert, U.S. Helicopter may redeem the portion of the debenture that was subject to the conversion notice by paying 120% of the amount being redeemed. In the event of a default under the debenture, Cornell Capital may convert all sums due under the debenture, provided that the number of shares issuable upon such conversion would not result in Cornell Capital owning in excess of 9.99% of our outstanding common stock, which may only be waived by Cornell Capital either in its sole discretion with 60 days' notice or without notice upon an event of default. This restriction may significantly limit and delay our ability to access funds under the SEDA.

      We are required to register all shares issuable pursuant to the August 2005 Debenture pursuant to the terms of an Investor Registration Rights Agreement between Cornell Capital and us. In addition, so long as at least $100,000 in principal of the Convertible Debenture is outstanding and unconverted, we are restricted, without prior consent of Cornell Capital, from issuing or selling any of our common or preferred stock or other security for less than fair market value other than pursuant to the SEDA, or from granting any security interest other than for equipment, or from filing any registration statement on Form S-8 except for securities covered by our 2004 Stock Incentive Plan. We will request such consent from Cornell Capital if and when a potential helicopter supplier requires an equity position in us to complete a transaction under terms that would necessitate a Cornell Capital consent. We are registering in this offering a total of 77,482 shares of common stock underlying the August 2005 Debenture.

      MARCH 2006 DEBENTURE. On March 31, 2006, we entered into an additional Securities Purchase Agreement with Cornell Capital pursuant to which we issued convertible debentures in the principal amount of $6,000,000 (the "March 2006 Debenture"). The March 2006 Debenture is convertible at the option of Cornell Capital any time up to maturity at a conversion price equal to the lesser of $1.45 or 95% of the lowest volume weighted average price of our common stock during the thirty trading days immediately preceding the conversion date or the interest payment date, as applicable, as quoted by Bloomberg, LP, but in no event less than $.001. We are not permitted to issue such number of shares to Cornell Capital upon conversion that would result in Cornell Capital owning in excess of 4.9% of our outstanding common stock, which may only be waived by Cornell Capital either in its sole discretion with 60 days' notice or without notice upon an event of default. This restriction may significantly limit and delay our ability to access funds under the SEDA. The debentures have a three-year term and accrue interest at 8% per year payable in our common stock at the rate equal to the conversion price of the debentures in effect at the time of payment. Interest and principal payments on the March 2006 Debenture are due on the maturity date of March 31, 2009.

      We entered into an amended security agreement with Cornell Capital pursuant to which we continued the security interest of Cornell Capital in all our assets which we granted in connection with the original debenture issued by us to Cornell Capital.

      We are required to register all shares issuable pursuant to the March 2006 Debenture pursuant to the terms of an Investor Registration Rights Agreement between Cornell Capital and us. We are registering in this offering a total of 10,802,179 shares of common stock underlying the March 2006 Debenture.

      In connection with this financing, we issued to Cornell Capital five year warrants with the following exercise prices: 1,250,000 at $1.00 per share, 1,250,000 at $1.15 per share, 1,250,000 at $1.30 and 1,250,000 at $1.45. We are registering the shares issuable upon exercise of these warrants in this offering.

      APRIL 2005 DEBENTURE. We previously issued to Cornell Capital an Amended and Restated Secured Convertible Debenture in the principal amount of $1,335,424 dated April 8, 2005 (the "April 2005 Debenture"). We previously registered a total of 7,344,830 shares issuable upon conversion of the April 2005 Debenture in connection with a prior offering. Since January 1, 2006, we have been required to make monthly payments of $200,000 until all amounts under the April 2005 Debenture are repaid. On March 31, 2006, we repaid $896,644 in principal and interest under the April 2005 Debenture in connection with the March 2006 Debenture (described below). As of March 31, 2006, there remained a total of approximately $100,000 in principal and interest payable under the April 2005 Debenture.

      The April 2005 Debenture was originally issued in two separate tranches pursuant to a Securities Purchase Agreement between Cornell Capital and us dated August 4, 2004, whereby $1,300,000 of 5% secured, convertible debentures were issued. On August 6, 2004, U.S. Helicopter received net proceeds of $772,500 after payment of certain expenses in the amount of $227,500, from the sale of $1,000,000 worth of debentures. On February 26, 2005, U.S. Helicopter received net proceeds of $270,000 after payment of certain expenses in the amount of $30,000 from the sale of $300,000 worth of debentures. On April 8, 2005, the Company entered into an Amended and Restated Secured Debenture in the amount $1,335,424, representing the principal and interest due under the prior debentures as of such date. The April 2005 debenture bears interest at 5% per annum and is secured by a security agreement covering substantially all of our business assets, which was amended and restated on August 23, 2005 and again on March 31, 2006 (the "Amended and Restated Security Agreement") to grant a security interest in connection with the August 2005 Debenture and the March 2006 Debenture. The secured party has agreed to subordinate the priority of its lien under certain circumstances.

      Principal plus accrued interest under the April 2005 Debenture is payable in full two years after the date of issue and up to 10% of all sums due and payable may be converted at Cornell Capital's option, into shares of U.S. Helicopter's common stock at a price of $0.20 per share. If the holder elects to convert, U.S. Helicopter may redeem the portion of the debenture that was subject to the conversion notice by paying 120% of the amount being redeemed. In the event of a default under the debenture, Cornell Capital may convert all sums due under the debenture, provided that the number of shares issuable upon such conversion would not result in Cornell Capital owning in excess of 9.99% of our outstanding common stock, which may only be waived by Cornell Capital either in its sole discretion with 60 days' notice or without notice upon an event of default. This restriction may significantly limit and delay our ability to access funds under the SEDA.

      In addition, so long as at least $100,000 in principal of the April 2005 Debenture is outstanding and unconverted, we are restricted, without prior consent of Cornell Capital, from issuing or selling any of our common or preferred stock or other security for less than fair market value other than pursuant to the SEDA, or from granting any security interest other than for equipment, or from filing any registration statement on Form S-8 except for securities covered by our 2004 Stock Incentive Plan. A consent from Cornell Capital has not been necessary to date. As of the date of this prospectus, we have not requested consent from Cornell Capital to issue our equity securities in connection with the acquisition of our initial helicopters, as no potential suppliers have requested our securities as part of a potential transaction. Pursuant to the Convertible Debentures, Cornell Capital's consent is needed before the Company may sell or issue its equity securities without consideration or for a consideration less than fair market value. We will request such consent from Cornell Capital if and when a potential helicopter supplier requires an equity position in us to complete a transaction under terms that would necessitate a Cornell Capital consent.

      STANDBY EQUITY DISTRIBUTION AGREEMENT. In August 2004, we entered into a Standby Equity Distribution Agreement with Cornell Capital Partners, L.P., which was amended and restated on April 8, 2005. Pursuant to the Amended and Restated Standby Equity Distribution Agreement (the "SEDA"), we may, at our discretion, periodically sell to Cornell Capital shares of common stock for a total purchase price of up to $11.0 million. For each share of common stock purchased under the SEDA, Cornell Capital will pay U.S. Helicopter 99% of the volume weighted average price on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the 5 days immediately following the notice date. Further, Cornell Capital will retain a fee of 5% of each advance under the SEDA. In connection with the SEDA, Cornell Capital received a commitment fee of 2,472,527 shares of our common stock. While the Company entered into the SEDA in August, 2004, in light of the successful financings that the Company has closed in the past 12 months, it does not currently intend to file a registration statement to register the shares issuable under the SEDA. The decision in this regard is anticipated by the end of 2006.

      Cornell Capital subsequently transferred 741,758 shares to Troy Rillo and Amir Elbaz. In February 2006, Mr. Elbaz converted his shares into a promissory note in the principal amount of $494,505, which is convertible into shares of our common stock at the lesser of $1.00 per share or 100% of the fair market value of our common stock for the ten trading days prior to the conversion date, provided that the conversion price shall not be less than $0.50 per share. In addition, we engaged Newbridge Securities Corporation, a registered broker-dealer, to advise us in connection with the Standby Equity Distribution Agreement. For its services, Newbridge Securities Corporation received a fee of 5,556 shares of our common stock. U.S. Helicopter is not registering the shares issuable pursuant to the SEDA in this registration statement.

      The Company will not be in a position to rely on the SEDA entered into with Cornell Capital to provide liquidity for the Company's working capital and equipment leasing, as it will take time for a market for the Company's business to develop. The Company will not be in a position to access the capital under the SEDA until sufficient demand exists for the Company's equity securities and the Securities and Exchange Commission grants effectiveness to a registration statement covering the shares issuable under the SEDA. There can be no assurance that a market for the Company's securities will develop in a manner that will allow the Company to receive financing under the SEDA.

THERE ARE CERTAIN RISKS RELATED TO SALES BY CORNELL CAPITAL

There are certain risks related to sales by Cornell Capital, including:

      o The outstanding shares are issued based on discount to the market rate. As a result, the lower the stock price around the time Cornell Capital is issued shares, the greater chance that Cornell Capital gets more shares. This could result in substantial dilution to the interests of other holders of common stock.

      o To the extent Cornell Capital sells its common stock, the common stock price may decrease due to the additional shares in the market. This could allow Cornell Capital to sell greater amounts of common stock, the sales of which would further depress the stock price.

      o The significant downward pressure on the price of the common stock as Cornell Capital sells material amounts of common stocks could encourage short sales by others to the extent permitted by applicable law. This could place further downward pressure on the price of the common stock.

      NORTH COAST SECURITIES CORPORATION DESIGNEES. North Coast Securities Corporation ("North Coast") served as placement agent for the Company in the Company's private placement of units closed from November 2004 through December 2004 (the "2004 Private Placement"). As partial consideration for services rendered as placement agent in the 2004 Private Placement, the Company paid North Coast a fee of warrants to purchase up to 29,600 shares of the Company's common stock. The warrants are held by certain designees of North Coast. We are registering the shares issuable upon exercise of these warrants in this offering.

      In addition, North Coast and the Company are parties to a Financial Advisory and Investment Banking Agreement dated as of December 31, 2004. In consideration for services rendered pursuant to such agreement, the Company paid North Coast a fee of warrants to purchase up to 250,000 shares of the Company's common stock. This agreement expired on December 31, 2005. The warrants are held by certain designees of North Coast. We are registering the shares issuable upon exercise of these warrants in this offering.

      Finally, North Coast and the Company are parties to a second Financial Advisory and Investment Banking Agreement dated as of April 1, 2006. In consideration for services rendered pursuant to such agreement, the Company paid North Coast a fee of warrants to purchase 350,000 shares of the Company's common stock. The company retained the right to cancel a total of 25% of these warrants in the event that it is not reasonably satisfied with North Coast's performance under this agreement as of October 1, 2006. The warrants are held by certain designees of North Coast. We are registering the shares issuable upon exercise of these warrants in this offering.

      PORTFOLIO LENDERS II, LLC. On October 26, 2005, we entered into a Convertible Note Purchase Agreement with Portfolio Lenders II, LLC ("Portfolio Lenders"), pursuant to which we issued $250,000 in principal amount of convertible notes (the "Portfolio Lenders Note"). We also issued to the investor a warrant (the "Portfolio Lenders Warrant") to purchase up to 100,000 shares of our common stock as an inducement to enter into the transaction. The Portfolio Lenders Note accrues interest at the rate of 15% per annum, of which 120 days worth of interest was paid in advance on the closing date. An additional $12,500 origination fee was also paid to the investor at closing. Interest at the rate of 20% per annum is payable upon the occurrence of an event of default under the Portfolio Lenders Note. The Portfolio Lenders Note, together with accrued and unpaid interest, was convertible at the option of the holder into shares of our common stock at a conversion price equal to $0.50 per share. The investor converted all sums due and payable under the Portfolio Lenders Note as of March 26, 2006.

      In separate private transactions in April and May, 2006, Portfolio Lenders sold 117,647 shares of common stock to Charles Barker, 100,000 shares of common stock to Paul Stahlin, 30,000 shares of common stock to Harry Mohney, 25,000 shares to David Lenihan and 25,000 shares to Michael D. Lenihan. Each of these individuals is included as a selling stockholder in this offering.

      We have agreed to prepare and file a registration statement under the Securities Act of 1933, as amended, that includes the shares of common stock issued upon conversion of the Portfolio Lenders Note and issuable upon exercise of the Portfolio Lenders Warrant. We are registering a total of 600,000 shares in this offering with respect to such transactions.

      NEWBRIDGE SECURITIES CORPORATION. Newbridge Securities Corporation is a registered broker-dealer that we engaged to advise us in connection with the SEDA. Guy Amico makes the investment decisions on behalf of Newbridge Securities Corporation. We paid Newbridge Securities Corporation a fee of 5,556 shares of common stock. We are registering these shares in this offering.

      IGAS ENTERPRISES, LLC. As of March 1, 2006, we entered into a Consulting Agreement with IGAS Enterprises, LLC ("IGAS"). In consideration for the consulting services rendered to us during the 24-month term of the agreement, we agreed to issue 200,000 shares of our common stock to IGAS. We are registering these shares in this offering.

      GALLAGHER, BRIODY & BUTLER. Gallagher, Briody & Butler ("GBB") serves as our general corporate counsel. In consideration for certain services rendered to us by GBB, we agreed to issue to GBB a total of 532,500 shares of our common stock. In addition, we issued 75,000 shares of restricted stock to GBB in April 2006 which vest on September 30, 2007. We are registering these shares in this offering.

      THREE WING FLYING SERVICE, INC. On February 8, 2006, we entered into a one-year Lease Agreement with Three Wing Flying Service, Inc. ("Three Wing") for lease of office and hangar space at Sikorsky Memorial Airport in Stratford, Connecticut. The agreement provides for monthly payments of $6,334 for the month of February 2006, $10,268 for the months of March and April, 2006, $13,800 for the months of May through July 2006 and $16,000 per month for the balance of the lease. In addition, we agreed to issue 20,000 shares of our common stock to Three Wing. We are registering these shares in this offering.

      AMIR ELBAZ. In February 2006, we issued a convertible note (the "Elbaz Note") in the amount of $494,505 to Mr. Elbaz in exchange for 494,505 shares of our common stock held by Mr. Elbaz. Mr. Elbaz had previously acquired such shares in a private transaction with Cornell Capital. The Elbaz Note bears interest at 10% per annum and is repayable on February 23, 2007 and may be extended to February 23, 2008. The Elbaz Note is convertible into shares of our common stock at the lesser of $1.00 per share or 100% of the fair market value of our common stock for the ten trading days prior to the conversion date, provided that the conversion price shall not be less than $0.50 per share. We are registering 1,186,812 shares of our common stock issuable upon conversion of the Elbaz Note in this offering.

      3B GROUP, INC. 3B Group, Inc. received warrants to purchase up to 50,000 shares of common stock from us in consideration of its efforts in assisting us to raise capital and to induce Cornell Capital to make an investment in us. We are registering these shares in this offering.

      WILLIAM STREET ADVISORS, LLC and UNIVEST GROUP LIMITED. We are a party to an agreement dated October 28, 2005 with William Street Advisors, LLC ("William Street") which provides for payment to William Street of a cash fee equal to five percent of the consideration paid by investors introduced to us by William Street, as well as warrants to purchase up to five percent of the stock purchased by such investors. William Street is a subsidiary of The Chart Group, LP, of which Christopher Brady, one of our directors, is founder and Chairman. In October, 2005, we entered into common stock purchase agreements with six separate purchasers for a total of $6,250,000 whereby we issued 6,250,000 shares and warrants to purchase up to 750,000 shares. In connection with these transactions, we paid William Street a cash fee of $312,500 and warrants to purchase a total of 312,500 shares of our common stock, of which warrants to purchase 156,250 shares of stock were issued in the name of Univest Group Limited. We are registering the shares of common stock issuable upon exercise of the warrants issued to William Street and Univest Group Limited in this offering.

      U.S. HELICOPTER CORPORATION EMPLOYEES AND DIRECTORS. The Company issued founders shares to certain individuals in March 2003. In addition, the Company issued a total of 1,000,000 shares of restricted common stock to certain officers, directors and employees in April 2006. We are registering a total of 6,685,877 shares issued to such persons in this offering.

      PRIVATE PLACEMENT STOCKHOLDERS. All other selling stockholders included in the registration statement of which this prospectus forms a part were subscribers in the 2004 Private Placement or the 2005 Private Placement.

                                 USE OF PROCEEDS

      This prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling stockholders. There will be no proceeds to us from the sale of shares of common stock in this offering. However, we have received net proceeds of $5,695,000 from the sale of the August 2005 Debenture and the March 2006 Debenture to Cornell Capital under the applicable Securities Purchase Agreements, net proceeds of $5,625,000 in the 2005 Private Placement, net proceeds of $225,000 from the sale of the Portfolio Lenders Note, and net proceeds of $206,300 from the sale of $316,000 worth of our units in connection with the 2004 Private Placement, and we will receive the proceeds from any cash exercise of warrants held by Cornell Capital, Portfolio Lenders or investors in the 2004 Private Placement and the 2005 Private Placement. Any proceeds we receive will be used for working capital purposes including, but not limited to, equipment financing, acquisition of leased facilities and additional startup costs. Please see the headings entitled "Recent Sales of Unregistered Securities" and "Selling Stockholders" for more information about the Private Placement and our transaction with Cornell Capital.

                              PLAN OF DISTRIBUTION

      The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

      o ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

      o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

      o an exchange distribution in accordance with the rules of the applicable exchange;

      o     privately-negotiated transactions;

      o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

      o     through the writing of options on the shares;

      o     a combination of any such methods of sale; and

      o     any other method permitted pursuant to applicable law.

      The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

      The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

      The selling stockholders or their respective pledgees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that selling stockholders will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be "underwriters" as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. In addition, if such stockholders are "underwriters," these stockholders may not sell shares by relying on Rule 144.

      The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

      If a selling stockholder notifies us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholder and the broker-dealer.

      INDEMNIFICATION. We have agreed to indemnify Cornell Capital, its officers, directors, partners, attorneys, employees and agents from and against any and all losses, including reasonable attorneys' fees and disbursements, arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by us in the SEDA or the Securities Purchase Agreements, (b) any breach of any covenant, agreement or obligation of us in the SEDA, Securities Purchase Agreements or other document contemplated thereby, (c) claims made against Cornell Capital arising from the SEDA or the Securities Purchase Agreements or other document contemplated thereby, (d) any untrue statement or omission of a material fact in a registration statement or post-effective amendment thereto, any blue sky filing or any final prospectus relating to the shares of common stock being registered pursuant to this registration statement or (e) any violation or alleged violation by us of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or applicable state securities laws relating to the shares being registered pursuant to this registration statement.

      Certain selling stockholders have agreed to indemnify us against certain losses, claims, damages and liabilities, including liabilities under the Securities Act, including any untrue statement of a material fact contained in this prospectus or an omission to state any material fact necessary to make the statements in this prospectus not misleading.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of U.S. Helicopter pursuant to the foregoing, or otherwise, U.S. Helicopter has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

      STATUTORY UNDERWRITER. Cornell Capital Partners is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the SEDA. Cornell Capital will pay us 99% of the volume weighted average price of our common stock on the Over-the-Counter Bulletin Board or other principal trading market on which our common stock is traded for the five days immediately following the advance date. In addition, Cornell Capital will retain 5% of the proceeds received by us under the SEDA, and received a one-time commitment fee of 2,472,527 shares of our common stock in connection with the SEDA. In addition, 3B Group, Inc. received 773,196 shares of our common stock and a warrant to purchase up to 50,000 shares of our common stock in consideration of its efforts in assisting us to raise capital and to induce Cornell Capital to make an investment in us in connection with the SEDA and the March 2006 Debenture, respectively. In addition, we engaged Newbridge Securities Corporation, a registered broker-dealer, to advise us in connection with the SEDA. For its services, Newbridge Securities Corporation received 5,556 shares of our common stock. We are not registering in this offering the shares issuable to Cornell Capital pursuant to the SEDA.

      Cornell Capital Partners, L.P. was formed in February 2000 as a Delaware limited partnership. Cornell Capital Partners is a domestic hedge fund in the business of investing in and financing public companies. Cornell Capital Partners does not intend to make a market in our stock or to otherwise engage in stabilizing or other transactions intended to help support the stock price. Prospective investors should take these factors into consideration before purchasing our common stock.

      BLUE SKY LAWS. Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling stockholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders are registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

      COSTS OF REGISTRATION. We will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. We have agreed to indemnify Cornell Capital Partners and its controlling persons against certain liabilities, including liabilities under the Securities Act. We estimate that the expenses of the offering to be borne by us will be approximately $125,450. The offering expenses consist of: a SEC registration fee of $5,432.45, printing expenses of $10,000, accounting fees of $25,000, legal fees of $75,000 and miscellaneous expenses of $10,000.

      We will not receive any proceeds from the sale of any of the shares of common stock by the selling stockholders. However, we have received net proceeds of $5,695,000 from the sale of the August 2005 Debenture and the March 2006 Debenture to Cornell Capital under the applicable Securities Purchase Agreements, net proceeds of $5,625,000 in the 2005 Private Placement, net proceeds of $225,000 from the sale of the Portfolio Lenders Note, and net proceeds of $206,300 from the sale of $316,000 worth of our units in connection with the 2004 Private Placement, and we will receive the proceeds from any cash exercise of warrants held by Cornell Capital, Portfolio Lenders or investors in the 2004 Private Placement and the 2005 Private Placement.

      REGULATION M. The selling stockholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling stockholders are distributing shares covered by this prospectus. The selling stockholders are not permitted to cover short sales by purchasing shares while the distribution is taking place. The selling stockholders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission.

             MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

      Our common stock is traded in the over-the-counter market, and "bid" and "asked" prices in the common stock are quoted on the NASD OTC Electronic Bulletin Board (the "OTC-BB") under the symbol "USHP". The NASD approved our application for listing on the OTC-BB on March 15, 2006 and trading of our common stock commenced on April 18, 2006; accordingly, historical high and low bid prices for our common stock are not yet available.

      On May 30, 2006, the last sale price quoted on the OTC-BB was $1.01. As of May 30, 2006, there were approximately 110 holders of record of our common stock.

      We have never paid cash dividends on our common stock and do not presently anticipate paying cash dividends in the foreseeable future. It is anticipated that earnings, if any, will be retained for use in our business for an indefinite period. Payments of dividends in the future, if any, will depend on, among other things, our ability to generate earnings, our need for capital, and our financial condition. Our ability to pay dividends is limited by applicable state law. Declaration of dividends in the future will remain within the discretion of our Board of Directors, which will review the dividend policy from time to time.

                             DESCRIPTION OF BUSINESS

OVERVIEW

      U.S. Helicopter is a Delaware corporation that was formed on March 4, 2003. We believe the timing is favorable, particularly in light of traffic congestion problems affecting many of the nation's highways serving major metropolitan areas during peak traffic hours (especially direct and connecting routes to major airports where gridlock has become the norm), to introduce our new Metro-hop Airport Shuttle Service. Our MASS service will provide regular, scheduled passenger helicopter service between many of the nation's larger metropolitan airports and surrounding city-based heliports. We estimate that there are annually over 29 million air passengers traveling in and out of Manhattan who could utilize a regularly scheduled helicopter service to access major airports, when it becomes available.

      Our principal target market is the business traveler who, we believe, will be willing to pay fares between $139 and $159. Individual travelers will purchase tickets at the higher price range. Large corporate travel Management companies or corporations will purchase volume sales, which will be negotiated at a "per-ticket-price" at the lower price range and will be based upon large ticket commitments. Our approximate 8-minute regularly scheduled U.S. Helicopter flight from Manhattan to Kennedy Airport will stand in contrast to paying $850 to $2,770 for the same flight offered by a charter helicopter service or paying fares from $75-$125 plus tolls and tips for 65-125 minutes of travel time (or longer) via taxi or limousine airport ride. While our service will be available to the general public including corporate CEOs and affluent leisure travelers, we believe our service will have the greatest appeal to the segment of the business traveler market (like managers, directors, etc.) who use town car/executive car services, limos or taxi transportation, travel 2-3 times per month and recognize the true time-saving value offered via helicopter. We believe our service will be highly attractive (for personal reasons as well as business reasons) compared to ground-based travel when the helicopter connection is reasonably and moderately priced in the range that U.S. Helicopter expects to offer and achieve.

      We intend to introduce our MASS service initially in the Metro New York City market with service between John F. Kennedy, Newark Liberty, and La Guardia Airports and the Downtown Manhattan, East 34th Street, and West 30th Street Heliports. Our flight operations commenced on March 27, 2006 between the Downtown Manhattan Heliport and Kennedy Airport. Subsequently we intend to introduce our airport shuttle service in the metropolitan Washington DC, Chicago and Los Angeles markets, with further expansion into other major U.S. metro-markets. The number of passengers who originate or terminate their travel from within close proximity to one of these cities' heliports is estimated at over 200 million annually. Over 29 million passengers originate or terminate their trips from the island of Manhattan.

      Many of the same factors (population growth, economic expansion and airline deregulation), which drove the growth in air passenger travel during the years since 1975, are also responsible for the demand which currently exists for reliable, scheduled "Metro-hop" airport shuttle services. Even so, as traffic congestion intensified and systemic gridlock became the norm (while corporate charter helicopter usage expanded), the demand for scheduled helicopter services to and from airports to serve the general public, ESPECIALLY REGULAR BUSINESS TRAVELERS, has remained largely ignored and un-served in the United States.

      U.S. Helicopter believes that there is significant unfulfilled demand for scheduled, "Metro-Hop" airport helicopter shuttle services in the U.S., especially in its initial target market comprised of the New York City metropolitan area. This demand has been largely unfulfilled since the late 1970s, when New York Airways' scheduled helicopter service carried over 400,000 passengers annually. During this period the market size was approximately 35 million passengers as compared to today's, where the market size has grown to over 96 million passengers.

      Due to significant growth in many U.S. cities, the need for ground-based infrastructure servicing metropolitan areas, and roadways servicing major airports in particular, has outpaced capacity. Only so many subways, bus lines, and taxi routes can be added to service these high demand routes before each city runs out of space and capability. Adding more limousine and taxi services will not help the situation either because the bottleneck is in the infrastructure itself. U.S. Helicopter believes that the future of transportation for short distances into and out of these densely populated urban areas is by helicopter. By using the unique vertical take off and landing capabilities of the helicopter, passengers will be able to travel through the city and to local destinations without suffering through hours of gridlock. People will be able to quickly travel across town, to the local airport, or to a neighboring city in minutes instead of hours.

DEVELOPMENT OF THE COMPANY TO DATE

      U.S. Helicopter is a development stage company. The Company maintains its operations headquarters at Sikorsky Memorial Airport in Stratford, Connecticut, and its principal executive offices are located at the Downtown Manhattan Heliport in New York City. To date, the Company has assembled a management team with experience in a variety of positions in the aviation industry. The Company has received authorizations needed to commence flight operations from the FAA, DOT and TSA. We have finalized operating agreements with the Port Authority of New York and New Jersey (the "Port Authority") for its flight operations at the Downtown Manhattan Heliport and Kennedy Airport. We will need to finalize an agreement with the Port Authority at LaGuardia and Newark Liberty Airports prior to beginning operations at those airports.

      The Company has entered into an Interline Agreement with American Airlines regarding an operating and marketing relationship between the two companies, with American to provide select airport and airline services and ground handling. The Interline Agreement governs the procedures for passenger traffic handling and settlement of fees between the parties. The Company is also in discussions with other airlines as well for similar arrangements.

      The Company entered into a lease agreement dated November 1, 2005 (the "Lease") with a third party lessor to lease one helicopter. The terms of the Lease is three years and shall terminate on October 31, 2008. At the time of entering into the Lease, we paid the lessor the first monthly rental payment and a deposit as defined in the Lease. On March 17, 2006, we entered into a Support Agreement, as defined below, effective as of November 1, 2005, with the Other Party, also as defined below. The term of the Support Agreement is three years with provisions for extension should we continue to lease the helicopter subject to the Lease.

      The Company has entered into two Lease Agreements dated December 1, 2005 and February 10, 2006 with a third party lessor (the "Lessor") in accordance with the terms of a General Terms Agreement dated December 1, 2005 for two Sikorsky S76 helicopters (together, the "Aircraft Leases"). The terms of the Aircraft Leases commenced on the date the helicopters were delivered (December 1, 2005 and February 14, 2006, respectively) and shall terminate November 30, 2010 and February 9, 2011, respectively, or when the S76's are returned to Lessor, whichever is later. At the time of entering into the Aircraft Leases, we paid Lessor the first monthly rental payment and a deposit as defined in the Aircraft Leases. The Lessor has agreed to make all necessary arrangements to obtain a certificate of airworthiness to allow us to operate the S76 under U.S. FAA Part 135.

      On December 19, 2005, we also entered into a Technical Support Agreement ("Support Agreement") with a party affiliated with Lessor ("the Other Party") pursuant to which the Other Party has agreed to provide us with certain exchange components, spare parts, and technical support for the S76 helicopters. The term of the Support Agreement shall be from December 1, 2005 until December 1, 2010. After the expiration of the five year term, the Support Agreement may be renewed for periods of one year. We have agreed to pay a fixed rate per flight hour under the terms and conditions in the Support Agreement. We also agreed to provide the Other Party with a monthly flight hour report for the S76 and a removal schedule for the components covered by the Support Agreement. Compensation for the services to be performed by the Other Party under the terms of the Support Agreement shall be charged to us at the fixed rate per flight hour rate which is subject to price escalation. The price escalation will be adjusted at various intervals in accordance with a formula in the Support Agreement.

      In addition, the Company has entered into a Deposit and Advance Order Agreement with Sikorsky Aircraft Corporation ("Sikorsky") for the purchase of four aircraft to be delivered between September 2007 and February 2008. The Company has made a deposit to Sikorsky in the amount of $400,000, or $100,000 per aircraft. The Company and Sikorsky are in the process of negotiating a formal sales agreement for the aircraft. We will need to arrange financing for the purchase or lease of these aircraft.

      Management of the Company is also in negotiations with a number of prospective financial sources for the approximate $16 million in aircraft acquisition or lease and other aircraft startup costs for four used helicopters to be delivered in 2006.

      No assurances can be given that a formal sales agreement with Sikorsky or transactions with any of these prospective financial sources will be completed.

MARKET RESEARCH

      During the development and research phase of U.S. Helicopter's activities, which is ongoing, management has devoted substantial time to understanding the Company's target customers and how to address their needs. Management has engaged in market research which included:

      1) Working with Port Authority of NY and NJ ("PANYNJ") and analyzing its airport traffic statistics and demographics with a view toward understanding the size and origin/destination of the Company's target market. As part of this process, the Company separated the New York Based Origin and Destination ("O&D") traffic from overall traffic statistics, then determined the amount of O&D traffic specifically for Manhattan. The Company then applied PANYNJ and airline passenger statistics to this O&D traffic number to derive the specific number of first class, business class, or Y (full economy) class passengers with an O&D of Manhattan. Concurrently, the Company analyzed overall ground transportation data from the PANYNJ for travel between the airports and Manhattan and separated this data into the different travel methods, which primarily included taxi, limousine, bus, and rail. The traffic statistics for the travel methods currently being used by the Company's passenger base correlated very well with the derived Manhattan O&D traffic numbers. Overall, the PANYNJ statistics show that U.S. Helicopter will only have enough capacity to service 2.8% of the first class, business class, or Y class passengers with an origin or destination of Manhattan.

      2) Coordinating the Company's marketing and sales activities with American Airlines to establish a direct link to all of American Airlines' customers on a worldwide basis. As part of this market research, the Company held a number of joint sessions with American Airlines' high-end corporate accounts and was granted access to their frequent traveler database.

      3) Enlisting the Company's marketing and advertising agency to perform a positing, branding, messaging, and concept survey with various target market customers.

      4) Performing historical research into helicopter operators that have provided similar services and their areas of success and failure.

INDUSTRY: HISTORICAL BACKGROUND & TECHNOLOGY IMPROVEMENTS

      Currently there is no scheduled helicopter service in any major U.S. metropolitan area other than U.S. Helicopter's operation. The only competition for U.S. Helicopter's services comes from ground-based alternatives such as taxi, bus, limo, and rail allowing us to gain the first mover advantage.

      The demand for scheduled helicopter service in major metropolitan areas has been demonstrated before. Between the 1950s and 1980s operators such as New York Airways, LA Airways, Chicago Airways, and Pan Am flew helicopters on a scheduled basis servicing major metropolitan areas.

      The two major limitations affecting such helicopter operations in the past were: (a) poor aircraft reliability and (b) inclement weather. Both of these factors led to unexpected aircraft down time, which in turn led to disappointed and dissatisfied customers and reduced revenues. The following shows how U.S. Helicopter has addressed each of these concerns:

      o Aircraft Reliability: The previously mentioned operators were utilizing helicopters such as the Sikorsky S58 or S61, which had Direct Operating Costs (DOC's) around $2,500 per flight hour (FH) and a maintenance rate of 7 Maintenance Hours per 1 Flight Hour (MH/FH). In today's market, a comparable helicopter like the Sikorsky Aircraft Company S-76 has DOC's of $1,193/FH and a maintenance rate of 3.6 MH/FH. Additionally, unscheduled maintenance actions have been significantly reduced through backup systems, and a move toward replace-on-condition components. Aircraft such as the S-76 are significantly less expensive and more reliable to operate. Our utilization of this aircraft or a similar aircraft will allow U.S. Helicopter to offer a reliable, cost effective alternative to the current ground-based transportation market.

      o Backup Helicopters: U.S. Helicopter has recognized the importance to each customer of the reliability in service that is required in order to maintain repeat business and customer loyalty. To ensure a high level of service, we have built into our model a larger number of backup aircraft in the event that maintenance or other related delays require backup aircraft to be immediately inducted into service to maintain scheduled reliability.

      o Aircraft Technology and Safety: New helicopter technologies and navigational tools have greatly improved the economics of helicopter service. Each of U.S. Helicopter's aircraft will be Category A, dual engine and will have special equipment (e.g. IFR ("Instrument Flight Rule") with GPS ("Global Positioning Satellite" systems), Full Authority Digital Engine Control (FADEC), and 3-Axis Automatic Flight Control Systems (AFCS), which (i) will increase reliability and safety over conventional on-demand charter helicopter operators while directly reducing maintenance and operational costs and (ii) are significant upgrades to the technologies that were used by scheduled helicopter service operators in the 1950s - 1980s.

      o Down Time From Inclement Weather: Historically, when an airport went to "Instrument Flight Rule" (IFR) flights because of bad weather (which typically occurs 18% of the time in NYC), the operator, such as Pan Am or NY Airways, had two options: cancel flights or fly the fixed wing (airplane) Instrument Landing System (ILS) if the aircraft was so equipped. If the operator flew the ILS, this meant getting in line with all the fixed wing flights approaching or departing the airport. Due to the flight pattern required to do this, helicopter flight time would increase from ten minutes to up to one hour. Either way, canceling flights or flying the ILS would increase expenses drastically and disappoint passengers. U.S. Helicopter will not be subject to these delays when an airport goes IFR because of the development of Special Visual Flight Rule ("SVFR"), as governed by the FAA and as established by U.S. Helicopter, the FAA and Air Traffic Control at each airport, and GPS based IFR routes or "tunnels" between each heliport and each airport. These tunnels are helicopter only and are considered Simultaneous Non-Interfering Approach/Departure procedures. They will allow U.S. Helicopter to fly in almost all weather, thereby reducing weather down time from approximately 18% to 1.5% and allowing a reliability factor of 98.5%, which is typical of international scheduled helicopter operators currently in service. The American Institute of Aeronautics and Astronautics Paper No. 73-25, Review of New York Airways Helicopter Operations, documents an overall operational reliability factor of 99.46%. It is management's position that U.S. Helicopter will operate aircraft with a much better reliability factor and conservatively projects a reliability factor of 98.5%.

WHAT SETS US APART

      U.S. HELICOPTER'S "VALUE-ADDED" FEATURES. The scheduled, "short-hop" shuttle service that U.S. Helicopter will launch represents a significant enhancement to the present and future status of both the helicopter and the regional transportation industry. There are specific "value-added" features of U.S. Helicopter's services that are cutting edge, which will differentiate us from previous scheduled helicopter operators and charter helicopter services.

      Based on our analysis of the operations of current and historical scheduled helicopter operators our management has concluded that the major impediments to the success of such operations were operating costs, design and navigational limitations, as well as reliability. Utilizing significant developments in the industry, today's efficient, reliable state-of-the-art technology, and our own innovative techniques, U.S. Helicopter has been able to address each of these concerns, and expects to deliver the following value added features:

"VALUE-ADDED" FEATURES:

      o Time Efficient: 10 minute flight times or less, save hours off travel time.

      o Cost Effective Pricing: competitive with ground based travel alternatives.

      o Heliport Check-in and Security: Significantly reducing the "all-in" check in/security clearance time versus airport check in/security clearance.

      o Enhanced Safety Programs: Dual pilot operation and dual engine and FAR 135 compliant operational procedures.

      o Reliable All-Weather Operations: GPS-based IFR capability and waypoint route development.

      o New Navigational Technologies: Dual Global Positioning Satellite ("GPS"), Required Navigation Performance ("RNP"), Radio Navigation ("RNAV"), Special Precision Visual Flight Rule ("S/PVFR").

      o Step Above Customer Service: Lounges & services catering to the business traveler.

      o     Alliances with Major Airlines: Codesharing/Fare-sharing alliances.

      o State-of-the-art Aircraft: Safe, reliable, dual-engine technology with low direct operating expenses.

      RELIABLE ALL-WEATHER OPERATIONS. One very important aspect of U.S. Helicopter's flight service is its ability to offer near 100% flight availability. Down time due to inclement weather and delays associated with aircraft being re-routed into fixed wing air traffic patterns when approaching the airports, were among primary reasons why previous scheduled helicopter operators were not efficient from a reliability standpoint. U.S. Helicopter has developed several new programs to ensure that this does not happen with its operations. These programs include new maintenance techniques, redundant aircraft, and the development of an IFR network of routes with Simultaneous Non-Interfering ("SNI") approaches for all metro airports to which we provide scheduled service.

      STATE-OF-THE-ART AIRCRAFT. U.S. Helicopter anticipates over time that its fleet will consist of medium twin aircraft like the Sikorsky manufactured S-76. Management believes that launching its new "short-hop" airport shuttle will be more appealing to customers if the aircraft contain new technology, with the perception that aircraft with new technology are safer and more reliable. This is one of US Helicopter's "value-added" features, because state-of-the-art aircraft will give U.S. Helicopter a distinct technological advantage over charter operators. Also, it will be a significant improvement over the technology that was available to scheduled helicopter operators of the 1960s through 1980s, who operated Vietnam-era technology that was prone to high maintenance requirements, no GPS or IFR operating capability and consequently, low reliability rates.

      ALLIANCES AND PARTNERING AGREEMENTS. U.S. Helicopter believes that a key to its success will be its ability to negotiate and enter into critical airline alliances or airline partnering agreements. The purpose of these agreements is to provide a seamless transportation experience for our passengers from the point that they are checked-in at the various heliports in our system until they reach their ultimate travel destination as a result of a connecting flight with a major or regional airline. U.S. Helicopter believes that partnering with major airlines will provide an immediate and significantly larger customer base for U.S. Helicopter's service and that these alliances and partnerships will afford U.S. Helicopter the ability to service passengers in numerous areas such as passenger and baggage check-through and passenger lounges while waiting for flights both on U.S. Helicopter's aircraft and flights with the major or regional carrier to ultimate destinations. U.S. Helicopter also intends to use these alliances for cross-marketing purposes, including direct mail advertising to those airlines' multi-million frequent flyer members as well as advertising with major or regional airlines to market U.S. Helicopter's convenient service to the existing customer base of the major or regional carriers.

      As of the date of this prospectus, U.S. Helicopter has entered into an Interline Agreement with American Airlines and is actively involved in negotiations with other major airlines. The Interline Agreement governs the procedures for passenger traffic handling and the settlement of fees between the parties. The Company's business model assumes that we will have one primary airline partner such as American Airlines where all arrival and departure activities at JFK, LaGuardia and Newark Airports would operate from the airline partner's terminals. In addition, the Company also anticipates having a select number of secondary airline partners where the connecting transfer service from our primary airline partner terminal (such as American Airlines) would take place via van or bus. This transfer service will take place on the secure side of the airport roadway to/from our secondary partner terminal facility at each airport. The Company and American Airlines have determined where landing locations are/will be at each of Kennedy, LaGuardia and Newark airports. However, there can be no assurances that we will be able to conclude agreements with any other major or regional airlines with respect to the marketing services, code-sharing/fare sharing alliances and other related services required in order to cater to the business travelers needs.

      AIRCRAFT FINANCING. U.S. Helicopter intends to continue to structure its financing agreements with respect to the purchase and financing of its helicopters in such a fashion as to limit the company's exposure for maintenance-related costs and associated delays. Our strategy of purchasing new or low-time used aircraft is being pursued as a primary means of reducing expenses associated with the maintenance required for helicopter operations. Our purchasing decisions with respect to aircraft will be based not only on price sensitivity but also operational costs, including maintenance and fuel usage standards allotted by various manufacturers. It is anticipated that we will outsource our heavy maintenance service requirements including components overhaul to a known and reputable FAA certified maintenance service provider.

COMPETITION

      Currently there is no company or organization that presents direct competition to the affordable scheduled service that U.S. Helicopter intends to provide. That being the case, there are numerous other transportation services including limo, taxi, subway, and bus, yet only a few cater specifically to U.S. Helicopter's target customer. Using New York City as an example, the following table describes the current methods of transportation between Manhattan and Kennedy Airport, including a comparison to U.S. Helicopter's services.

METHOD OF TRANSPORTATION                 TIME TO BETWEEN MANHATTAN & JFK(1)               COST
---------------------------------------------------------------------------------------------------------------------------
Cary Coach Express Bus                65 - 90 minutes, longer during rush hour.           $13
                                      Unreliable due to unknowns.

Taxi                                  65 - 90 minutes, longer during rush hour.           $50, plus tolls & tip
                                      Unreliable due to unknowns

Airport Bus to Subway                 65 - 90 minutes, longer during rush hour.           Bus: Free
                                      Unreliable due to unknowns.                         Subway: $1.50

Limousine, Livery Service             65 - 90 minutes, longer during rush hour.           Starts at $70 plus tolls & tip
                                      Unreliable due to unknowns.

Helicopter Charter Service            8 - 12 minutes (pending availability),              $575 - $2770 for aircraft charter
                                      delivery to General Aviation Terminal.

US HELICOPTER SCHEDULED               8 MINUTES, RELIABLE, DELIVERY TO/FROM               $139 - $159 PER SEAT
HELICOPTER AIRPORT SHUTTLE            AIRLINE PARTNER'S GATE.
---------------------------------------------------------------------------------------------------------------------------

(1) The travel time estimates used in this table were taken from several different reliable sources. First, travel data from the Port Authority of New York and New Jersey was used to establish the existing methods of travel and the published elapsed time for each of those travel methods. This included the amount of time a passenger would have to plan to travel to/from each airport. Second, informal management surveys were taken of business persons working and/or traveling to/from Manhattan via the airports, which data correlated very well with Port Authority data. Third, the Company's management team has a thorough knowledge of the New York City area with respect to transportation and airline service, which was relied upon to separate the data into the different segments as shown in the above table. In addition, the Company has confirmed travel times through actual flights provided by United Technologies (the parent company of Sikorsky Aircraft). In all scenarios, the elapsed time of ground based travel is significantly higher than that of the helicopter.

      Whether by price, travel time, reliability, or a combination thereof, none of the services listed in the above table are considered competition to our flight services. While U.S. Helicopter's ticket price is comparable to ground based alternatives like limo, taxi, and rental car, our scheduled services offer significant time savings and enhanced reliability. Additional analysis of available helicopter charter services is provided below:

      Helicopter Charter Service. There are several companies that charter helicopters in New York City, but none that offer scheduled flights using a pricing and seating system similar to that of the major airlines. By providing a scheduled flight alternative, U.S. Helicopter will allow the customer to deal with fewer burdens in reaching his or her destination. The target customers will have significant economies of scale working for them when one takes into account the reasonable pricing of our service as compared to chartering the entire aircraft for up to $6,000 per hour. Scheduled flights also offer more flexibility, frequency, and availability. Offering the same popular flights at different times during the day provides customers with better scheduling options than having to adjust to an air charter's erratic booking patterns.

      Another important advantage of U.S. Helicopter's service will be direct delivery of passengers to the "secure side of the airport" at the airline partner's gate. Conversely, with a charter service passengers are delivered to the General Aviation Terminal where they must take a taxi or connector shuttle to their departure terminal, then proceed through check-in and security, which all takes a significant amount of time. This feature provides U.S. Helicopter with significant differentiation versus the services offered by charter operators.

      Currently, there are several helicopter services that offer chartered flights from Manhattan to each airport, but at a significant premium. Helicopter Flight Services Inc. offers airport transfers for $850 per leg for a four passenger aircraft ($212 per seat), which is 33% higher than U.S. Helicopter's fare price (and subject to availability). Ventura Air Services offers a similar service for $2,770 per leg for a 6 person aircraft ($462 per seat), which is 190% higher than U.S. Helicopter's fare price. Unlike U.S. Helicopter's services, when chartering one of these carriers the customer pays for the entire aircraft, including any empty seats. Due to the economies of scale associated with its proposed operations, U.S. Helicopter's scheduled "short-hop" flight service will be priced very competitively in order to attract customers who need to reduce travel time to the airport in a safe, fast, and cost-effective manner.

      Associated Aircraft Group (AAG): Associated Aircraft Group is an operator in the New York market that has the potential to be a competitor of U.S. Helicopter. AAG operates a charter air taxi service out of Dutchess County Airport, in upstate New York, and caters specifically to top level executives. Their service benefits only the people that can afford its service, it does not benefit the community by providing cost effective metro "short-hop" flights.

      Management does not believe that AAG's services are a significant threat to U.S. Helicopter's service due to AAG's costly pricing structure, their limited passenger capacity, lack of flight frequency (charter vs. schedule), and the fact that they only cater to a very small portion of U.S. Helicopter's overall target market. U.S. Helicopter's service is focused on servicing the entire New York City business traveler market, by providing a safe, affordable, high frequency service that customers can depend upon.

      Other Scheduled Helicopter Services. U.S. Helicopter has not identified any direct competitors offering regularly scheduled helicopter service in New York City nor in our other primary target markets of Washington D.C., Chicago, and Los Angeles nor elsewhere in the United States. Scheduled helicopter service is offered by Helijet International, Inc. in the Vancouver, British Columbia area and by Copterline servicing the route between Helsinki, Finland and Tallinn, Eastonia. We believe that Helijet and Copterline are unlikely to compete with us in our markets (because of foreign ownership issues), although if we are successful in implementing our business plan it is possible that competitors could emerge.

      We have assumed in our projections that it will take between 6 to 12 months after startup of a new route for traffic on that route to develop. Should our projections be wrong, our operations could be materially impacted since lower passenger counts will result in lower revenue than anticipated. A significant variance from projected passenger volumes or a reduction in the anticipated pricing could cause us to reconsider providing hourly service throughout the day in certain of our markets. It is also possible that we could consider reallocating some of our aircraft to the charter market until passenger levels develop.

OPERATING AGREEMENTS

      In order to conduct its business, U.S. Helicopter must enter into operating/rental agreements with heliport facilities in New York City and other cities as the Company's operations expand into other target markets throughout the United States. We have secured operating agreements with the Port Authority of New York and New Jersey, which operates the Downtown Manhattan Heliport and John F. Kennedy Airport, both of which are owned by the City of New York. In addition, we must enter into an operating agreement with the East 34th Street Heliport which is currently owned by the City of New York and operated by MacQuery Aviation North America. A similar arrangement will be needed later in the first year of operations for the West 30th Street Heliport owned by the State of New York and operated by Air Pegasus. We have entered into a lease agreement for office space at Sikorsky Memorial Airport in Bridgeport, Connecticut where the Company's operational headquarters are based in order to interface with the Windsor Locks FSDO. We have also entered into a lease with the owner of a combined office/hangar facility in Bridgeport, Connecticut, where the Company's aircraft will be stored, maintained and serviced. The Company has also entered into an agreement with the Port Authority of New York and New Jersey for office space at the Downtown Manhattan Heliport.

GOVERNMENT REGULATION

      In order to operate regularly scheduled passenger helicopter service, U.S. Helicopter is subject to regulation by each state in which it conducts or will conduct business, and under Federal, regional and (in some cases) local laws and regulations. In addition, the Company's officers, directors, managers and principal shareholders may be subject to scrutiny and approval by various Federal and State regulatory bodies where the Company may conduct operations. We have obtained approval from the Department of Transportation for a Certificate of Public Convenience and Necessity, the Federal Aviation Administration (the "FAA") for an Aircraft Operating Certificate, and the Transportation Security Administration. We have also developed Operating Plans for our operating procedures at Newark International Airport, LaGuardia Airport and Kennedy Airport in conjunction with American Airlines, the Port Authority of New York and New Jersey and the FAA.

      Persons who acquire beneficial ownership of U.S. Helicopter securities in excess of certain percentages may be subject to reporting and qualification procedures established by regulatory authorities.

      The securing of the requisite Federal, State and local licenses and permits is a prerequisite for conducting, operating or performing any regulated activity.

      U.S. Helicopter is also subject to certain Federal, State and local environmental protection, health and safety laws, regulations and ordinances that apply to non-helicopter business generally, such as the Clean Air Act, Clean Water Act, Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"). Occupational Safety and Health Act and similar state statutes, as well as laws and regulations which apply to businesses specifically engaging in the helicopter and aviation industries. To the best of its knowledge, U.S. Helicopter believes that it is in material compliance with all such statutes and the regulations or ordinances thereunder.

      In order to comply with the restrictions on ownership by foreign persons of a aircraft transporting passengers or merchandise in U.S. airspace under Federal law, as amended, persons who are not citizens of the United States as defined therein, may not hold in the aggregate more than 24.9% of U.S. Helicopter outstanding common stock (although subject to DOT approval, the percent of foreign economic ownership may be as high as 49%).

      We must also obtain licenses from state, regional, and local regulatory agencies for each of our proposed operations in other target markets such as Washington, D.C., Chicago, and Los Angeles. Local building, health and fire codes and similar regulations could also impact our operations. Violations of any of such statutes, codes or regulations could have a material adverse impact on the financial condition or operations of the company.

ENVIRONMENTAL MATTERS

      U.S. Helicopter is subject to certain Federal, state and local environmental protection, health and safety laws, regulations and ordinances that apply to non-helicopter business generally, such as the Clean Air Act, Clean Water Act, Resource Conservation and Recovery Act, CERCLA, Occupational Safety and Health Act and similar state statutes, as well as other laws which apply to businesses specifically engaging in the helicopter and aviation industries. To the best of its knowledge, U.S. Helicopter believes that it is in material compliance with all such statutes and the regulations or ordinances thereunder.

EMPLOYEES

      We currently have 35 full-time employees and six part-time employees as of May 30, 2006. We project we will employ on a ramped-up basis over 450 employees by year 5.

DESCRIPTION OF PROPERTY

      On December 1, 2004, U.S. Helicopter entered into a three year agreement for its executive offices at 6 East River Piers, Suite 216, Downtown Manhattan Heliport, New York, New York. Prior to that date, U.S. Helicopter was allowed to use the facility at no cost. The agreement provides for a monthly payment of $781.33 for 294 square feet of office space. We had no office rent expense for the year ended December 31, 2003 and had office rent expense of $781 and $9,376 for the years ended December 31, 2004 and December 31, 2005, respectively. As a part of the agreement, U.S. Helicopter was required to post a security deposit of $3,300.

      In September, 2004, U.S. Helicopter entered into a month-to-month lease for its Operations Base located at Sikorsky Memorial Airport in Stratford, Connecticut, which was extended in June, 2005. The basic monthly rent for the Company's Operations headquarters is $500 per month, including utilities. The basic monthly rent decreased from $550 to $500 per month, including utilities, as of January 1, 2005.

      On February 8, 2006, we entered into a one-year Lease Agreement with Three Wing Flying Service, Inc. ("Three Wing") for lease of office and hangar space at Sikorsky Memorial Airport in Stratford, Connecticut. The agreement provides for monthly payments of $6,334 for the month of February 2006, $10,268 for the months of March and April, 2006, $13,800 for the months of May through July 2006 and $16,000 per month for the balance of the lease. In addition, we agreed to issue 20,000 shares of our common stock to Three Wing. We are registering these shares in this offering.

      Effective February 1, 2006, we entered into an agreement with the Port Authority of New York and New Jersey to use an additional 1,590 square feet of space at the Downtown Manhattan Heliport ("DMH") as our passenger area. The term of the agreement expires August 16, 2007, which corresponds to the expiration of the Port Authority's agreement with the City of New York for the DMH. The monthly rental for the space is $6,360.00. In addition, we agreed to pay the Port Authority an additional fee, based on the Gross Receipts we earn from DMH departing flights.

LEGAL PROCEEDINGS

      We are not a party to any material legal proceedings.

CORPORATE MATTERS

      U.S. Helicopter Corporation is a Delaware corporation that was incorporated on March 4, 2003. The executive office of U.S. Helicopter is located at 6 East River Piers, Suite 216, Downtown Manhattan Heliport, New York, New York 10004, telephone number: 212-248-2002.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

      The following discussion and analysis should be read together with the financial statements and the accompanying notes thereto included elsewhere in this prospectus.

      This prospectus contains certain forward-looking statements and information that are based on the beliefs of management as well as assumptions made by and information currently available to management. The statements contained in this prospectus relating to matters that are not historical facts are forward-looking statements that involve risks and uncertainties including the Company, including, but not limited to, the successful commercialization of our services, future demand for our services, general economic conditions, government regulation, competition and potential competitors' strategies, technological innovations in the helicopter industry, changes in our business strategy or development plans, capital deployment, business disruptions, our ability to consummate future financings and other risks and uncertainties, certain of which are beyond our control. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ materially from those described herein as anticipated, believed, estimated or expected. Additional factors that could affect the Company's forward-looking statements include, among other things: the impact and result of any litigation (included private litigation), or of any investigation by the Securities and Exchange Commission or any investigation by any other governmental agency related to the Company; and the Company's ability to successfully implement internal controls and procedures that remediate any material weakness in controls and ensure timely, effective and accurate financial reporting. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ materially from those described herein as anticipated, believed, estimated or expected.

GENERAL

      We believe the timing is favorable, particularly in light of traffic congestion problems affecting many of the nation's highways serving major metropolitan areas during peak traffic hours (especially direct and connecting routes to major airports where gridlock has become the norm), to introduce our new Metro-hop Airport Shuttle Service. Our MASS service will provide regular, scheduled passenger helicopter service between many of the nation's larger metropolitan airports and surrounding city-based heliports. We estimate that there are annually over 29 million air passengers traveling in and out of Manhattan who could utilize a regularly scheduled helicopter service to access major airports, when it becomes available.

      Our principal target market is the business traveler who, we believe, will be willing to pay fares between $139 and $159. Individual travelers will purchase tickets at the higher price range. Large corporate travel management companies or corporations will purchase volume sales, which will be negotiated at a "per-ticket-price" at the lower price range and will be based upon large ticket commitments. Our approximate 8-minute regularly scheduled U.S. Helicopter flight from Manhattan to Kennedy Airport will stand in contrast to paying $850 to $2,770 for the same flight offered by a charter helicopter service or paying fares from $75-$125 plus tolls and tips for 65-125 minutes of travel time (or longer) via taxi or limousine airport ride. While our service will be available to the general public including corporate CEOs and affluent leisure travelers, we believe our service will have the greatest appeal to the segment of the business traveler market (like managers, directors, etc.) who use town car/executive car services, limos or taxi transportation, travel 2-3 times per month and recognize the true time-saving value offered via helicopter. We believe our service will be highly attractive (for personal reasons as well as business reasons) compared to ground-based travel when the helicopter connection is reasonably and moderately priced in the range that U.S. Helicopter expects to offer and achieve.

      We intend to introduce our MASS service initially in the Metro New York City market with service between John F. Kennedy, Newark Liberty, and La Guardia Airports and the Downtown Manhattan, East 34th Street, and West 30th Street Heliports. Our flight operations commenced on March 27, 2006 between the Downtown Manhattan Heliport and Kennedy Airport. Subsequently we intend to introduce our airport shuttle service in the metropolitan Washington DC, Chicago and Los Angeles markets, with further expansion into other major U.S. metro-markets. The number of passengers who originate or terminate their travel from within close proximity to one of these cities' heliports is estimated at over 200 million annually. Over 29 million passengers originate or terminate their trips in the island of Manhattan.

      Many of the same factors (population growth, economic expansion and airline deregulation), which drove the growth in air passenger travel during the years since 1975, are also responsible for the demand which currently exists for reliable, scheduled "Metro-hop" airport shuttle services. Even so, as traffic congestion intensified and systemic gridlock became the norm (while corporate charter helicopter usage expanded), the demand for scheduled helicopter services to and from airports to serve the general public, especially regular business travelers, has remained largely ignored and un-served in the United States.

      U.S. Helicopter believes that there is significant unfulfilled demand for scheduled, "Metro-Hop" airport helicopter shuttle services in the U.S., especially in its initial target market comprised of the New York City metropolitan area. This demand has been largely unfulfilled since the late 1970s, when New York Airways' scheduled helicopter service carried over 400,000 passengers annually. During this period the market size was approximately 35 million passengers as compared to today's, where the market size has grown to over 96 million passengers.

      Due to significant growth in many U.S. cities, the need for ground-based infrastructure servicing metropolitan areas, and roadways servicing major airports in particular, has outpaced capacity. Only so many subways, bus lines, and taxi routes can be added to service these high demand routes before each city runs out of space and capability. Adding more limousine and taxi services will not help the situation either because the bottleneck is in the infrastructure itself. U.S. Helicopter believes that the future of transportation for short distances into and out of these densely populated urban areas is by helicopter. By using the unique vertical take off and landing capabilities of the helicopter, passengers will be able to travel through the city and to local destinations without suffering through hours of gridlock. People will be able to quickly travel across town, to the local airport, or to a neighboring city in minutes instead of hours.

      Since inception, we have incurred substantial operating losses and expect to incur additional operating losses over the remainder of the pre-operating period and the first full year of operations. As of March 31, 2006, we had an accumulated deficit of $(5,215,793). We have not received any revenues from inception until the start of operations on March 27, 2006. Our operations have been financed primarily through the sale of secured convertible debentures, the private placement of Common Stock, the private placement of convertible notes, and a sale of equity securities comprising 63,200 Units consisting of Series A Preferred Stock and common stock purchase warrants. The terms of these debt and equity financings are set forth below.

      On October 26, 2005, we entered into the Portfolio Lenders Note in the principal amount of $250,000. We also issued to the investor a warrant to purchase up to 100,000 shares of our common stock as an inducement to enter into the transaction. The Portfolio Lenders Note accrues interest at the rate of 15% per annum, of which 120 days worth of interest was paid in advance on the closing date. An additional $12,500 origination fee was also paid to the investor at closing. Interest at the rate of 20% per annum is payable upon the occurrence of an event of default under the Portfolio Lenders Note. The Portfolio Lenders Note, together with accrued and unpaid interest, are convertible at the option of the holder into shares of our common stock at a conversion price equal to $0.50 per share. The investor converted all sums due and payable under the Portfolio Lenders Note as of March 26, 2006 into 500,000 shares of common stock. We are registering these shares in this offering, along with the 100,000 shares of common stock issuable upon exercise of the Portfolio Lenders Warrant.

      On October 26, 2005, we entered into a Common Stock Purchase Agreement with International Financial Advisors, K.S.C. pursuant to which, on November 1, 2005 we issued 3,000,000 shares of our common stock at a purchase price of $1.00 per share for a total purchase price of $3 million. We also issued to this investor on November 1, 2005 a warrant to purchase up to 750,000 shares of our common stock. The warrant is exercisable at an exercise price of $1.00 per share for a period of three years from its date of issuance. We are registering the shares of common stock issued and the shares of common stock issuable upon exercise of the warrant in this offering.

      The Common Stock Purchase Agreement provides the investor with (1) the right to participate in future equity or debt securities offerings conducted by us for a period of two years so long as the investor holds at least five percent of our outstanding common stock and (2) the exclusive right to develop with us a joint venture, partnership or any other commercial arrangement involving the establishment of aviation operations in the Middle East (as defined in the agreement) for a period of three years.

      We also agreed to appoint Christopher D. Brady to our Board of Directors pursuant to the Common Stock Purchase Agreement effective on the closing date. Mr. Brady was appointed to the Board of Directors on November 1, 2005.

      On October 26, 2005, we also entered into separate Common Stock Purchase Agreements with four individual investors pursuant to which we agreed to issue an aggregate of 250,000 shares of our common stock at a purchase price of $1.00 per share for a total purchase price of $250,000. We are registering these shares in this offering.

      We paid commissions of $325,000 in cash and warrants to purchase up to 162,500 shares of our common stock exercisable at an exercise price of $1.00 per share for a period of three years from its date of issuance in connection with this financing. Of these commissions, a total of $162,500 in cash and warrants to purchase 162,500 shares were paid to broker dealers. We are registering the shares of common stock issuable upon exercise of these warrants in this offering.

      On October 26, 2005, we entered into a Common Stock Purchase Agreement with Samama Global Corporation ("Samama") pursuant to which on November 1, 2005 we issued 3,000,000 shares of our common stock at a purchase price of $1.00 per share for a total purchase price of $3 million. We are registering these shares in this offering.

      We also agreed to appoint a nominee of Samama to our Board of Directors in connection with this financing. Effective February 8, 2006, we appointed George
A. Fechter to the Board in satisfaction of this obligation. Samama also agreed that its voting rights may be automatically suspended as to any shares held by Samama which exceed an aggregate of 24.99% of our outstanding voting securities when taken together with shares held by all other non-U.S. citizens.

      We paid commissions of $300,000 in cash and warrants to purchase up to 150,000 shares of our common stock exercisable at an exercise price of $1.00 per share for a period of three years from its date of issuance in connection with this financing. Of these commissions, a total of $150,000 in cash and the warrants to purchase 150,000 shares were paid to broker dealers. We are registering the shares of common stock issuable upon the exercise of these warrants in this offering.

      In November and December 2004, U.S. Helicopter issued a total of 63,200 of our Units to a limited number of accredited investors pursuant to the 2004 Private Placement in which we received $316,000 before payment of expenses associated with the offering. In connection with the 2004 Private Placement, 20 persons have received a total of 316,000 shares of our Series A Convertible Preferred Stock and 126,400 warrants to purchase our common stock, of which 63,200 warrants have an exercise price equal to 125% of the conversion price of the Series A Preferred Stock and the remaining 63,200 warrants have an exercise price equal to 150% of the conversion price of the Series A Preferred Stock. We are registering the shares issuable upon the conversion of the Series A Preferred Stock and upon the exercise of the warrants issued in the 2004 Private Placement in this offering.

      In addition to the transactions described above, we sold a total of $7.52 million of our convertible debentures pursuant to three Securities Purchase Agreements with Cornell Capital in August, 2004, August, 2005, and March, 2006, respectively. We are registering a total of 10,879,661 shares issuable in connection with the August 2005 Debenture and the March 2006 Debenture in this offering, as well as the 5,150,000 shares of common stock issuable upon the exercise of warrants issued to Cornell Capital in connection with the March 2006 Debenture. (See the heading entitled "Recent Sales of Unregistered Securities" for additional information.)

RESULTS OF OPERATIONS

      Since inception on March 4, 2003 through March 27, 2006, the Company has had no revenues from operations and did not generate any revenues from operations until March 27, 2006. For the three months ended March 31, 2006 and for the period from inception (March 4, 2003) through March 31, 2006, total revenues were $13,876.

      From inception to March 31, 2006, the Company has incurred professional fees totaling $865,814. These fees are comprised of legal fees for general matters, negotiation/closing of the Convertible Debenture transactions, accounting and audit fees, other consulting fees, transfer agent fees and registered agent fees.

      Since inception, the Company has incurred operating losses. As of March 31, 2006, our accumulated deficit was $(5,215,793).

LIQUIDITY AND FINANCIAL CONDITION

      We have financed our operations since inception primarily through private placement financings with Cornell Capital, a private placement of a convertible note with Portfolio Lenders II, LLC, private placements of common stock conducted in October and November 2005 and the 2004 Private Placement. In August 2004, the Company closed on a $1.3 million convertible debenture financing with Cornell Capital, of which the Company has received gross proceeds of $1.3 million to date. In November and December of 2004, the Company closed on a private placement offering of 63,200 Units to a limited number of accredited investors, pursuant to which we received $316,000 before payment of expenses associated with the offering. U.S. Helicopter received net proceeds of $206,300 in the 2004 Private Placement, which was used for general working capital purposes and startup costs. The Company closed on an additional $220,000 convertible debenture financing with Cornell Capital in August, 2005. On October 26, 2005, the Company closed on a $250,000 convertible note offering with Portfolio Lenders II, LLC. In addition, in November, 2005, the Company closed on six common stock private placement transactions with six investors for a total of $6,250,000, pursuant to which the Company issued a total of 6,250,000 shares of its common stock.

      In addition, in February 2006, we issued a convertible note in the amount of $494,505 to one investor in exchange for 494,505 shares of our common stock held by this investor. This note bears interest at 10% per annum and is repayable on February 23, 2007 and may be extended to February 23, 2008. The note is convertible into shares of our common stock at the lesser of $1.00 per share or 100% of the fair market value of our common stock for the ten trading days prior to the conversion date, provided that the conversion price shall not be less than $0.50 per share.

      We plan to acquire through lease or mortgage, and put into service, up to eight (8) helicopters during our first year of flight operations which commenced on March 27, 2006. On November 2, 2005, we took delivery of our first helicopter pursuant to a lease dated as of November 1, 2005. At the time of entering into the lease, we paid the lessor the first month's rent, in advance, and a security deposit, as defined in the lease. Future rent payments are due on the first of each month and continue during the term. The lease term is for three years with no renewals or purchase options. However, we hope to be in a position to negotiate a renewal at the end of the term of the lease.

      On December 1, 2005, February 14, 2006 and May 15, 2006, respectively, we took delivery of three additional aircraft pursuant to respective lease agreements dated December 1, 2005, February 10, 2006 and April 26, 2006. The lease terms are for five years each. At the time of entering into the leases, we paid the lessor the first month's rent, in advance, and a security deposit, as defined in the lease. Future rent payments are due on the first of each month and continue during the term.

      In addition, the Company has entered into a Deposit and Advance Order Agreement with Sikorsky for the purchase of four aircraft to be delivered between September 2007 and February 2008. The Company has made a deposit with Sikorsky in the amount of $400,000, or $100,000 per aircraft. The Company and Sikorsky are in the process of negotiating a formal sales agreement for the aircraft. No assurances can be given that a formal sales agreement with Sikorsky will be completed on terms favorable to us or at all.

      We will need approximately $16.0 million of helicopter lease/debt financing for our next four helicopters, inclusive of deposits required in connection with any financing transaction. It is anticipated that the purchase price per aircraft for the next five used aircraft, including the cost of refurbishment and re-configuration of interiors, will be approximately $3.8 million, which amount is included in the overall purchase price described herein. It is anticipated that the security deposit for these five aircraft will be approximately $0.3 million, with the balance of the purchase price to be in the form of lease financing. It is anticipated that the manufacturers of these aircraft or the financing source, along with the engine manufacturer, will enter into "power-by-the-hour" ("PBH") arrangements, whereby the Company would be allowed to cover the cost of major maintenance items over a period of time, rather than as the maintenance costs are specifically incurred. The Company has been required to place deposits with the aircraft manufacturers for new aircraft to be delivered between September 2007 and February 2008. Accounting for PBH arrangements will be accomplished through our Statement of Operations, where we will expense in full the amount of such costs at the rates in accordance with any contracts we have in place. We will record deposits made to the manufacturer(s) as Deposits on our Balance Sheet. These deposits could be used by the manufacturer(s) if there is an event of default by us.

      In addition to the lease financing described above, it is currently anticipated that the Company would place an order in 2006 for delivery in early 2008 of an additional four new aircraft at an average purchase price of $8.0 million, and an additional fourteen (14) aircraft after 2007 at the same average purchase price. The current anticipated delivery schedule for the initial and additional aircraft for the first year of operations is as follows:

      o     November 2, 2005: Received Delivery of one S76B aircraft
      o     December 1, 2005: Received Delivery of one S76B aircraft
      o     February 14, 2006: Received Delivery of one S76B aircraft
      o     May 15 2006: Received Delivery of one S76B aircraft
      o     July 2006: Delivery of one S76B aircraft
      o     September 2006: Delivery of one S76B aircraft
      o     November 2006: Delivery of two S76B aircraft

      The above dates for delivery of aircraft we have not yet received represent the anticipated delivery to us. The aircraft will require modifications to bring them to our standards, which we estimate will take approximately 45 days per aircraft. The Company signed a term sheet on February 26, 2006 for the financing of five aircraft.

      There can be no assurance that the Company will be successful in entering into financing agreements for these aircraft. If these financings cannot be consummated, the Company will assess all available alternatives.

      To date our financing has come from the sale of $7.52 million of convertible debentures, $0.3 million in private placement proceeds in the 2004 Private Placement, $0.25 million from the sale of a convertible note and $6.25 million in private placement proceeds from the sale of our common stock. We also have the ability to sell up to $11 million of our common stock to Cornell Capital pursuant to the SEDA. As of the date of this prospectus, we anticipate that we will not need to raise additional capital to finance operations through year-end 2006, assuming that our results of operations reasonably correspond to our business plan. If results of operations fail to meet our reasonable expectations, we may need to raise additional capital to finance operations.

RECENT ACCOUNTING PRONOUNCEMENTS.

      In December 2004, the Financial Accounting Standards Board, or FASB, issued SFAS No. 153, "Exchanges of Nonmonetary Assets," (SFAS No. 153). SFAS No. 153 amends Accounting Principles Board ("APB") Opinion No. 29, "Accounting for Nonmonetary Transactions," to require exchanges of nonmonetary assets be accounted for at fair value, rather than carryover basis. Nonmonetary exchanges that lack commercial substance are exempt from this requirement. SFAS 153 is effective for nonmonetary exchanges entered into in fiscal years beginning after June 15, 2005. We do not routinely enter into exchanges that could be considered nonmonetary, accordingly we do not expect the adoption of SFAS 153 to have a material impact on our financial statements.

      In December 2004, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 123R, "Share-Based Payment". SFAS No. 123R is a revision of SFAS No. 123, "Accounting for Stock Based Compensation", and supersedes APB 25. Among other items, SFAS 123R eliminates the use of APB 25 and the intrinsic value method of accounting, and requires companies to recognize the cost of employee services received in exchange for awards of equity instruments, based on the grant date fair value of those awards, in the financial statements. The effective date of SFAS 123R is the first reporting period beginning after December 15, 2005, although early adoption is allowed. SFAS 123R requires companies to adopt its requirements using a "modified prospective" method. Under the "modified prospective" method, compensation cost is recognized in the financial statements beginning with the effective date, based on the requirements of SFAS 123R for all share-based payments granted after that date, and based on the requirements of SFAS 123 for all unvested awards granted prior to the effective date of SFAS 123R. The "modified retrospective" method also permits entities to restate financial statements of previous periods based on proforma disclosures made in accordance with SFAS 123.

      We will adopt SFAS 123R effective January 1, 2006. We currently utilize a standard option pricing model (i.e., Black-Scholes) to measure the fair value of stock options granted to employees. SFAS 123R permits us to continue to use such a model.

      SFAS 123R also requires that the benefits associated with the tax deductions in excess of recognized compensation cost be reported as a financing cash flow, rather than as an operating cash flow as required under current literature. We have not yet determined what effect, if any, this change will have on future periods.

      In March 2005, the FASB issued Interpretation No. 47 (FIN 47), "Accounting for Conditional Asset Retirement Obligations--an interpretation of FASB Statement No. 143." FIN 47 clarifies that an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation when incurred if the liability's fair value can be reasonably estimated. FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 was adopted in the fourth quarter of 2005 and has had no significant impact on our financial position, results of operations or cash flows.

      In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections--a replacement of APB Opinion No. 20 and FASB Statement No. 3" ("SFAS No. 154"). SFAS No. 154 requires retrospective application as the required method for reporting a change in accounting principle, unless impracticable or a pronouncement includes specific transition provisions. SFAS No. 154 also requires that a change in depreciation, amortization or depletion method for long-lived, nonfinancial assets be accounted for as a change in accounting estimate effected by a change in accounting principle. This statement carries forward the guidance in APB Opinion No. 20, "Accounting Changes," for the reporting of the correction of an error and a change in accounting estimate. SFAS No. 154 is effective beginning January 1, 2006. SFAS No. 154 is not expected to have a significant impact on our financial position, results of operations or cash flows.

      In June 2005, the Emerging Issues Task Force ("EITF") reached a consensus on EITF Issue No. 05-6, "Determining the Amortization Period for Leasehold Improvements Purchased after Lease Inception or Acquired in a Business Combination" ("EITF 05-6"). EITF 05-6 requires that leasehold improvements that are placed in service significantly after and not contemplated at or near the beginning of the lease term be amortized over the shorter of the useful life of the assets or a term that includes required lease periods and renewals that are deemed to be reasonably assured at the date the leasehold improvements are purchased. EITF 05-6 was adopted in the fourth quarter of 2005. EITF 05-6 did not have a significant impact on our financial position, results of operations or cash flows.

      In February 2006, FASB issued FASB 155, ACCOUNTING FOR CERTAIN HYBRID FINANCIAL INSTRUMENTS an amendment of FASB 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, and FASB 140, ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES. FASB 155, provides the framework for fair value remeasurement of any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation as well as establishes a requirement to evaluate interests in securitized financial assets to identify interests. FASB 155 further amends FASB 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. The guidance FASB 155 also clarifies which interest-only strips and principal-only strips are not subject to the requirements of FASB 133 and concentrations of credit risk in the form of subordination are not embedded derivatives. This Statement is effective for all financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins September 15, 2006. FASB 155 is not expected to have a material impact on the Company's consolidated financial statements.

      In March 2006, FASB issued FASB 156, ACCOUNTING FOR SERVICING OF FINANCIAL ASSETS--AN AMENDMENT OF FASB STATEMENT NO. 140. FASB 156 requires the recognition of a servicing asset or servicing liability under certain circumstances when an obligation to service a financial asset by entering into a servicing contract. FASB 156 also requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value utilizing the AMORTIZATION METHOD OR FAIR MARKET VALUE METHOD. FASB 156 is effective at the beginning of the first fiscal year that begins after September 15, 2006. FASB 156 is not expected to have a material impact on the Company's consolidated financial statements.

CRITICAL ACCOUNTING POLICIES.

      U.S. Helicopter's consolidated financial statements and related public financial information are based on the application of accounting principles generally accepted in the United States ("GAAP"). GAAP requires the use of estimates, assumptions, judgments and subjective interpretations of accounting principles that have an impact on the assets, liabilities, revenue and expense amounts reported. These estimates can also affect supplemental information contained in our external disclosures including information regarding contingencies, risk and financial condition. We believe our use of estimates and underlying accounting assumptions adhere to GAAP and are consistently and conservatively applied. We base our estimates on various assumptions that we believe to be reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions or conditions. We continue to monitor significant estimates made during the preparation of our financial statements.

      Our significant accounting policies are summarized in the Notes of our consolidated financial statements. While all these significant accounting policies impact its financial condition and results of operations, U.S. Helicopter views certain of these policies as critical. Policies determined to be critical are those policies that have the most significant impact on U.S. Helicopter's consolidated financial statements (or are anticipated to have such impact when operations commence) and require management to use a greater degree of judgment and estimates. Actual results may differ from those estimates. Our management believes that given current facts and circumstances, it is unlikely that applying any other reasonable judgments or estimate methodologies would cause a material effect on our consolidated results of operations, financial position or liquidity for the periods presented in this prospectus. Our critical accounting policies are useful lives of assets, impairment testing of assets, revenue recognition, and deferred offering costs.

      USEFUL LIVES OF TANGIBLE AND INTANGIBLE ASSETS. Depreciation and amortization of tangible and intangible assets are based on estimates of the useful lives of the assets. We regularly review the useful life estimates established to determine their propriety. Changes in estimated useful lives could result in increased depreciation or amortization expense in the period of the change in estimate and in future periods that could materially impact our financial condition and results of operations.

      IMPAIRMENT OF LONG-LIVED ASSETS. We adopted Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS No. 144") SFAS No. 144 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. An impairment charge could materially impact our financial condition and results of operations.

      REVENUE RECOGNITION. We recognize revenue when transportation has been provided, including scheduled passenger and charter services.

      DEFERRED OFFERING COSTS AND DEFERRED FINANCING COSTS. We incurred certain costs related to financing activities during the twelve-month periods ended December 31, 2005 and 2004 and during the three month periods ended March 31, 2006 and 2005. These costs consisted primarily of legal fees, placement agent fees and commissions which are related to the placement of debt securities (deferred financing costs) and equity securities (deferred offering costs).

      Additional Information. With respect to our cash requirements and sources during the next 12 months, see Management's Discussion and Analysis--Liquidity and Financial Condition. We will lease or purchase approximately four additional 12-seat used, low-time helicopters roughly through and including fourth quarter 2006. During that time period, we expect that our most significant equipment-related and plant-related expenses will be a combination of helicopter lease and/or debt payments (approximately $1.75 million). With respect to changes in number of employees, we have 35 full time employees and six part-time employees as of May 30, 2006 and expect to have approximately 85 full-time and 20 part-time employees at the end of fourth quarter 2006.

      Off-Balance Sheet Arrangements. U.S. Helicopter has no off-balance sheet arrangements.

      PLAN OF OPERATION.

OVERVIEW

      U.S. Helicopter Corporation is a development stage company whose core business will be providing regularly scheduled helicopter shuttle service between many of the nation's larger metropolitan airports and surrounding city-based heliports. The Company intends to introduce its service - called "Metro-hop Airport Shuttle Service" or "MASS" - in the New York City market with frequent service between Kennedy, Newark Liberty, and LaGuardia airports and the New York metropolitan area heliports located at Wall Street, East 34th Street, and West 30th Street. The Company's MASS service is intended to provide a fast, reliable, and safe alternative for airline passengers who wish to avoid the uncertainties and frequent delays associated with depending upon surface-based transportation to and from airports.

      As the Company completes its first year of operations and the introduction of its MASS service in New York City, it intends to phase-in similar service during the following four years in other major U.S. metropolitan markets such as Washington, D.C., Chicago and Los Angeles.

      In addition to the airport-focused MASS shuttle service, the Company also intends to develop and introduce other regularly scheduled helicopter services (as differentiated from charter flights) including: commuter service between suburban helipads and New York City metropolitan heliports; weekend service between New York City metropolitan heliports and weekend/vacation retreat destinations such as the Hamptons, Cape Code and Martha's Vineyard; scheduled service to and from entertainment and resort destinations such as casinos based in Atlantic City and Connecticut; and utilizing aircraft at night or on weekends when aircraft are not flying the MASS shuttle service.

      U.S. Helicopter must raise additional capital in the next 12 months in order to purchase aircraft. Management currently plans to acquire through lease or mortgage up to four additional helicopters during the Company's first year of operations, for which approximately $16 million in lease/debt financing will be needed. The Company acquired its first four aircraft pursuant to leases on November 2, 2005, December 1, 2005, February 14, 2006 and May 15, 2006. The Company is currently in negotiations with a number of potential financing sources for its startup and aircraft acquisition costs; however, there can be no assurances that a transaction with any of these potential financing sources will be completed.

      The Company has 35 full-time employees and six part-time employees as of May 30, 2006 and expects to have a total of approximately 85 full-time and 20 part-time employees as of the end of fourth quarter 2006. As of the end of fourth quarter 2007, the Company expects to have approximately 170 full time and 40 part-time employees.

      In August 2004, we received our first tranche of $1.0 million ($772,500 net of expenses) from a financing transaction with Cornell Capital pursuant to the terms of a Securities Purchase Agreement (the "SPA"). In February 2005, we received our second tranche of $300,000 ($270,000 net of expenses) pursuant to the SPA. In exchange for financing under the SPA, we agreed to issue to Cornell Capital $1,300,000 of our 5% secured, convertible debentures. On April 8, 2005, we entered into an Amended and Restated Secured Debenture (the "April 2005 Debenture") in the amount of $1,335,424, representing the principal and interest due under the prior debentures as of such date. The April 2005 Debenture's conversion provision entitles Cornell Capital at any time, and from time to time, to convert up to 10% of the principal plus accrued interest into U.S. Helicopter's $0.001 par value common stock, at a price of $0.20 per share. In the event of a default under the April 2005 Debenture, Cornell Capital may convert up to 100% of all sums due and payable under the April 2005 Debenture. To date, we have used the proceeds from these transactions for general working capital purposes and startup costs.

      In addition, we entered into an Amended and Restated Standby Equity Distribution Agreement with Cornell Capital in April 2005 (the "SEDA") whereby we may, at our discretion, periodically sell to Cornell Capital shares of our common stock for a total purchase price of $11.0 million. For each share of common stock purchased under the SEDA, Cornell Capital will pay U.S. Helicopter 99% of the volume weighted average price on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the 5 days immediately following the notice date. Further, Cornell Capital will retain a fee of 5% of each advance under the SEDA. In connection with the SEDA, Cornell Capital received a commitment fee of 2,472,527 shares of our common stock. We are not registering the shares issuable pursuant to the SEDA in this offering.

      In addition, on August 23, 2005, we received net proceeds of $190,000 from an additional financing transaction with Cornell Capital pursuant to the terms of a new Securities Purchase Agreement with Cornell Capital, whereby $220,000 of 5% secured convertible debentures were issued (the "August 2005 Debenture"). Since January 1, 2006, we have been required to make monthly payments of $40,000 until all amounts under the August 2005 Debenture are repaid in full. The August 2005 Debenture bears interest at 5% per annum and is secured by the Amended and Restated Security Agreement under identical terms as the April 2005 Debenture. Up to 10% of all sums due and payable under the August 2005 Convertible Debenture may be converted at Cornell Capital's option, into shares of our common stock at a price of $0.20 per share. All other material terms of the August 2005 Convertible Debenture are identical to the April 2005 Debenture.

      On March 31, 2006, we received net proceeds of $5,505,000 from an additional financing with Cornell Capital pursuant to the terms of a new Securities Purchase Agreement with Cornell Capital, whereby $6,000,000 of 8% secured convertible debentures were issued (the "March 2006 Debenture"). The March 2006 Debenture is convertible at the option of Cornell Capital any time up to maturity at a conversion price equal to the lesser of $1.45 or 95% of the lowest volume weighted average price of our common stock during the thirty trading days immediately preceding the conversion date or the interest payment date, as applicable, as quoted by Bloomberg, LP, but in no event less than $.001. The March 2006 Debenture has a three-year term and accrues interest at 8% per year payable in our common stock at the rate equal to the conversion price of the March 2006 Debenture in effect at the time of payment. Interest and principal payments on the March 2006 Debenture are due on the maturity date of March 31, 2009.

      We began operations on March 27, 2006 and will ramp up our New York operations throughout 2006 and the first half of 2007. On November 2, 2005, we took delivery of our first helicopter pursuant to a lease dated as of November 1, 2005. On December 1, 2005, February 14, 2006 and May 15, 2006, respectively, we took delivery of three additional aircraft pursuant to respective lease agreements dated December 1, 2005, February 10, 2006 and April 26, 2006, respectively.

      The executive offices of U.S. Helicopter are located at the 6 East River Piers, Suite 216, Downtown Manhattan Heliport, New York, New York 10004; telephone number 212-248-2002. Our operations base is located at 1000 Great Meadow Road, Suite 200, Sikorsky Memorial Airport, Stratford, Connecticut 06615; telephone number 203-378-2002.

BUSINESS STRATEGY

      U.S. Helicopter was founded to provide the most efficient and cost effective alternative to existing transportation problems, by initiating scheduled "short-hop" helicopter service into and around metropolitan areas utilizing new, dual engine, dual pilot helicopters. We believe this type of service represents the future of transportation in major metropolitan areas. Currently there is no scheduled helicopter service in any of our targeted markets. The sole competition comes from surface-based transportation alternatives such as rail, bus, taxi, and limo allowing U.S. Helicopter to gain the "first mover" advantage in each of its target markets.

      In addition to continued ground-based traffic congestion problems and delays, there have been significant increases in crowds and wait times associated with check-in and security at airports due to the terrorist attacks of September 11, 2001. Airlines have been trying to find new and better ways to attract business travelers back to flying. They have spent significant time and money figuring out ways to get passengers through this process in less time. U.S. Helicopter's service will offer our passengers an alternative solution because we will provide check-in and full security screening at each heliport. After passengers are cleared for boarding our helicopter at the heliport (where crowds are significantly fewer than at major airports), they will be delivered by U.S. Helicopter to the secure side of their destination airport. The overall process time for passengers will be greatly reduced as they will move through security with just six to twelve people on their helicopter flight instead of the crowds of hundreds or thousands at the airport.

ROLL-OUT PLAN

      While there are numerous metropolitan areas throughout the world that currently need U.S. Helicopter's service, management of U.S. Helicopter has made the decision to launch our service in New York City. New York is one of the country's most densely populated metropolitan areas, with a highly congested ground-based transportation system. It is almost impossible to travel into, out of, and throughout the city without encountering major time-consuming traffic. New York has also reached its limit in infrastructure development because of the restriction on real estate due to the waterways surrounding the city. This traffic congestion problem has even spread to many of New York City's access highways and throughout the northeast corridor, spanning from Boston to Washington DC. U.S. Helicopter has identified the need for a helicopter based transportation service, which would directly target several of the city's high demand travel routes thereby alleviating some of the congestion.

      Currently New York has the most developed helicopter infrastructure in the world with three strategically located public access heliports, a published and certified network of helicopter navigational routes, and a mayor who has expressed an understanding of helicopters and the value they offer corporations. Other cities such as Washington DC, Chicago and Los Angeles are not far behind. Management believes that by executing a strategy to provide the first scheduled helicopter service in each of its target markets, U.S. Helicopter will be able to leverage its first mover advantage to maintain a strong-hold in each market.

      Getting from Manhattan to Kennedy, LaGuardia, or Newark Liberty airports can be inefficient from a travel time perspective, and in many cases, can take hours door to door. This is due to traffic congestion in the city as well as on each of the roadways that service the airports. This is especially true during peak flight hours, which happen to coincide with rush hour traffic. For each airport, peak flight times occur in the morning between 7:00 am and 10:00 am and in the afternoon between 3:00 pm and 7:00 pm. The cost of a corporate limo service to the airport can cost between $75 and $125 and take anywhere from 1 to 2 plus hours travel time. At an average flight time of 10 minutes and an initial fare between $139-159, U.S. Helicopter's helicopter services will provide a quick and cost effective alternative to ground transportation. The Company's travel time estimates are derived from a number of sources including travel data from the Port Authority of New York and New Jersey, surveys of business persons working and/or traveling to/from Manhattan via the airports, and management team experience. Recently, the Company confirmed helicopter travel times through actual flights conducted by United Technologies, an entity affiliated with Sikorsky Aircraft, on two separate occasions.

      The highest demand in the New York City market is expected to come from the Downtown Wall Street and East 34th Street Heliports and from Kennedy and LaGuardia or Newark Liberty Airports. Each of these destinations currently supports the highest amount of traffic, making success at these locations the easiest to achieve. U.S. Helicopter's initial service will support this high demand for scheduled helicopter service, and we believe will provide the quickest acceptance and commensurate growth rates. As our services gain acceptance, we intend to acquire additional aircraft and larger aircraft to support flights between each Manhattan heliport and all three major New York City airports.

      The best way to demonstrate the time savings that U.S. Helicopter's service will provide is to compare the total "Elapsed Time" that passengers would experience from the moment they step out of their front door until the time they reach their airport departure gate using each transportation alternative. This comparison is shown in the following table:

ELAPSED TRAVEL TIME COMPARISON SHEET (1)

-------------------------------------------------------------------------------------------------------------------------
                                               Average Travel Time
                                                Departure Zone to
                                                   Destination
                                           --------------------------
                                                                           Travel Time         Total              US
  Travel      Departure                                      Outside        Check-in &        Elapsed         Helicopter
  Method         Zone       Destination    In Manhattan     Manhattan        Security       Travel Time      Time Savings
-------------------------------------------------------------------------------------------------------------------------
  Ground       Downtown         JFK           20 min          90 min          45 min          155 min          120 MIN
  Ground       Downtown         EWR           15 min          75 min          45 min          135 min          100 MIN
  Ground       Downtown         LGA           20 min          60 min          45 min          125 min           90 MIN
Helicopter     Downtown         All           10 min          10 min          15 min           35 MIN
-------------------------------------------------------------------------------------------------------------------------
  Ground      East Side         JFK           15 min          90 min          45 min          150 min          110 MIN
  Ground      East Side         EWR           25 min          75 min          45 min          145 min          105 MIN
  Ground      East Side         LGA           15 min          60 min          45 min          120 min           80 MIN
Helicopter    East Side         All           15 min          10 min          15 min           40 MIN
-------------------------------------------------------------------------------------------------------------------------
  Ground      West Side         JFK           25 min          90 min          45 min          160 min          115 MIN
  Ground      West Side         EWR           15 min          75 min          45 min          135 min           90 MIN
  Ground      West Side         LGA           25 min          60 min          45 min          130 min           85 MIN
Helicopter    West Side         All           20 min          10 min          15 min           45 MIN
-------------------------------------------------------------------------------------------------------------------------

(1) The travel time estimates used in this table were taken from several different reliable sources. First, travel data from the Port Authority of New York and New Jersey was used to establish the existing methods of travel and the published elapsed time for each of those travel methods. This included the amount of time a passenger would have to plan to travel to/from each airport. Second, informal management surveys were taken of business persons working and/or traveling to/from Manhattan via the airports, which data correlated very well with Port Authority data. Third, the Company's management team has thorough knowledge of the New York City area with respect to transportation and airline service, which was relied upon to separate the data into the different segments as shown in the above table. In addition, the Company has confirmed travel times through actual flights provided by United Technologies (an entity affiliated with Sikorsky Aircraft) on two recent occasions. In all scenarios, the elapsed time of ground based travel is significantly higher than that of the helicopter.

      We anticipate that within approximately 12 months after launching our shuttle service in New York, we will have completed initiation of the Metro-hop Airport Shuttle Service in that market and established the platform for optimum development of our business model. We will then position the company for expansion into other markets both domestically and internationally. Management plans to enter three additional markets after the initial introduction of services in New York, within a five-year timeframe. Washington DC, Chicago, and Los Angeles, along with New York represent the top four markets that we plan to service in the United States. The Washington DC, Chicago, and Los Angeles markets have been identified because they have transportation and congestion problems similar in scope to New York City's.

      We plan to acquire through lease or mortgage and put into service up to four additional helicopters during our first year of flight operations which commenced on March 27, 2006. We received delivery of our initial aircraft on November 2, 2005 pursuant to a lease agreement dated November 1, 2005 for the lease of one Sikorsky S-76B Helicopter. The lease term is for three years with no renewals. At the time of entering into the lease, we paid the lessor the first month's rent, in advance, and a security deposit, as defined in the lease. Future rent payments are due on the first of each month during the Term. On December 1, 2005, February 14, 2006 and May 15 2006, respectively, we took delivery of three additional aircraft pursuant to respective lease agreements with a third party dated December 1, 2005, February 10, 2006 and April 26, 2006, respectively.

      We will need to secure approximately $16 million of helicopter debt/lease financing for our additional aircraft. We have also signed a term sheet on February 26, 2006 for the lease of the next five helicopters. We have not completed the financing arrangements necessary for the leasing of these aircraft. Pursuant to the term sheet, we anticipate entering into a five-year lease with monthly payments. The lessor has proposed to pay or reimburse the Company for the cost of transporting the aircraft and all necessary maintenance and inspection work up to $200,000 per aircraft. The lessor will require a security deposit of two months of monthly rent at the time the lease is entered into. In addition, the Company will contract with the lessor for standard "power by the hour" ("PBH") arrangements covering all major airframe and engine components and parts. The Company will be required to insure the aircraft hull value and passenger liability. The lessor will have a right of first refusal for the next ten helicopters which must be offered at competitive market rates for rent and PBH charges.

      We need to obtain financing in order to pay owners or the aircraft manufacturers for the acquisition of the helicopters that we will operate. In connection with these financing arrangements potential financers have advised us that they may require the aircraft manufacturer to provide financial and performance guarantees. We may be required to issue some combination of our common stock, options and/or warrants to one or more financiers for our additional helicopters. Notwithstanding a successful grant of our common stock, options and/or warrants, we may not be able to obtain the necessary helicopter financing on favorable terms and we may not be able to get our aircraft manufacturer to provide the necessary guarantees. We are in negotiations with a number of potential financing sources; however, there can be no assurance that a transaction with any of these lenders will be completed.

                                   MANAGEMENT

      The following sets for the information concerning the Company's directors and executive officers as of May 30, 2006:

         NAME            AGE                       POSITION
----------------------   ---   -------------------------------------------------
Dean C. Borgman          64    Chairman

John G. Murphy           58    Chief Executive Officer, President and Director

Terence O. Dennison      70    Chief Operating Officer and Senior Vice President

George J. Mehm, Jr       50    Chief Financial Officer, Senior Vice President
                               and Treasurer

Donal F. McSullivan      59    Chief Marketing Officer and Senior Vice President

Gabriel Roberts          30    Vice President of Finance and Administration

Colonel Clinton Pagano   77    Director

John Capozzi             62    Director

Christopher D. Brady     51    Director

George A. Fechter        59    Director

Edward J. Sherman        60    Director

      DEAN C. BORGMAN was appointed Chairman in September, 2004. Mr. Borgman is the former Chairman of Sikorsky Aircraft Corporation, a subsidiary of United Technologies Corporation, a position he retired from on July 1, 2004. Mr. Borgman joined Sikorsky as President in October 1998 and was appointed Chairman on July 1, 2003. Before joining Sikorsky, Mr. Borgman served as Senior Vice President in charge of the Boeing Company's helicopter facility in Mesa, Arizona. He was named to the post after the merger of Boeing and McDonnell Douglas. Mr. Borgman held a number of posts with McDonnell Douglas Helicopter Company in Mesa, including that of President. He joined the Mesa unit in 1981 as Director of Research and Development. Mr. Borgman advanced to Director of the LHX Program, Vice President of Engineering, Vice President for Advanced Product Development and Technology, General Manager for the MD Explorer Program and Vice President for Commercial Programs. From 1975-81, Mr. Borgman served with the U.S. Army Aviation Command, where he served the last two years as Director-Advanced Systems. He worked at the Army Aviation Research and Development Lab at Moffett Field from 1967-75. Mr. Borgman also held engineering positions at Alpha Research Company and Northrop Corporation. Mr. Borgman holds a bachelor's degree in aeronautical engineering from California State Polytechnic University and a master's degree in the same discipline from Stanford University. In 1983, he completed the Stanford Business School's Executive Program. Additionally, he serves on the advisory committees of the College of Engineering at California Polytechnic University, the Arizona State University College of Engineering and the Dean's Council of 100 at the ASU College of Business. He also serves on the board of The King's College, and is past Chairman of the Board of Trustees of Southwestern College, The American Helicopter Society, and Community Health Charities of Connecticut. Mr. Borgman also has been a member of the NASA Aeronautical Advisory Committee, the Flight Mechanics Panel of the NATO Advisory Group for Research and Development and the Army Science Board.

      JOHN G. MURPHY has served as our Chief Executive Officer, President and Director since March 7, 2003. Mr. Murphy has over 30 years of experience in general management and administration in the domestic/international airline industry. Mr. Murphy was President of JM Consulting and Associates from 1999 to 2004, his own transportation industry consulting firm. From 1995 to 1998, Mr. Murphy was President, Chief Executive Officer, and a Director of Kiwi International Airlines. From 1993 to 1995, Mr. Murphy was Senior Vice President of Marketing and Services for MGM Grand Air, a deluxe air carrier that catered to business and entertainment, executives, and affluent clientele. Prior to joining MGM, Mr. Murphy served as Vice President/GM Sales & Reservations at Pan American World Airways, with responsibility for all of Pan Am's worldwide sales & reservations functions. Prior to this position at Pan Am, Mr. Murphy served as Vice President Sales & Advertising for all system wide advertising, sales planning, commission programs and forecasting, as well as Managing Director Northeast, with primary responsibility for Pan Am's largest operation (including the Pan Am Shuttle, which provided scheduled helicopter service) in the New York area at JFK, LaGuardia, and Newark airports. While serving as Managing Director Northeast for Pan Am, Mr. Murphy directed all aspects of marketing/sales, customer service, operations, security, personnel-labor relations, and financial controls.

      TERENCE O. DENNISON was appointed our Senior Vice President and Chief Operating Officer effective September 1, 2004. Mr. Dennison has over 40 years of experience in the air transportation industry. Since 1999, Mr. Dennison has also served as President and Chief Executive Officer of North Atlantic Tours, Inc., a supplier of leisure and business travel services for domestic and international itineraries. Before joining U.S. Helicopter, Mr. Dennison served as Chief Operating Officer for Tower Air from 2000 to 2002 and was responsible for worldwide operations of a large fleet of Boeing 747 aircraft with offices and operations in Israel, France, Italy, the Dominican Republic, San Juan, Los Angeles, Miami and New York. Prior to his involvement with Tower Air, Mr. Dennison served as Chief Operating Officer for Kiwi Airlines from 1999 to 2000. From 1997 to 1998, Mr. Dennison served as President and Chief Operating Officer of WorldScapes, Inc., where he set up, staffed and certified a tour and travel agency with ARC and IATAN. From 1995 to 1997, Mr. Dennison was Chief Operating Officer for Sunworld International Airlines, where he was responsible for the selection of the company's management team, the organization and coordination of FAA certification and DOT fitness filings and the certification of the company as a FAR 119/121 Flag Carrier operating Boeing 727 aircraft in scheduled service to the Cayman Islands and charter service.

      GEORGE J. MEHM, JR. has served as our Chief Financial Officer, Senior Vice President and Treasurer since August 2004. Since 2000, Mr. Mehm has been President of MEHMCO Financial Services, Inc., which provides a broad range of consulting services in the transportation, service and professional industries. Mr. Mehm has provided advice in restructuring, bankruptcy aircraft/engine/equipment financing, accounting, tax, legal, operations, contract negotiations and administration. From May 2000 to June 2001, Mr. Mehm was employed by Tower Air to advise the Trustee on its bankruptcy proceeding. Prior to his involvement with MEHMCO Financial Services, Inc., Mr. Mehm served as Senior Director, Corporate Finance at the first Pan American World Airways. During his career at Pan Am, his responsibilities included company-wide corporate finance, cash forecasting, aircraft/engine/equipment acquisition, restructuring, and pension plan and group insurance activities. Prior to joining Pan Am, Mr. Mehm held several financial positions with The Great Atlantic & Pacific Tea Co., Inc. including Manager, Corporate Finance and Pension Investments, Manager, Treasury Services and Manager Group Insurance Financing. While at A&P, he was responsible for company-wide bank relations, corporate finance, cash management, pension system and corporate investments. Mr. Mehm holds an MBA and BA degrees from Seton Hall University and is active in local charitable and civic activities.

      DONAL F. MCSULLIVAN has served as our Chief Marketing Officer since August 2004. Mr. McSullivan has over 30 years experience in airline & tourism general management. From 2001 to 2004, Mr. McSullivan worked as a consultant for the estate of Eastern Airlines. Mr. McSullivan built, managed and sold IntelGo, a travel industry technology company, on behalf of the estate of Eastern Airlines. From 1999 to 2000, Mr. McSullivan served as President and CEO of Air Tahiti Nui, the national long haul airline of French Polynesia, where he introduced management systems, recruited appropriate staff and oversaw all divisions for the airline. Mr. McSullivan also worked with large established carriers such as Air France, Qantas and American Airlines. Following the dissolution of Pan American Airlines, Mr. McSullivan was instrumental in founding and was responsible for managing all commercial aspects of Pan Am II, which bought the rights to the Pan Am trademarks and its route system. Prior to his work with Pan Am II, Mr. McSullivan led the European Travel Commission for North America (an organization of 24 European Tourist Offices collectively marketing in North America) and was General Manager North America for the Irish Government Tourist Board for ten years.

      GABRIEL ROBERTS has served as our Vice President of Finance and Administration since March 7, 2003. Mr. Roberts's responsibilities include management of our financial operations, including treasury and controller functions. Mr. Roberts is also an active member of the FAA's Vertical Flight Subcommittee/Terminal Area Operations Rulemaking Committee (TAOARC). Mr. Roberts began his career in the aerospace industry as a Manager at Pratt and Whitney. From 1996 to 2002, Mr. Roberts was a Senior Mechanical Engineer at Sikorsky Aircraft, a division of United Technologies, where he was responsible for operational cost projections for aircraft components and systems, design, test, and certification of all Hydraulic, Flight Control, Mission System, Rotor, and Airframe components and systems. At Sikorsky Aircraft, Mr. Roberts was the Manager of a team responsible for the certification and Type Initial Authorization (TIA) of the Sikorsky S92 (Helibus). Mr. Roberts is a graduate of Rensselaer Polytechnic Institute with a Bachelors Degree in Mechanical Engineering and a minor in Industrial Psychology.

      COLONEL CLINTON PAGANO has served as a Director and member of our Security Advisory Board since September 1, 2004. Col. Pagano was the Superintendent of the New Jersey State Police from 1975 to 1990, during the tenures of two Governors. While in his role as Superintendent of State Police, Col. Pagano was instrumental in the creation of one of the largest state police helicopter fleets in the nation, including the institution of a 24 hour, 7 day a week air ambulance service that has become an example of the kind of emergency medical services capable with the use of helicopters. This New Jersey State Police aviation unit remains one of the largest in the United States. From 1990 to 1991, Col. Pagano was Director of New Jersey Division of Motor Vehicles, a position he was appointed to by a third New Jersey Governor. Col. Pagano has over 35 years of law enforcement experience, including the implementation in New Jersey of coordinated State and Federal organized crime control programs. He was appointed Director of Emergency Management and served on the national committee in developing the anti-terrorism plan for the United States. Colonel Pagano played a key role in developing the control plan for the New Jersey Casino Industry and the security operations of New Jersey Sports and Exposition Authority. Col. Pagano has studied military and civil aviation and related electronics and was one of the first graduates of the Teterboro School of Aeronautics in New Jersey. Col. Pagano also served as a member of the Board of Directors of Digital Products Corporation of Florida from 1992 to 1997. From November 1992 until mid-1999, he served as a Director and the Executive Vice President of Compliance for Capital Gaming International, Inc. Col. Pagano served as a director of Gary Player Golf.com, Inc. from 2000 to 2003. Col. Pagano also presently serves as Chairman of the Board and a consultant to Manex Entertainment, Inc.

      JOHN CAPOZZI has served as our Marketing and Business Development Advisor and Director since September 1, 2004. Mr. Capozzi is also President of JMC Marketing Services, LLC, JMC Publishing Services and JMC Investments, LLC, an investment banking firm that specializing in raising capital and assisting in the strategic growth plans of early stage companies. Mr. Capozzi is also Chairman and Founder of Wilton Publishing, owner of various guest magazines distributed in hotels such as Marriott and Hilton. Mr. Capozzi recently created a concept to generate unique funding for the Points of Light Foundation, which was started by President Bush, Richard Munro (former Co-Chairman of Time Warner) and Raymond Chambers (former Chairman Wesray). In 1991, Mr. Capozzi formed Communications Corporation of America, a company credited with creating the first "affinity credit card" for non-profit cause marketing. Since 1979, Mr. Capozzi has started 27 new businesses in a variety of industries. Mr. Capozzi began his corporate career at American Airlines where he advanced to an executive position in American's headquarters marketing organization. From 1974 to 1979, Mr. Capozzi served as an officer for the Thomas Cook Company, a division of Midland Bank, where he was promoted to CEO and ran the company's North American Division. Mr. Capozzi is currently on the Board of the Business School at Fairfield University and the Board of the Enterprise Center at Yale University. He was a member of General Colin Powell's Organizing Committee and joined forces with former United States Surgeon General C. Everett Koop to found the World Organization for Science and Health. Mr. Capozzi is also an author whose work includes, among others, WHY CLIMB THE CORPORATE LADDER WHEN YOU CAN TAKE THE ELEVATOR, IF YOU WANT THE RAINBOW, YOU GOTTA PUT UP WITH THE RAIN and A SPIRIT OF GREATNESS.

      CHRISTOPHER D. BRADY has served as a Director since October, 2005. Mr. Brady is the founding partner and Chairman of The Chart Group. Mr. Brady has over 25 years' experience in private equity, corporate finance and capital markets and focuses on identifying and building portfolio companies through his extensive industry relationships and perspective. Prior to his association with The Chart Group, Mr. Brady was a partner with The Lodestar Group, a merger advisory and investment firm acquired by Societe Generale. Mr. Brady spent eleven years in the Corporate Finance and Capital Markets Departments of Lehman Brothers and Dillon Read. Mr. Brady is a director of Bitrage, NWGH, Al-Deera Holding Co., IFA Khaleeji Fund and several investments and affiliates of The Chart Group. He received a B.A. from Middlebury College and an M.B.A. from Columbia University Graduate School of Business.

      GEORGE A. FECHTER has served as a Director since February, 2006. Since 2003, Mr. Fechter has managed personal portfolios as Fechter Holdings which consists of both start-up and established companies such as EHS PeriOptimum, Collaborative Fusion, Adherence Technologies and Vulcan. From 1999 to 2003, Mr. Fechter served as Associate Vice Chancellor for External Relations at the University of Pitssburgh. From 1998 to 1999, Mr. Fechter served as Chief Executive Officer for the McGowan Center for Artificial Organ Development at the University of Pittsburgh. Mr. Fechter has over 20 years of experience in the construction and contracting industries and has co-founded companies providing managerial services in the U.S. and Canada. Mr. Fechter also serves as a director to a number of privately-held for-profit and non-profit entities.

      EDWARD J. SHERMAN has served as a Director since February, 2006. Prior to joining U.S. Helicopter, Mr. Sherman served as Vice President of Infiniti East, a division of Nissan Motor Corporation. Mr. Sherman was employed by Nissan Motor Corporation from October 1976 until his retirement in November 2002. Before joining Nissan Motor Corporation, Sherman was a teacher in the City of Boston school district from 1970 to 1976. From 1967 to 1970, Mr. Sherman served as an Officer in The United States Marine Corps. Sherman held various positions in the USMC including Infantry Platoon Commander, Company Executive Officer and Battalion Intelligence Officer. He is a decorated Vietnam Veteran. Mr. Sherman holds a BS degree in Finance with a minor in Economics from Carroll School of Management; Boston College and a Masters in Education from Boston University.

AUDIT COMMITTEE

      We do not currently have a separate audit committee. Currently, our entire Board of Directors performs all the functions that may be delegated to an audit committee. We will establish an audit committee during fiscal 2006 and are currently assessing which members of our Board are best qualified, based on their accounting or related financial management expertise, independence, time availability, corporate experience and other relevant factors, to serve on our audit committee. Based on our small size, early development stage and limited financial and human resources, we did not believe that creating an audit committee separate and distinct from our full Board of Directors would have been cost-effective prior to fiscal 2006.

FAMILY RELATIONSHIPS

      No family relationships exist among the Company's directors or officers.

CODE OF ETHICS

      We have not formally adopted a written Code of Ethics. Management of the Company has drafted a Code of Ethics designed to deter wrongdoing and promote honest and ethical conduct, full, fair and accurate disclosure, compliance with laws, prompt internal reporting and accountability to adherence to the Code of Ethics. Management of the Company is in the process of obtaining comments to its draft Code of Ethics from the Board of Directors. We have not adopted a written Code of Ethics prior to filing the accompanying registration statement because based on our small size, early development stage and limited financial and human resources, we did not believe that formally adopting a written Code of Ethics would have been necessary or cost-effective prior to the end of fiscal 2005.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

      The following table shows all the cash compensation paid by U.S. Helicopter, as well as certain other compensation paid or accrued, during the fiscal years ended December 31, 2003, December 31, 2004 and December 31, 2005 to U.S. Helicopter's Chief Executive Officer and the two highest paid executive officers other than U.S. Helicopter's Chief Executive Officer during 2005. U.S. Helicopter did not have any employees during the fiscal year ended December 31, 2003. No restricted stock awards, long-term incentive plan payouts or other types of compensation, other than the compensation identified in the chart below, were paid or accrued to these executive officers during these fiscal years. Except as indicated below, no executive officer earned a total annual salary and bonus for any of these years in excess of $100,000.

                                    Annual Compensation             Long-Term
                                                                  Compensation
Name and Principal Position        Year        Salary ($)       Options/SARs (#)
---------------------------        ----        ----------       ----------------
John G. Murphy                     2005       $225,000(1)              --
  Chief Executive Officer and      2004       $ 90,865(2)              --
  President                        2003           N/A                  --

George J. Mehm, Jr                 2005       $130,000(3)              --
  Chief Financial Officer, Sr      2004       $ 52,500(4)           231,000
  Vice President and Treasurer     2003           N/A                  --

Donal McSullivan                   2005       $130,000(5)              --
  Chief Marketing Officer and      2004       $ 52,500(6)              --
  Senior Vice President            2003           N/A                  --

----------
(1)   Includes an amount equal to 40% of Mr. Murphy's salary which was deferred.
(2) Represents an annual salary of $225,000 and includes accrued salary of $2,596 and an amount equal to 40% of Mr. Murphy's total paid and accrued salary, which was deferred.
(3)   Includes an amount equal to 20% of Mr. Mehm's salary which was deferred.
(4) Represents an annual salary of $130,000 and includes accrued salary of $2,000 and an amount equal to 20% of Mr. Mehm's total paid and accrued salary, which was deferred.
(5) Includes an amount equal to 40% of Mr. McSullivan's salary which was deferred.
(6) Represents an annual salary of $130,000 and includes accrued salary of $1,500 and an amount equal to 40% of Mr. McSullivan's total paid and accrued salary, which was deferred.

      The Company paid the salary deferred by each of the named officers in the above table as follows: one-third of the total deferred salary was paid in December 2005, one-third was paid in March 2006 and the remaining one-third was paid in April 2006. In addition, the Company paid cash incentive payments, as well as restricted stock awards, in May 2006 of $25,000 and 75,000 shares each to George Mehm, Terence O. Dennison, Gabriel Roberts and Donal McSullivan. Mr. Murphy received a cash incentive payment of $150,000 but did not receive any restricted stock grant. The incentive payments and the restricted stock awards are in consideration of management's efforts during the Company's start-up phase and in recognition of their efforts in commencing flight operation by May 31, 2006.

EMPLOYMENT AGREEMENTS

      Effective April 16, 2004, U.S. Helicopter entered into a five-year employment agreement with John G. Murphy. Mr. Murphy is employed as the President and Chief Executive Officer of U.S. Helicopter. Mr. Murphy's annual salary is $225,000. Payment of Mr. Murphy's salary commenced on August 9, 2004. Mr. Murphy is also entitled to bonuses tied to the Company's earnings before interest, taxes, depreciation and amortization ("EBITDA") which range from 50% of salary based on the Company's achieving 95% of targeted EBITDA to 200% of salary based on the Company's achieving 125% of targeted EBITDA.

      Effective July 14, 2004, U.S. Helicopter entered into a three-year employment agreement with George J. Mehm, Jr. Mr. Mehm is employed as the Senior Vice President, Treasurer and Chief Financial Officer of U.S. Helicopter. Payment of Mr. Mehm's salary commenced on August 9, 2004. Mr. Mehm's annual salary is $130,000. Mr. Mehm is also entitled to bonuses to be determined pursuant to a bonus plan to be adopted by the Company's Board of Directors.

      Effective July 14, 2004, U.S. Helicopter entered into a two-year employment agreement with Donal McSullivan. Mr. McSullivan is employed as the Senior Vice President and Chief Marketing Officer of U.S. Helicopter. Payment of Mr. McSullivan's salary began on August 9, 2004. Mr. McSullivan's annual salary is $130,000. Mr. McSullivan is also entitled to bonuses to be determined pursuant to a bonus plan to be adopted by the Company's Board of Directors.

      Effective July 18, 2004, U.S. Helicopter entered into a five-year employment agreement with Gabriel Roberts. Mr. Roberts is employed as the Vice President of Finance and Administration of U.S. Helicopter. Mr. Roberts' annual salary was increased to $95,000 effective upon the commencement of the Company's flight operations on March 27, 2006. Payment of Mr. Roberts' salary commenced on August 9, 2004. Mr. Roberts is also entitled to bonuses to be determined pursuant to a bonus plan to be adopted by the Company's Board of Directors. Prior to commencement of the Company's flight operations, the Company paid Mr. Roberts at the rate of $90,000 per year.

      Effective August 24, 2004, U.S. Helicopter entered into a two-year employment agreement with Terence O. Dennison. Mr. Dennison is employed as the Senior Vice President and Chief Operating Officer of U.S. Helicopter. Mr. Dennison's annual salary was increased to $130,000 upon commencement of the Company's flight operations on March 27, 2006. Payment of Mr. Dennison's salary began on September 1, 2004. Mr. Dennison is also entitled to bonuses to be determined pursuant to a bonus plan to be adopted by the Company's Board of Directors. Prior to commencement of the Company's flight operations, the Company paid Mr. Dennison at the rate of $90,000 per year.

      Effective March 11, 2005, U.S. Helicopter entered into an employment agreement with John W. Galligan. Mr. Galligan is employed as the Director of Maintenance of U.S. Helicopter. Since commencement of the Company's flight operations on March 27, 2006, Mr. Galligan's salary is $78,000. Prior to commencement of the Company's flight operations, the Company paid Mr. Galligan at the rate of $65,000.

       SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND
                           RELATED STOCKHOLDER MATTERS

                             PRINCIPAL STOCKHOLDERS

      The following table sets forth as of May 30, 2006, the number and percentage of outstanding shares of our common stock beneficially owned by our executive officers, directors and stockholders owning more than 5% of our common stock and our executive officers and directors as a group. The following table includes shares of restricted common stock issued to certain officers and directors pursuant to the Company's 2004 Stock Incentive Plan that vest on September 30, 2007:

Name of Owner                                       Shares Beneficially Owned           Percentage of Class(1)
-----------------------------------------------     -------------------------           ----------------------
Dean C. Borgman(2)                                                  1,150,000(3)                         3.54%
John G. Murphy(2)                                                   6,198,633(19)                       19.26%
Gabriel Roberts(2)                                                  4,827,513(20)                       14.20%
John Capozzi(2)                                                     3,865,595(21)                       12.01%
Donal McSullivan(2)                                                 3,201,759(22)                        9.92%
International Financial Advisors, K.S.C.(4)                         3,750,000(5)                        11.38%
Samama Global Corporation(6)                                        3,000,000                            9.32%
Cornell Capital Partners, LP(7)                                     6,813,936(8)                        18.28%
George J. Mehm, Jr.(2)                                                945,000(9)                         2.91%
Terence O. Dennison(2)                                                786,000(10)                        2.43%
Col. Clinton Pagano(2)                                                298,000(23)                            *
Christopher D. Brady(11)                                              437,500(12)                        1.34%
George A. Fechter(13)(14)                                             125,000(24)                            *
Edward J. Sherman(15)(16)                                             125,000(24)                            *
All Executive Officers and Directors as a Group
(11 persons)                                                       21,960,000(17)(18)                   65.60%

----------
(1) The percentage of class calculation for each person or entity is based on 32,185,799 shares of U.S. Helicopter common stock outstanding as of May 30, 2006, inclusive of the number of shares of U.S. Helicopter common stock issuable to the person or entity upon conversion of convertible securities held by such person or entity. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of May 30, 2006 are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. As of May 30, 2006, there were also a total of 136,500 shares of Series A Preferred Stock issued and outstanding, none of which was owned by our executive officers or directors.

(2) Address: c/o U.S. Helicopter Corporation, 6 East River Piers, Suite 216, Downtown Manhattan Heliport, New York, NY 10004.

(3) Consists of 700,000 shares of common stock, 150,000 shares of restricted stock that vest on September 30, 2007 and options to purchase up to 300,000 shares of U.S. Helicopter common stock exercisable within 60 days of May 30, 2006.

(4)   Address: P.O. Box 4694, Safat 13047, Kuwait.

(5) Includes options held by International Financial Advisors, K.S.C. to purchase up to 750,000 shares of U.S. Helicopter common stock exercisable within 60 days of May 30, 2006.

(6)   Address: P.O. Box 2781, Riyadh 11461, Saudi Arabia.

(7)   Address: 101 Hudson Street, Suite 3700, Jersey City, NJ 07302.

(8) Consists of 1,663,936 shares of common stock and warrants to purchase up to 5,150,000 shares of common stock exercisable within 60 days of May 30, 2006. This figure does not include shares held by Troy Rillo, who is an employee of Cornell Capital but who does not control, is not controlled by and is not under common control with Cornell Capital. In addition, Cornell Capital holds three Convertible Debentures in the principal amounts of $1,335,424, $220,000 and $6,000,000, respectively, pursuant to which approximately $100,000, $15,000 and $6,000,000 in principal were outstanding at May 30, 2006, respectively. Up to 10% of each of the April 2005 Debenture and the August 2005 Debenture, including accrued interest is convertible into shares of common stock at a price of $0.20 per share. The March 2006 Debenture is convertible in its entirety into shares of common stock at a price equal to the lesser of $1.45 or 95% of the lowest volume weighted average price of our common stock during the thirty trading days immediately preceding the conversion date or the interest payment date, as applicable, as quoted by Bloomberg, LP, but in no event less than $.001. The terms of the April 2005 Debenture and the August 2005 Debenture prohibit conversion if the number of shares held by Cornell Capital after giving effect to such conversion would equal in excess of 9.99% of all our outstanding shares of common stock. The terms of the March 2006 Debenture prohibit conversion if the number of shares held by Cornell Capital after giving effect to such conversion would equal in excess of 4.9% of all our outstanding shares of common stock. These restrictions may only be waived by Cornell Capital either in its sole discretion with 60 days' notice or without notice upon an event of default. If such prohibitions did not apply, Cornell Capital would be entitled to convert all three Convertible Debentures along with accrued interest as of May 30, 2006 into a total of approximately 4,764,500 shares, after deductions for repayments.

(9) Consists of 639,000 shares of common stock, 75,000 shares of restricted stock that vest on September 30, 2007 and options to purchase up to 231,000 shares of U.S. Helicopter common stock exercisable within 60 days of May 30, 2006.

(10) Consists of 500,000 shares of common stock, 75,000 shares of restricted stock that vest on September 30, 2007 and options held by Terence Dennison to purchase up to 211,000 shares of U.S. Helicopter common stock exercisable within 60 days of May 30, 2006.

(11)  Address: The Chart Group, 70 East 55th Street, New York, NY 10022.

(12) Consists of (a) 75,000 shares of restricted stock that vest on September 30, 2007, and (b) options to purchase up to 50,000 shares of U.S. Helicopter common stock, options to purchase up to 156,250 shares of U.S. Helicopter common stock held by William Street Advisors, LLC, and options to purchase up to 156,250 shares of U.S. Helicopter common stock held by Univest Group Limited, all of which are exercisable within 60 days of May 30, 2006.

(13)  Address: 1 Trimont Lane, 1515-A, Pittsburgh, PA 15211.

(14) Includes options to purchase up to 50,000 shares of U.S. Helicopter common stock exercisable within 60 days of May 30, 2006.

(15)  Address: 87 Wilshire Drive, Belle Mead, NJ 08502.

(16) Includes options to purchase up to 50,000 shares of U.S. Helicopter common stock exercisable within 60 days of May 30, 2006.

(17) Includes (a) warrants to purchase up to 80,000 shares held by Donal McSullivan exercisable within 60 days of May 30, 2006, and (b) options held by Dean Borgman (300,000 shares), George Mehm (231,000 shares), Terence Dennison (211,000 shares), Christopher C. Brady (50,000 shares), William Street Advisors, LLC (156,250), Univest Group Limited (156,250 shares), George A. Fechter (50,000 shares) and Edward J. Sherman (50,000 shares) to purchase up to a total of 1,204,500 shares of U.S. Helicopter common stock exercisable within 60 days of May 30, 2006.

(18) A group consisting of John G. Murphy, Gabe Roberts, Donal McSullivan and John Capozzi have agreed to grant an option or transfer up to 250,000 shares of their currently held common stock to facilitate the hiring of a Chief Pilot and a Director of Maintenance, in addition to options to be granted by the Company in connection with these hires. The intrinsic value of the option grant is being recognized in fiscal 2005. In addition, these individuals and Mr. Murphy have agreed to transfer additional shares under certain circumstances, including in the event that other key hires are needed and the Company desires to limit the number of shares issued for these new key hires.

(19)  Includes 1,000 shares held by Mr. Murphy's son.

(20) Consists of 4,751,513 shares of common stock, 75,000 shares of restricted stock that vest on September 30, 2007 and 1,000 shares held by Mr. Roberts' spouse.

(21) Includes 85,000 shares of restricted stock that vest on September 30, 2007.

(22) Consists of 3,046,759 shares of common stock, 75,000 shares of restricted stock that vest on September 30, 2007 and warrants to purchase up to 80,000 shares of common stock exercisable within 60 days of May 30, 2006.

(23) Includes 85,000 shares of restricted stock that vest on September 30, 2007.

(24) Consists of 75,000 shares of restricted stock that vest on September 30, 2007 and options to purchase up to 50,000 shares of common stock exercisable within 60 days of May 30, 2006.

* Less than 1%.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

      The following table sets forth the securities that have been authorized under equity compensation plans as of December 31, 2005.

                                                                                                               NUMBER
                                                                   NUMBER                                   OF SECURITIES
                                                               OF SECURITIES      WEIGHTED -AVERAGE      REMAINING AVAILABLE
                                                                TO BE ISSUED       EXERCISE PRICE        FOR FUTURE ISSUANCE
                                                               UPON EXERCISE       OF OUTSTANDING           UNDER EQUITY
                                                               OF OUTSTANDING         OPTIONS,           COMPENSATION PLANS
                                                             OPTIONS, WARRANTS      WARRANTS AND        (EXCLUDING SECURITIES
                                                                 AND RIGHTS            RIGHTS          REFLECTED IN COLUMN(A))
                                                             -----------------------------------------------------------------
                                                                    (A)                  (B)                     (C)
                                                             -----------------------------------------------------------------
Equity compensation plans approved by security holders            882,000               $0.50                 2,818,000

Equity compensation plans not approved by security holders          N/A                  N/A                     N/A

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      In August, 2004, the Company entered into a Securities Purchase Agreement pursuant to which we agreed to issue $1,300,000 of 5% secured convertible debentures to Cornell Capital. On August 4, 2004, the Company received net proceeds of $772,500 after payment of expenses in the amount of $227,500, from the sale of $1,000,000 worth of debentures. On February 25, 2005, the Company received net proceeds of $270,000 after payment of expenses in the amount of $30,000, from the sale of $300,000 worth of debentures. On April 8, 2005, the Company entered into an Amended and Restated Secured Debenture in the amount of $1,335,424 (the "April 2005 Debenture"), representing the principal and interest due under the prior debentures as of such date. Since January 1, 2006, we have been required to make monthly payments of $200,000 until all amounts due under the April 2005 Debenture are repaid. On March 31, 2006, we repaid $896,644 in principal and interest under the April 2005 Debenture in connection with the March 2006 Debenture (described below). As of March 31, 2006, there remained a total of approximately $100,000 in principal and interest payable under the April 2005 Debenture.

      The debenture bears interest at 5% per annum and is secured by a security agreement covering substantially all business assets of the Company. Up to 10% of all sums due under the April 2005 Debenture may be converted at the holder's option, into shares of the Company's common stock at a price of $0.20 per share. In the event of a default under the April 2005 Debenture, Cornell capital may convert all sums due and payable under the debenture, provided that the number of shares issuable upon such conversion would not result in Cornell Capital owning in excess of 9.99% of the Company's outstanding common stock, which may only be waived by Cornell Capital either in its sole discretion with 60 days' notice or without notice upon an event of default. This restriction may significantly limit and delay the Company's ability to access funds under the SEDA.

      On August 23, 2005, we entered into a new Securities Purchase Agreement with Cornell Capital, whereby $220,000 of 5% secured convertible debentures were issued (the "August 2005 Debenture"). On August 23, 2005, we received net proceeds of $190,000 after payment of certain expenses in the amount of $30,000. Since January 1, 2006, we have been required to make monthly payments of $40,000 until all amounts under the August 2005 Debenture are repaid in full. The August 2005 Debenture bears interest at 5% per annum and is secured by the Amended and Restated Security Agreement under identical terms as the April 2005 Debenture. Up to 10% of all sums due and payable under the August 2005 Debenture may be converted at Cornell Capital's option, into shares of our common stock at a price of $0.20 per share. All other material terms of the August 2005 Debenture are identical to the April 2005 Debenture. On March 31, 2006, we repaid $131,189 in principal and interest under the August 2005 Debenture in connection with the March 2006 Debenture (described below). As of March 31, 2006, there remained a total of approximately $14,500 in principal and interest payable under the August 2005 Debenture.

      On March 31, 2006, we entered into an additional Securities Purchase Agreement with Cornell Capital pursuant to which we issued convertible debentures in the principal amount of $6,000,000 (the "March 2006 Debenture"). The March 2006 Debenture is convertible at the option of Cornell Capital any time up to maturity at a conversion price equal to the lesser of $1.45 or 95% of the lowest volume weighted average price of our common stock during the thirty trading days immediately preceding the conversion date or the interest payment date, as applicable, as quoted by Bloomberg, LP, but in no event less than $.001. The debentures have a three-year term and accrue interest at 8% per year payable in our common stock at the rate equal to the conversion price of the debentures in effect at the time of payment. Interest and principal payments on the March 2006 Debenture are due on the maturity date of March 31, 2009.

      Cornell Capital may convert all sums due and payable under the March 2006 Debenture, and up to 10% of all sums due and payable under the April 2005 and August 2005 Debentures. However, we are restricted from issuing such number of shares upon conversion of the March 2006 Debenture that would result in Cornell Capital owning in excess of 4.9% of the Company's outstanding common stock (or 9.99% under the April 2005 and August 2005 Debentures), which may only be waived by Cornell Capital either in its sole discretion with 60 days' notice or without notice upon an event of default. This restriction may significantly limit and delay the Company's ability to access funds under the SEDA. Cornell Capital has indicated to us that it does not intend to attempt to acquire control of us; however, Cornell Capital is not legally bound or otherwise restricted from exercising its waiver and attempting to exercise a change of control. If Cornell Capital chose to waive the 4.9% share ownership restriction (and the 9.99% ownership restriction) and acquired the maximum number of shares available to it under all Convertible Debentures, we would issue a total of approximately 11,400,000 shares of common stock (assuming conversion of the entire amount under the Debentures at maturity including accrued interest), which would result in Cornell Capital holding a total of 35.41% of our issued and outstanding shares immediately after such conversion.

      We entered into an amended security agreement with Cornell Capital pursuant to which we continued the security interest of Cornell Capital in all our assets which we granted in connection with the original debenture issued by us to Cornell Capital.

      On August 4, 2004, the Company entered into the SEDA with Cornell Capital, which was amended and restated on April 8, 2005. Pursuant to the SEDA the Company may, at its discretion, periodically issue and sell to Cornell Capital, up to $11,000,000 of the Company's common stock. Upon the execution of the SEDA, the Company agreed to issue 2,472,527 shares of its common stock to Cornell Capital, plus an additional 5,556 shares of the Company's common stock to Newbridge Securities Corporation ("Newbridge"), as a placement fee, per the Placement Agent Agreement between the Company and Newbridge. As of May 30, 2006, the Company has issued 2,472,527 shares with an aggregate par value of $2,473 in connection with the SEDA. We are not registering the shares issuable pursuant to the SEDA in this offering.

      Donal McSullivan, Senior Vice President and Chief Marketing Officer, and John Capozzi, Marketing and Business Development Advisor and Director, have provided certain consulting services to the Company from its inception. In connection with the provision of such consulting services, they have an agreement with the Company to jointly receive 10% of the proceeds of any financings arranged with Cornell Capital and certain other investors. As of the date of this prospectus, they have received $732,500 of the proceeds of the transactions with Cornell Capital and certain other investors, and Mr. McSullivan has also received a warrant to purchase 80,000 shares of the Company's common stock. In addition, Mr. McSullivan and Mr. Capozzi are to receive 10% commissions relating to commuter flight pre-sell seats and scheduled service pre-sell seats pursuant to an agreement dated April 15, 2004. In addition, Mr. Capozzi also has an agreement to provide ongoing marketing consulting services to the Company at a cost of $5,000 per month.

      We are a party to an agreement dated October 28, 2005 with William Street Advisors, LLC ("William Street") which provides for payment to William Street of a cash fee equal to five percent of the consideration paid by investors introduced to us by William Street, as well as warrants to purchase up to five percent of the stock purchased by such investors. William Street is a subsidiary of The Chart Group, LP, of which Christopher Brady, one of our directors, is founder and Chairman. In October, 2005, we entered into common stock purchase agreements with six separate purchasers for a total of $6,250,000 whereby we issued 6,250,000 shares and warrants to purchase up to 750,000 shares. In connection with these transactions, we paid William Street a cash fee of $312,500 and warrants to purchase a total of 312,500 shares of our common stock, of which warrants to purchase 156,250 shares of stock were issued in the name of Univest Group Limited.

      In addition, the Company paid cash incentive payments, as well as restricted stock awards, in May 2006 of $25,000 and 75,000 shares each to George Mehm, Terence O. Dennison, Gabriel Roberts and Donal McSullivan. Mr. Murphy received a cash incentive payment of $150,000 but did not receive any restricted stock grant. The incentive payments and the restricted stock awards are in consideration of management's efforts during the Company's start-up phase and in recognition of their efforts in commencing flight operation by May 31, 2006.

                            DESCRIPTION OF SECURITIES

CAPITAL STOCK.

      The authorized capital stock of U.S. Helicopter consists of 95,000,000 shares of common stock, par value $0.001 per share and 5,000,000 shares of preferred stock, par value $0.001 per share. As of May 30, 2006, we had 32,185,799 shares of our common stock outstanding and 136,500 shares of our preferred stock outstanding. In addition, there are 1,177,000 options to purchase common stock outstanding, and 7,198,500 warrants to purchase shares of our common stock outstanding. The following description is a summary of the capital stock of U.S. Helicopter and contains the material terms of the capital stock. Additional information can be found in U.S. Helicopter's Certificate of Incorporation and Bylaws.

      Stock Split. Effective July 22, 2004, U.S. Helicopter implemented a twenty-one thousand three hundred-to-one (21,300:1) stock split of U.S. Helicopter common stock.

      Common Stock. Each share of common stock entitles the holder to one vote on each matter submitted to a vote of our stockholders, including the election of directors. There is no cumulative voting. Subject to preferences that may be applicable to any outstanding preferred stock, stockholders are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors. Stockholders have no preemptive, conversion or other subscription rights. There are no redemption or sinking fund provisions related to the common stock. In the event of liquidation, dissolution or winding up of U.S. Helicopter, stockholders are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

      Preferred Stock. We are authorized to issue up to 5,000,000 shares of preferred stock in one or more series as may be designated by our Board of Directors.

      The preferred stock may be entitled to such dividends, redemption rights, liquidation rights, exercise rights and voting rights as the Board of Directors, in its discretion, may determine, in a resolution or resolutions providing for the issuance of any such stock. Rights granted by the Board of Directors may be superior to those of existing shareholders (including the right to elect a controlling number of directors as a class). Preferred stock can be issued without the vote of the holders of common stock.

      On October 27, 2004, we authorized for issuance up to 1,500,000 shares of U.S. Helicopter Series A Preferred Stock. At May 30, 2006, 136,500 shares of preferred stock were outstanding. Our Series A Preferred Stock is the only class of preferred stock authorized for issuance by us as of May 30, 2006. The Series A Preferred Stock ranks prior to our common stock and is subordinate to and ranks junior to all indebtedness of U.S. Helicopter now or hereafter outstanding. Our Series A Preferred Stock is convertible into shares of our common stock at a price equal to 80% of the average closing price of our common stock on the OTC-BB for the 20 trading days immediately preceding the day upon which we receive a notice of conversion from a Series A Preferred Stockholder. In the event that our shares are not traded on the OTC-BB, the conversion price shall be equal to 80% of the average bid price of our common stock posted in the Pink Sheets for the 20 trading days immediately preceding the day upon which we receive a notice of conversion from a Series A Preferred Stockholder. In the event that our shares are not traded on the OTC-BB or on the Pink Sheets, the conversion price shall be equal to 80% of the fair market value of our common stock on the date upon which we receive a notice of conversion from the Series A Preferred Stockholder. Such fair market value shall be determined by an accounting firm selected by us which accounting firm is not then currently performing any accounting services for us. The registration rights for our Series A Preferred Stock will expire at such time as the common stock issuable upon conversion of the Series A Preferred Stock becomes tradable under Rule 144 without restriction as to number of shares.

      Holders of our Series A Preferred Stock will be entitled to receive, out of any funds legally available therefore, non-cumulative annual dividends at the rate of 6% at such times and as declared by our Board of Directors. In addition, Series A Preferred Stockholders have voting rights equivalent to common stockholders (i.e., one share of Series A Preferred Stock has the same voting rights as one share of common stock for voting purposes only).

OUTSTANDING AND ISSUABLE SECURITIES

      At May 30, 2006, the Company had outstanding the following convertible securities, warrants, options and commitments to issue Company securities:

      CONVERTIBLE DEBENTURES AND NOTES

      o $6,000,000 in principal of 8% convertible debentures (the "March 2006 Debenture"), plus accrued and unpaid interest, which is convertible into shares of Common Stock at a conversion price equal to the lesser of $1.45 or 95% of the lowest volume weighted average price of our common stock during the thirty trading days immediately preceding the conversion date or the interest payment date, as applicable, as quoted by Bloomberg, LP, but in no event less than $.001. The debentures have a three-year term and accrue interest at 8% per year payable in our common stock at the rate equal to the conversion price of the debentures in effect at the time of payment. Interest and principal payments on the March 2006 Debenture are due on the maturity date of March 31, 2009. We are restricted from issuing such number of shares upon conversion of the March 2006 Debenture that would result in Cornell Capital holding in excess of 4.9% of our issued and outstanding common stock, which may only be waived by Cornell Capital either in its sole discretion with 60 days' notice or without notice upon an event of default.

      o $14,485 in principal remaining from $220,000 in principal of 5% convertible debentures (the "August 2005 Debenture"), plus accrued and unpaid interest, which is convertible into shares of Common Stock at a conversion price of $0.20 per share. Commencing January 1, 2006, we have been required to make monthly payments of $40,000 until all amounts under the August 2005 Debenture are repaid in full. On March 31, 2006, we repaid $131,189 due under the August 2005 Debenture with proceeds received in connection with the March 2006 Debenture. The August 2005 Debenture bears interest at 5% per annum and is secured by an Amended and Restated Security Agreement between Cornell Capital and us. If the holder elects to convert, U.S. Helicopter may redeem the portion of the debenture that was subject to the conversion notice by paying 120% of the amount being redeemed. In the event of a default under the debenture, Cornell Capital may convert all sums due under the debenture, provided that the number of shares issuable upon such conversion would not result in Cornell Capital owning in excess of 9.99% of our outstanding common stock, which may only be waived by Cornell Capital either in its sole discretion with 60 days' notice or without notice upon an event of default.

      o $99,012 in principal remaining from $1,335,424 in principal of 5% convertible debentures dated April 8, 2005 (the "April 2005 Debenture"). Since January 1, 2006, we have been required to make monthly payments of $200,000 until all amounts under the April 2005 Debenture are repaid. The April 2005 debenture bears interest at 5% per annum. Principal plus accrued interest under the April 2005 Debenture is payable in full two years after the date of issue and all sums due and payable may be converted at Cornell Capital's option, into shares of U.S. Helicopter's common stock at a price of $0.20 per share. On March 31, 2006, we repaid $896,644 due under the April 2005 Debenture with proceeds received in connection with the March 2006 Debenture. If the holder elects to convert, U.S. Helicopter may redeem the portion of the debenture that was subject to the conversion notice by paying 120% of the amount being redeemed. In the event of a default under the debenture, Cornell Capital may convert all sums due under the debenture, provided that the number of shares issuable upon such conversion would not result in Cornell Capital owning in excess of 9.99% of our outstanding common stock, which may only be waived by Cornell Capital either in its sole discretion with 60 days' notice or without notice upon an event of default.

      SERIES A PREFERRED STOCK

      o At May 30, 2006, 136,500 shares of preferred stock were outstanding, which were purchased by investors in the 2004 Private Placement. Our Series A Preferred Stock is the only class of preferred stock authorized for issuance by us as of May 30, 2006. The Series A Preferred Stock ranks prior to our common stock and is subordinate to and ranks junior to all indebtedness of U.S. Helicopter now or hereafter outstanding. Our Series A Preferred Stock is convertible into shares of our common stock at a price equal to 80% of the average closing price of our common stock on the OTC-BB for the 20 trading days immediately preceding the day upon which we receive a notice of conversion from a Series A Preferred Stockholder. In the event that our shares are not traded on the OTC-BB, the conversion price shall be equal to 80% of the average bid price of our common stock posted in the Pink Sheets for the 20 trading days immediately preceding the day upon which we receive a notice of conversion from a Series A Preferred Stockholder. In the event that our shares are not traded on the OTC-BB or on the Pink Sheets, the conversion price shall be equal to 80% of the fair market value of our common stock on the date upon which we receive a notice of conversion from the Series A Preferred Stockholder. Such fair market value shall be determined by an accounting firm selected by us which accounting firm is not then currently performing any accounting services for us.

      WARRANTS

      o Warrants to purchase up to 7,042,500 shares of Common Stock at prices ranging from $0.01 to $1.45 per share.

      o Warrants to purchase up to 63,200 shares of Common Stock at an exercise price equal to 125% of the conversion price of the Series A Preferred Stock.

      o Warrants to purchase up to 63,200 shares of Common Stock at an exercise price equal to 150% of the conversion price of the Series A Preferred Stock.

      o Warrants to purchase up to 29,600 shares of Common Stock at an exercise price equal to 80% of the fair market value of the Company's common stock on the date of exercise.

      OPTIONS

      o 1,177,000 options to purchase Common Stock at an exercise price of $0.50 per share.

LIMITATION OF LIABILITY: INDEMNIFICATION.

      Our Bylaws include an indemnification provision under which we have agreed to indemnify directors and officers of U.S. Helicopter to fullest extent possible from and against any and all claims of any type arising from or related to future acts or omissions as a director or officer of U.S. Helicopter.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of U.S. Helicopter pursuant to the foregoing, or otherwise, U.S. Helicopter has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE ARTICLES OF INCORPORATION.

      AUTHORIZED AND UNISSUED STOCK. The authorized but unissued shares of our common and preferred stock are available for future issuance without our shareholders' approval. These additional shares may be utilized for a variety of corporate purposes including but not limited to future public or direct offerings to raise additional capital, corporate acquisitions and employee incentive plans. The issuance of such shares may also be used to deter a potential takeover of U.S. Helicopter that may otherwise be beneficial to shareholders by diluting the shares held by a potential suitor or issuing shares to a shareholder that will vote in accordance with U.S. Helicopter's Board of Directors' desires. A takeover may be beneficial to shareholders because, among other reasons, a potential suitor may offer shareholders a premium for their shares of stock compared to the then-existing market price.

                                     EXPERTS

      The financial statements as of and for the year ended December 31, 2005 and for the period from March 4, 2003 (inception) to December 31, 2005, included in the Prospectus have been audited by Moore Stephens, P.C., independent registered public accountants to the extent and for the periods set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                                  LEGAL MATTERS

      The validity of the shares of common stock offered hereby and other legal matters in connection with the offering contained herein will be passed upon for our company by Gallagher, Briody & Butler, Princeton, New Jersey.

                           HOW TO GET MORE INFORMATION

      We have filed with the SEC a registration statement on Form SB-2 in connection with the securities offered under this prospectus. As permitted by SEC rules, this prospectus does not contain all of the information contained in the registration statement or in the exhibits to the registration statement. For further information you may read and copy documents at the public reference room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC charges a fee for copies. Copies of this material should also be available through the Internet at the SEC EDGAR Archive, the address of which is http://www.sec.gov.

      We intend to distribute to our shareholders annual reports containing audited financial statements. Our audited financial statements for the fiscal year ended December 31, 2005, were contained in our Annual Report on Form 10-KSB. We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended.

                           U.S. HELICOPTER CORPORATION

                                TABLE OF CONTENTS

FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2005
      Report of Independent Registered Public Accounting Firm                F-1
      Balance Sheets                                                         F-2
      Statements of Operations                                               F-3
      Statements of Stockholders' Equity (Deficit)                           F-4
      Statements of Cash Flows                                               F-5
      Notes to Financial Statements                                          F-6

FINANCIAL STATEMENTS FOR THE THREE MONTHS ENDED MARCH 31, 2006
      Balance Sheets                                                        F-18
      Statements of Operations                                              F-19
      Statements of Stockholders' Equity (Deficit)                          F-20
      Statements of Cash Flows                                              F-22
      Notes to Financial Statements                                         F-23

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of U.S. Helicopter Corporation

We have audited the accompanying balance sheets of U.S. Helicopter Corporation, (a Development Stage Company), as of December 31, 2005 and 2004, and the related statements of operations, stockholders equity (deficit), and cash flows for each of the two years in the period ended December 31, 2005, and for the period from March 4, 2003 (inception) to December 31, 2005. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of U.S. Helicopter Corporation as of December 31, 2005 and 2004, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2005, and for the period from March 4, 2003 (inception) to December 31, 2005, in conformity with U.S. generally accepted accounting principles.

                                                MOORE STEPHENS, P. C.

                                                Certified Public Accountants.

New York, New York
February 27, 2006

U.S. HELICOPTER CORPORATION
(A DEVELOPMENT STAGE COMPANY)

BALANCE SHEETS

                                                                                    DECEMBER 31,        DECEMBER 31,
                                                                                        2005                2004
                                                                                        ----                ----
ASSETS:
CURRENT ASSETS:
   Cash                                                                             $  4,459,397        $    501,533
   Restricted Cash                                                                       250,000                  --
   Prepaid Expenses                                                                      114,336              26,500
   Other Current Assets                                                                   32,068                 240
                                                                                    ------------        ------------
   TOTAL CURRENT ASSETS                                                                4,855,801             528,273
                                                                                    ------------        ------------
PROPERTY AND EQUIPMENT:
   Leasehold Improvements                                                                116,682                  --
   Office Equipment                                                                        8,906               8,181
   Less: Accumulated Depreciation                                                         (2,970)               (549)
                                                                                    ------------        ------------
   PROPERTY AND EQUIPMENT - NET                                                          122,618               7,632
                                                                                    ------------        ------------
OTHER ASSETS:
   Deferred Financing Costs, Net of Accumulated Amortization
      of $186,562 and $42,288                                                            173,438             167,712
   Deferred Offering Costs                                                               167,622             148,551
   Deposits                                                                              202,765               4,000
                                                                                    ------------        ------------
   TOTAL OTHER ASSETS                                                                    543,825             320,263
                                                                                    ------------        ------------
   TOTAL ASSETS                                                                     $  5,522,244        $    856,168
                                                                                    ============        ============
LIABILITIES AND STOCKHOLDERS' EQUITY:
CURRENT LIABILITIES:
   Note Payable                                                                     $    250,000                 $--
   Current Maturities of Long-Term Debt                                                1,555,424                  --
   Accounts Payable and Accrued Expenses                                                 430,260             132,045
   Deferred Salary and Taxes Payable                                                     179,345              87,420
   Accrued Salary and Taxes Payable                                                       23,036              11,233
                                                                                    ------------        ------------
   TOTAL CURRENT LIABILITIES                                                           2,438,065             230,698

LONG-TERM DEBT - NET OF DISCOUNT OF $250,000                                                  --             750,000
                                                                                    ------------        ------------
   TOTAL LIABILITIES                                                                   2,438,065             980,698

COMMITMENTS AND CONTINGENCIES                                                                 --                  --
                                                                                    ------------        ------------
STOCKHOLDERS' EQUITY (DEFICIT):
   Convertible Series A Preferred Stock, $0.001 Par Value; 1,500,000
      Shares Authorized; 316,000 Shares Issued and Outstanding                               316                 316

Common Stock, $0.001 Par Value; 95,000,000 Shares Authorized;
   30,795,723 and 24,545,723 Issued and Outstanding, Respectively                         30,796              24,546

   Additional Paid In Capital                                                          6,167,184             418,434

   Deficit Accumulated During the Development Stage                                   (3,114,117)           (567,826)
                                                                                    ------------        ------------
   TOTAL STOCKHOLDERS' EQUITY (DEFICIT)                                                3,084,179            (124,530)
                                                                                    ------------        ------------
   TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)                             $  5,522,244        $    856,168
                                                                                    ============        ============

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS

U.S. HELICOPTER CORPORATION
(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF OPERATIONS

                                                      CUMULATIVE
                                                     FROM INCEPTION
                                                   (MARCH 4, 2003) TO                YEAR ENDED
                                                      DECEMBER 31,                  DECEMBER 31,
                                                          2005                2005                2004
                                                          ----                ----                ----
REVENUES                                              $         --        $         --        $         --
                                                      ------------        ------------        ------------
EXPENSES:
   Payroll                                               1,106,843             826,003             280,840
   Payroll Taxes and Benefits                              136,534             112,509              24,025
   State Minimum Taxes                                         800                 800                  --
   Professional Fees                                       622,542             476,154             128,523
   Insurance                                                69,394              53,494              15,900
   Office Expense                                           42,047              28,427              13,600
   Printing Expense                                         15,828              10,000               5,828
   Website Design                                           21,726              21,726                  --
   Travel                                                   51,691              37,687              14,004
   Rent                                                     23,976              20,689               3,287
   Lease Expense - equipment                                98,834              98,834                  --
   Reservation Expense                                     124,450             124,450                  --
   Advertising                                             133,000             133,000                  --
   Licenses and Fees                                        10,998              10,998                  --
   Depreciation                                              2,970               2,421                 445
                                                      ------------        ------------        ------------
   TOTAL EXPENSES                                       (2,461,613)         (1,957,192)           (486,556)
                                                      ------------        ------------        ------------
   NET (LOSS) BEFORE INTEREST INCOME                    (2,461,613)         (1,957,192            (486,556)
      AND FINANCING EXPENSE

   Interest Income                                          29,295              29,295                  --
   Interest Expense                                       (115,237)            (94,120)            (21,117)
   Amortization of Beneficial Conversion
      Feature of Long-Term Debt                           (380,000)           (380,000)                 --
   Amortization of Deferred Financing Costs               (186,562)           (144,274)            (42,288)
                                                      ------------        ------------        ------------
DEDUCT: PREFERRED STOCK DIVIDEND                                --                  --                  --
                                                      ------------        ------------        ------------
   NET (LOSS) APPLICABLE TO COMMON SHAREHOLDERS       $ (3,114,117)       $ (2,546,291)       $   (549,961)
                                                      ============        ============        ============
   NET (LOSS) PER COMMON SHARE:
      BASIC AND DILUTED                                                   $       (.10)       $       (.02)
                                                                          ============        ============
WEIGHTED AVERAGE NUMBER OF SHARES                                           25,590,244          22,621,666

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

U.S. HELICOPTER CORPORATION
(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                                                                          Deficit
                                                                                                         Accumulated       Total
                                      Preferred Stock      Common Stock      Additional      Stock         During      Stockholders'
                                      ---------------      ------------       Paid-in-    Subscription   Development       Equity
                                      Shares   Amount    Shares     Amount     Capital     Receivable       Stage        (Deficit)
                                      ------   ------    ------     ------     -------     ----------       -----        ---------
Issuance of common stock at
inception - March 4, 2003                 --   $   --       1,000  $     1   $       499     $(500)      $        --    $       --

Common Stock Split
(21,300:1) - July 22, 2004                --       --  21,299,000   21,299       (21,299)       --                --            --

Net loss                                  --       --          --       --            --        --           (17,865)      (17,865)
                                     ---------------------------------------------------------------------------------------------
Balance at December 31, 2003              --       --  21,300,000   21,300       (20,800)     (500)          (17,865)      (17,865)
Issuance of Common Shares for
financing costs at par of $0.001
per share - August 4, 2004                --       --   3,245,723    3,246            --        --                --         3,246
Intrinsic value of beneficial
conversion feature of debenture -
August 4, 2004                            --       --          --       --       250,000        --                --       250,000

Stock subscription payment
received - October 15, 2004               --       --          --       --            --       500                --           500
Issuance of Preferred Shares from
private placement at par of $0.001
per share - November 23, 2004        105,000      105          --       --       104,895        --                --       105,000
Offering costs associated with
private placement of preferred
shares - November 23, 2004                --       --          --       --       (76,675)       --                --       (76,675)
Issuance of Preferred Shares from
private placement at par of $0.001
per share - December 14, 2004        191,000      191          --       --       190,809        --                --       191,000
Offering costs associated with
private placement of preferred
shares - December 14, 2004                --       --          --       --       (40,575)       --                --       (40,575)
Issuance of Preferred Shares from
private placement at par of $0.001
per share - December 22, 2004         20,000       20          --       --        19,980        --                --        20,000
Offering costs associated with
private placement of preferred
shares - December 22, 2004                --       --          --       --        (9,200)       --                --        (9,200)

Net loss                                  --       --          --       --            --        --          (549,961)     (549,961)
                                     ---------------------------------------------------------------------------------------------
Balance at December 31, 2004         316,000      316  24,545,723   24,546       418,434        --          (567,826)     (124,530)
Intrinsic value of beneficial
conversion feature of debenture -
February 25, 2005                         --       --          --       --        75,000        --                --        75,000
Intrinsic value of beneficial
conversion feature of debenture -
August 24, 2005                           --       --          --       --        55,000        --                --        55,000
Issuance of common stock, $0.001
par value - November 1, 2005              --       --   6,250,000    6,250     6,243,750        --                --     6,250,000
                                     ---------------------------------------------------------------------------------------------
Offering costs associated with sale
of common shares                          --       --          --       --      (625,000)       --                --      (625,000
                                     ---------------------------------------------------------------------------------------------
Net Loss                                                                                                  (2,546,921)   (2,546,291)
                                     ---------------------------------------------------------------------------------------------
Balance at December 31, 2005         316,000   $  316  30,795,723  $30,796   $ 6,167,184     $  --       $(3,114,117)   $3,084,180
                                     =============================================================================================

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

U.S. HELICOPTER CORPORATION
(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF CASH FLOWS

                                                        CUMULATIVE
                                                      FROM INCEPTION
                                                    (MARCH 4, 2003) TO           YEAR ENDED
                                                       DECEMBER 31,             DECEMBER 31,
                                                           2005              2005           2004
                                                           ----              ----           ----
OPERATING ACTIVITIES:
   Net (Loss)                                          $ (3,114,117)     $ (2,546,291)   $   (549,961)
   Adjustments to Reconcile Net Income
     to Net Cash Provided By (Used for)
     Operating Activities:
       Depreciation Expense                                   2,970             2,421             549
       Amortization of Deferred Financing                   186,562           144,274          42,288
       Accrued Interest on Convertible Debenture             35,424            35,424              --
       Amortization of Beneficial Conversion
         Feature of Long-Term Debt                          380,000           380,000              --
   Changes in Assets and Liabilities:
     Increase (Decrease) in
       Prepaid Expenses and Other Current Assets           (146,404)         (119,664)        (30,740)
       Accounts Payable and Accrued Liabilities             632,641           401,943         212,833
       Deposits                                            (202,765)         (198,765)             --
                                                       ------------      ------------    ------------
   NET CASH - OPERATING ACTIVITIES                       (2,225,689)       (1,900,658)       (325,031)
                                                       ------------      ------------    ------------
INVESTING ACTIVITIES:
   Acquisition of Property and Equipment                   (125,588)         (117,407)         (8,181)
                                                       ------------      ------------    ------------
FINANCING ACTIVITIES:
   Proceeds From Long-Term Debt                           1,520,000           520,000       1,000,000
   Proceeds From Short-Term Debt                            250,000           250,000              --
   Proceeds From Sale of Preferred Stock                    316,500                --         316,500
   Proceeds from Sale of Common Stock                     6,250,000         6,250,000              --
   Payment of Financing Costs                            (1,525,826)       (1,044,071)       (481,755)
                                                       ------------      ------------    ------------
   NET CASH - FINANCING ACTIVITIES                        6,810,674         5,975,929         834,745
                                                       ------------      ------------    ------------
   NET INCREASE (DECREASE) IN CASH                        4,459,397         3,957,864         501,533

CASH - BEGINNING OF PERIODS                                      --           501,533              --
                                                       ------------      ------------    ------------
   CASH - END OF PERIODS                               $  4,459,397      $  4,459,397    $    501,533
                                                       ============      ============    ============
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
   Cash paid during the periods for:
     Interest                                          $      1,204      $        635    $        258
     Income Taxes                                      $         --      $         --    $         --

SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

Since inception, the Company has entered into certain agreements whereby it issued convertible debentures and amended the existing debentures and commitments to purchase its common stock [See Note 4].

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

U.S. HELICOPTER CORPORATION
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

(1) BUSINESS

U.S. Helicopter Corporation, ("U.S. Helicopter," the "Company," "we" or "us") is a development stage company that has devoted most of its efforts to activities such as financial planning, capital raising, and the development of a business plan. Its core business, once operations have begun, will be providing regularly scheduled helicopter shuttle service between many of the nation's larger metropolitan airports and surrounding city-based heliports. We intend to introduce our service, which we call "Metro-hop Airport Shuttle Service" ("MASS"), in the New York City market with frequent service between Kennedy, Newark Liberty and LaGuardia airports and the New York metropolitan area heliports located at Wall Street, East 34 th Street, and West 30 th Street. U.S. Helicopter was incorporated in the State of Delaware on March 4, 2003.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CONCENTRATIONS OF CREDIT RISK - Financial instruments that potentially subject us to significant concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable.

We maintain our cash and cash equivalents in accounts with a major financial institution in the United States in the form of demand deposits and money market accounts. Deposits in these banks may exceed the amounts of insurance provided on such deposits. As of December 31, 2005 and December 31, 2004, we had $4,505,320 and $402,396, respectively, in deposits subjected to such risk. We have not experienced any losses on our deposits of cash and cash equivalents.

We generally do not require collateral related to our financial instruments.

FAIR VALUE OF FINANCIAL INSTRUMENTS - Statement of Financial Accounting Standards ("SFAS") No. 107, "Disclosure about Fair Value of Financial Instruments," require the disclosure of fair values for all financial statements, both on- and off-balance-sheet, for which it is practicable to estimate fair value. We estimate that there are no material variations between fair value and book value of our financial assets or liabilities as of December 31, 2005 and 2004.

CASH EQUIVALENTS - We consider all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents. We had no cash equivalents at December 31, 2005 and December 31, 2004.

PROPERTY AND EQUIPMENT - We record our property and equipment at cost less accumulated depreciation. For financial reporting purposes, we use the straight-line method to compute depreciation based upon estimated useful lives of five to fifteen years for flight equipment and three to ten years for other equipment. We use a 30% residual value in the calculation of depreciation for our flight equipment. Leasehold improvements are amortized over the shorter of the related lease term or the estimated life of the improvements. Equipment under capital leases are amortized over the lease term and such amortization is included in the depreciation of property and equipment. Upon selling or otherwise disposing of property and equipment, we remove cost and accumulated depreciation from the accounts and reflect any resulting gain or loss in earnings. Depreciation expense totaled $2,359, $1,810, and $104 for the cumulative period from inception (March 4, 2003) to December 31, 2005, and the twelve months ended December 31, 2005 and 2004, respectively.

U.S. HELICOPTER CORPORATION
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

IMPAIRMENT OF LONG-LIVED ASSETS - We review our long-lived assets and identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When such factors and circumstances exist, we compare the projected undiscounted future cash flows associated with the future use and disposal of the related asset or group of assets to their respective carrying amounts. Impairment, if any, is measured as the excess of the carrying amount over the fair value based on market value (when available) or discounted expected cash flows of those assets, and is recorded in the period in which the determination is made.

DEFERRED SALARY AND TAXES PAYABLE - Effective April 16, 2004, U.S. Helicopter entered into a five-year employment agreement with John G. Murphy. Mr. Murphy is employed as the President and Chief Executive Officer of U.S. Helicopter. Mr. Murphy's annual salary is $225,000. Payment of Mr. Murphy's salary commenced on August 9, 2004. Mr. Murphy deferred payment of 40% of his salary until 60 days after the effectiveness of the Registration Statement for the New Debenture (November 2, 2005). [Note 4]. One-third of the deferred amount of Mr. Murphy's salary was paid to him in December, 2005.

Effective July 14, 2004, U.S. Helicopter entered into a three-year employment agreement with George J. Mehm, Jr. Mr. Mehm is employed as the Senior Vice President, Treasurer and Chief Financial Officer of U.S. Helicopter. Mr. Mehm's annual salary is $130,000. Payment of Mr. Mehm's salary commenced on August 9, 2004. Mr. Mehm deferred payment of 20% of his salary until 60 days after the effectiveness of the Registration Statement for the New Debenture (November 2,
2005) [Note 4]. One-third of the deferred amount of Mr. Mehm's salary was paid to him in December, 2005.

Effective July 14, 2004, U.S. Helicopter entered into a two-year employment agreement with Donal McSullivan. Mr. McSullivan is employed as the Senior Vice President and Chief Marketing Officer of U.S. Helicopter. Mr. McSullivan's annual salary is $130,000. Payment of Mr. McSullivan's salary began on August 9, 2004. Mr. McSullivan deferred payment of 40% of his salary until 60 days after the effectiveness of the Registration Statement for the New Debenture [Note 4]. One-third of the deferred amount of Mr. McSullivan's salary was paid to him in December, 2005.

Effective July 18, 2004, U.S. Helicopter entered into a five-year employment agreement with Gabriel Roberts. Mr. Roberts is employed as the Vice President of Finance and Administration of U.S. Helicopter. Mr. Roberts is currently being paid at the annual rate of $90,000. Payment of Mr. Robert's salary commenced on August 9, 2004 for the New Debenture (November 2, 2005) [Note 4]. Mr. Roberts deferred payment of 20% of his salary until 60 days after effectiveness of the Registration Statement for the New Debenture (November 2, 2005) [Note 4]. One-third of the deferred amount of Mr. Robert's salary was paid to him in December, 2005.

U.S. HELICOPTER CORPORATION
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Effective August 24, 2004, U.S. Helicopter entered into a two-year employment agreement with Terence O. Dennison. Mr. Dennison is employed as the Senior Vice President and Chief Operating Officer of U.S. Helicopter. Mr. Dennison is currently being paid at the annual rate of $90,000. Payment of Mr. Dennison's salary commenced on August 9, 2004. Mr. Dennison deferred payment of 20% of his salary until 60 days after effectiveness of the Registration Statement for the New Debenture (November 2, 2005) [Note 4]. One-third of the deferred amount of Mr. Dennison's salary was paid to him in December, 2005.

STOCK-BASED COMPENSATION - We account for stock-based compensation utilizing the intrinsic value method in accordance with the provisions of Accounting Principles Board Opinion No. 25 (APB 25), "Accounting for Stock Issued to Employees" and related Interpretations. Accordingly, no compensation expense is recognized because the exercise prices of these employee stock options equal or exceed the estimated fair market value of the underlying stock on the dates of grant.

In December 2004, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 123R, "Share-Based Payment". SFAS No. 123R is a revision of SFAS No. 123, "Accounting for Stock Based Compensation", and supersedes APB 25. Among other items, SFAS 123R eliminates the use of APB 25 and the intrinsic value method of accounting, and requires companies to recognize the cost of employee services received in exchange for awards of equity instruments, based on the grant date fair value of those awards, in the financial statements. The effective date of SFAS 123R is the first reporting period beginning after December 15, 2005, although early adoption is allowed. SFAS 123R requires companies to adopt its requirements using a "modified prospective" method. Under the "modified prospective" method, compensation cost is recognized in the financial statements beginning with the effective date, based on the requirements of SFAS 123R for all share-based payments granted after that date, and based on the requirements of SFAS 123 for all unvested awards granted prior to the effective date of SFAS 123R. The "modified retrospective" method also permits entities to restate financial statements of previous periods based on proforma disclosures made in accordance with SFAS 123.

We will adopt SFAS 123R effective January 1, 2006. We currently utilize a standard option pricing model (i.e., Black-Scholes) to measure the fair value of stock options granted to employees. SFAS 123R permits us to continue to use such a model.

SFAS 123R also requires that the benefits associated with the tax deductions in excess of recognized compensation cost be reported as a financing cash flow, rather than as an operating cash flow as required under current literature. We have not yet determined what effect, if any, this change will have on future periods.

STOCKHOLDERS' EQUITY - During July 2004, the Board of Directors and Stockholders effectuated an amendment to our Certificate of Incorporation which provided for a 21,300 for 1 stock split. We also filed an amendment to the Certificate of Incorporation which increased the number of authorized shares of our common stock to 95,000,000 and authorized 5,000,000 shares of blank check Preferred Stock. During October 2004, the Company authorized the issuance of up to 1,500,000 shares of Series A Preferred Stock to investors in a private placement (See Note 5). Shares of Series A Preferred Stock are convertible into Common Stock in certain situations (See Note 5). All share and per share data has been retroactively adjusted to reflect the share split.

U.S. HELICOPTER CORPORATION
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

REVENUE RECOGNITION - We recognize revenue when transportation has been provided, including scheduled passenger and charter services.

INCOME TAXES - We account for income taxes under the provisions of Statement 109, "Accounting for Income Taxes." Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the years in which the differences are expected to affect taxable income. Valuation allowances will be established when necessary to reduce deferred tax assets to the amounts expected to be realized. These items could be dilutive in the future.

EARNINGS (LOSS) PER SHARE - Basic earnings (loss) per share is computed by dividing net income (loss) by the weighted-average number of common shares outstanding for the period. Diluted earnings (loss) per share is computed giving effect to all potential dilutive common stock, including options and convertible debentures. For the period from inception (March 4, 2003) to December 31, 2005, options, convertible shares of Series A Preferred Stock, and convertible debentures were not included in the computation of diluted loss per share because the effect would be antidilutive.

DEFERRED OFFERING COSTS - Amounts paid or accrued for costs associated with an anticipated public offering will be expensed and not recorded as a reduction of the net proceeds, if the offering is not consummated. Upon successful completion of such an offering, these expenses will be recorded as a reduction of the net proceeds.

ADVERTISING COSTS - We expense advertising costs as incurred.

RECENT ACCOUNTING PRONOUNCEMENTS - In December 2004, the Financial Accounting Standards Board, or FASB, issued SFAS No. 153, "Exchanges of Nonmonetary Assets," (SFAS No. 153). SFAS No. 153 amends Accounting Principles Board ("APB") Opinion No. 29, "Accounting for Nonmonetary Transactions," to require exchanges of nonmonetary assets be accounted for at fair value, rather than carryover basis. Nonmonetary exchanges that lack commercial substance are exempt from this requirement. SFAS 153 is effective for nonmonetary exchanges entered into in fiscal years beginning after June 15, 2005. We do not routinely enter into exchanges that could be considered nonmonetary, accordingly we do not expect the adoption of SFAS 153 to have a material impact on our financial statements.

In March 2005, the FASB issued Interpretation No. 47 (FIN 47), "Accounting for Conditional Asset Retirement Obligations--an interpretation of FASB Statement No. 143." FIN 47 clarifies that an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation when incurred if the liability's fair value can be reasonably estimated. FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 was adopted in the fourth quarter of 2005 and has had no significant impact on our financial position, results of operations or cash flows.

U.S. HELICOPTER CORPORATION
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections--a replacement of APB Opinion No. 20 and FASB Statement No. 3" ("SFAS No. 154"). SFAS No. 154 requires retrospective application as the required method for reporting a change in accounting principle, unless impracticable or a pronouncement includes specific transition provisions. SFAS No. 154 also requires that a change in depreciation, amortization or depletion method for long-lived, nonfinancial assets be accounted for as a change in accounting estimate effected by a change in accounting principle. This statement carries forward the guidance in APB Opinion No. 20, "Accounting Changes," for the reporting of the correction of an error and a change in accounting estimate. SFAS No. 154 is effective beginning January 1, 2006. SFAS No. 154 is not expected to have a significant impact on our financial position, results of operations or cash flows.

In June 2005, the Emerging Issues Task Force ("EITF") reached a consensus on EITF Issue No. 05-6, "Determining the Amortization Period for Leasehold Improvements Purchased after Lease Inception or Acquired in a Business Combination" ("EITF 05-6"). EITF 05-6 requires that leasehold improvements that are placed in service significantly after and not contemplated at or near the beginning of the lease term be amortized over the shorter of the useful life of the assets or a term that includes required lease periods and renewals that are deemed to be reasonably assured at the date the leasehold improvements are purchased. EITF 05-6 was adopted in the fourth quarter of 2005. EITF 05-6 did not have a significant impact on our financial position, results of operations or cash flows.

      In February 2006, FASB issued FASB 155, ACCOUNTING FOR CERTAIN HYBRID FINANCIAL INSTRUMENTS an amendment of FASB 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, and FASB 140, ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES. FASB 155, provides the framework for fair value remeasurement of any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation as well as establishes a requirement to evaluate interests in securitized financial assets to identify interests. FASB 155 further amends FASB 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. The guidance FASB 155 also clarifies which interest-only strips and principal-only strips are not subject to the requirements of FASB 133 and concentrations of credit risk in the form of subordination are not embedded derivatives. This Statement is effective for all financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins September 15, 2006. FASB 155 is not expected to have a material impact on the Company's consolidated financial statements.

      In March 2006, FASB issued FASB 156, ACCOUNTING FOR SERVICING OF FINANCIAL ASSETS--AN AMENDMENT OF FASB STATEMENT NO. 140. FASB 156 requires the recognition of a servicing asset or servicing liability under certain circumstances when an obligation to service a financial asset by entering into a servicing contract. FASB 156 also requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value utilizing the AMORTIZATION METHOD OR FAIR MARKET VALUE METHOD. FASB 156 is effective at the beginning of the first fiscal year that begins after September 15, 2006. FASB 156 is not expected to have a material impact on the Company's consolidated financial statements.

(3) DEFERRED OFFERING COSTS AND DEFERRED FINANCING COSTS

We have incurred certain costs related to financing activities since inception. These costs consisted primarily of legal fees, placement agent fees and commissions which are related to the placement of debt securities (deferred financing costs) and equity securities (deferred offering costs).

At December 31, 2005 and December 31, 2004, we had net deferred financing costs of $173,438 and $167,212, respectively. These costs were related to the placement of a 5% convertible debenture [Note 4] and are being amortized on a straight-line basis over the life of the debenture. We recorded amortization expense related to deferred financing totaling $186,562, $144,274 and $42,288 for the cumulative period from inception (March 4, 2003) to December 31, 2005 and the years ended December 31, 2005 and 2004, respectively.

U.S. HELICOPTER CORPORATION
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

At December 31, 2005 and December 31, 2004, we had net deferred offering costs of $167,622 and $148,551, respectively. These costs were primarily related to a Standby Equity Distribution Agreement [Note 5] and will be offset against the proceeds of the offering, when consummated.

During November and December, 2004, $126,450 of costs related to a completed offering were offset against the proceeds of the offering [Note 5].

(4) CONVERTIBLE DEBT

LONG-TERM CONVERTIBLE DEBT - On August 4, 2004, we issued a $1,000,000 5% interest convertible debenture to an investor in exchange for $1,000,000 in cash.

Until the debenture is paid in full, the holder of the debenture may convert at will the entire amount or a portion of the debenture into our common stock.

The original terms of this debenture provided that all conversions under the debenture would take place at a rate equal to the lower of $2 per share or eighty percent of the volume weighted average price of the common stock for the five trading days prior to conversion. This beneficial conversion feature was recorded as a discount of $250,000, which was fully expensed upon the effectiveness of the Registration Statement.

On February 24, 2005, we issued a $300,000 5% interest convertible debenture to the same investor to whom we sold the $1,000,000 debenture in exchange for $300,000 in cash. Until the debenture is paid in full, the holder of the debenture may convert at its option the entire amount or a portion of the debenture into our common stock.

The original terms of this debenture provided that all conversions under the debenture would take place at a rate equal to the lower of $2 per share or eighty percent of the volume weighted average price of the common stock for the five trading days prior to conversion. This beneficial conversion feature was recorded as a discount of $75,000, which was fully expensed upon the effectiveness of the Registration Statement.

We issued these debentures with a collateral interest in all of our assets. We committed to registering the potential debenture conversion shares under the Securities Act of 1933 (the "Registration Statement"). The Registration Statement was "deemed effective" by the Securities and Exchange Commission on September 2, 2005.

On April 8, 2005, we entered into an Amended and Restated Secured Debenture (the "New Debenture"). The New Debenture was issued in the face amount of $1,335,424 in exchange for the previously issued debentures, which totaled $1,300,000, and accumulated interest through the date of the revision to the agreement. The New Debenture accrues interest at a rate of 5%. Up to 10% of the debenture's principal, plus interest, may be converted at a price equal to $0.20 per share and we are committed to register shares equal to the amount of shares which may be converted under this agreement.

Under the terms of the New Debenture, commencing January 1, 2006, we are required to make payments of the remaining principal balance at the rate of $200,000 per month.

On August 23, 2005, we issued a $220,000 5% interest convertible debenture to the same investor to whom we sold the $1,335,424 New Debenture described in exchange for $220,000 in cash (the "August 2005 Debenture"). The August 2005 Debenture accrues interest at a rate of 5%. Up to 10% of the debenture's principal, plus interest, may be converted at a price equal to $0.20 per share and we are committed to register shares equal to the amount of shares which may be converted under this agreement. Commencing January 1, 2006, we are required to make payments of the remaining principal balance at the rate of $40,000 per month.

U.S. HELICOPTER CORPORATION
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

(4) CONVERTIBLE DEBT (CONTINUED)

In January and February 2006, we paid $240,000 per month to the investor of the New Debenture and the August 2005 Debenture. (See Note 9).

SHORT-TERM CONVERTIBLE DEBT - On October 26, 2005, we entered into the definitive convertible note purchase agreement ("Short-Term Convertible Debt") with Portfolio Lenders II, LLC, pursuant to which we issued $250,000 in principal amount of convertible notes, convertible by the holder into our common stock at the price of $0.50 per share. The Short-Term Convertible Debt has an interest rate of 15% per annum, 120 days of which was paid at the time of the closing. Additional consideration of $12,500 was paid at the time of closing. The Short-Term Convertible Debt is not collateralized. We also issued Portfolio Lenders II, LLC a warrant to purchase up to 100,000 shares of our common stock as an inducement to enter into the transaction. The warrant is exercisable at a price of $0.50 per share for a period of five years from its date of issuance. The Short-Term Convertible Debt had been scheduled to be repaid from the proceeds of the private placement of common stock [Note 5]. Although the maturity date has been extended and Portfolio Lenders II, LLC has indicated they will convert, we accounted for the full amount of the repayment proceeds as Restricted Cash as of December 31. [See Note 9]

(5) SECURITIES OFFERINGS

STANDBY EQUITY DISTRIBUTION AGREEMENT - On August 4, 2004, we entered into a Standby Equity Distribution Agreement ("SEDA") with an investor. Under the original terms of the SEDA, we could, at our discretion, periodically issue and sell to the investor shares of common stock for a total purchase price of $10.0 million. These placements could occur, as elected by us, in increments not to exceed $250,000 every seven business days. There is no minimum placement under the SEDA. These placements of common stock will be at a 1% discount to the volume weighted average price of our common stock for the 5 days immediately following the notice date.

Under the terms of the SEDA, the investor will receive a fee equal to 5% of the gross proceeds received by us pursuant to the SEDA. The SEDA has a term of 2 years from the Effectiveness of the SEDA registration.. We committed to registering the SEDA shares under the Securities Act of 1933.

Proceeds of the SEDA will be offset against deferred offering costs [Note 3] until those amounts are extinguished.

On April 8, 2005, we entered into an Amended and Restated Standby Equity Distribution Agreement (the "New SEDA"). The New SEDA increased the total amount of stock available for purchase from $10 million to $11 million and the maximum size of each advance was increased from $250,000 to $300,000. Under the New SEDA the maximum advances over each period of 30 days is $1,200,000.

PRIVATE PLACEMENT - We completed a private placement offering of our equity securities at the end of December, 2004. The private placement offering was to a maximum of $1,500,000 through the sale of equity units (the "Units"), each Unit consisting of five shares of our Series A Preferred Stock and two warrants, each warrant exercisable to purchase one share of our common stock. The purchase price per Unit was $5.00. The Series A Preferred Stock is convertible, at the election of the holder thereof, at any time from and after their date of issuance and for a period of three years thereafter into shares of our common stock at a price equal to 80% of the average closing price of our common stock on the OTC-BB for the 20 trading days immediately preceding the day upon which we receive a notice of conversion from the Preferred Stockholder. In the event that our shares are not traded on the OTC-BB, the conversion price would be equal to 80% of the average bid price of our common stock posted in the Pink Sheets for the 20 trading days immediately preceding the day upon which we receive a conversion notice from the Preferred Stockholder. In the event that our shares are not traded on the OTC-BB or on the Pink Sheets, the conversion price would be equal to 80% of the fair market value of our common stock on the date upon which we receive the notice of conversion from the Preferred Stockholder. Such fair market value would be determined by an accounting firm selected by us which accounting firm is not then currently performing any other accounting services for us. The warrants included in the Units contain exercise prices equal to 125% and 150%, respectively, of the conversion price of the Series A Preferred Stock. The warrants are subject to adjustment for anti-dilution purposes and include registration rights.

U.S. HELICOPTER CORPORATION
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

(5) SECURITIES OFFERINGS (CONTINUED)

The private placement offering described above was closed at the end of December 2004. The sale of 63,200 units, for gross proceeds of $316,000, resulted in the issuance of 316,000 Series A Preferred Shares and 126,400 common stock purchase warrants. Additionally, we agreed to issue an aggregate of 279,600 warrants to a placement agent as a placement agent fee and in connection with a financial consulting and advisory agreement. A total of 250,000 of these placement agent warrants will be exercisable at $0.75 per share and have a five-year term. The remaining 29,600 warrants have an exercise price equal to 80% of the fair market value of the Company's common stock on the date of exercise. No expense was recorded in connection with these warrants.

PRIVATE PLACEMENTS OF COMMON STOCK - On October 26, 2005, we entered into a Common Stock Purchase Agreement with International Financial Advisors, K.S.C. pursuant to which, on November 1, 2005 we issued 3,000,000 shares of our common stock at a purchase price of $1.00 per share for a total purchase price of $3 million. We also issued to this investor on November 1, 2005 a warrant to purchase up to 750,000 shares of our common stock. The warrant is exercisable at an exercise price of $1.00 per share for a period of three years from its date of issuance.

On October 26, 2005, we also entered into separate Common Stock Purchase Agreements with four individual investors pursuant to which we agreed to issue an aggregate of 250,000 shares of our common stock at a purchase price of $1.00 per share for a total purchase price of $250,000.

On October 26, 2005, we entered into a Common Stock Purchase Agreement with Samama Global Corporation pursuant to which on November 1, 2005 we issued 3,000,000 shares of our common stock at a purchase price of $1.00 per share for a total purchase price of $3 million.

We paid commissions of $625,000 in cash related to the private placements. As partial compensation for the above private placements of common stock, we issued to one of the arranger's a warrant to purchase up to 312,500 shares of our common stock. The warrant is exercisable at an exercise price of $1.00 per share for a period of three years from the date of issuance.

(6) COMMITMENTS AND CONTINGENCIES

OPERATING LEASES - To establish our executive offices, we entered into a three year operating lease for real property, which expires on November 30, 2007, at a rate of approximately $780 per month. We lease additional space on a $500 month-to-month basis for our operations base. Total rental expense was $13,624 and $3,287 for the periods ended December 31, 2005 and 2004, respectively.

On February 8, 2006, we entered into a one year lease agreement for office and hangar space. Monthly rent will increase steadily through the term of the lease from approximately $6,300 at inception to approximately $16,000 after July 2006. We also agreed to issue 20,000 shares of our common stock to the lessor.

U.S. HELICOPTER CORPORATION
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

(6) COMMITMENTS AND CONTINGENCIES (CONTINUED)

We entered into a three year operating lease for a helicopter, which expires on October 31, 2008, at a monthly lease rate of $31,500 per month. There are no purchase or renewal options. Effective November 1, 2005, we secured a Technical Support Agreement to provide us with certain exchange components, spare parts, and technical support for the equipment for the length of the lease term.

We entered into a five year operating lease for a second helicopter, a Sikorsky S76, with a different lessor, which expires on the later of redelivery to the lessor or November 30, 2010, at the monthly rate of $35,834 per month. The second lease provides that the lessor will pay up to $200,000 towards the costs of shipping and modification; the amortization of this amount is included in the lease payment. There are no purchase or renewal options. In connection with this lease, we entered into a Technical Support Agreement ("Support Agreement") where we will pay a set rate per flight hour, subject to price escalation, to cover all of the helicopter's major maintenance costs.

ADDITIONAL HELICOPTER LEASE - On February 14, 2006, we entered into a lease agreement and Support Agreement with an unrelated party whereby we will lease an additional Sikorsky S76 helicopter for five years. In connection with this agreement, we paid the lessor a security deposit of two months rent and the first half-month's rent.

Minimum future lease payments as of December 31, 2005 were:

YEAR ENDING
DECEMBER 31,
------------
   2006                                         821,650
   2007                                         820,513
   2008                                         745,008
   2009                                         430,008
   2010                                         394,174
   Thereafter                                        --
                                             ----------
   TOTAL MINIMUM FUTURE RENTAL PAYMENTS      $3,211,353
                                             ==========

(6A) RELATED PARTY TRANSACTIONS

Donal McSullivan, Senior Vice President and Chief Marketing Officer, and John Capozzi, Marketing and Business Development Advisor and Director, have provided certain consulting services to the Company from its inception. In connection with the provision of such consulting services, they have an agreement with the Company to jointly receive 10% of the proceeds of any financings arranged with Cornell Capital and certain other investors. As of the date of this report, they have received $732,500 of the proceeds of the transactions with Cornell Capital and certain other investors. In addition, Mr. McSullivan and Mr. Capozzi are to receive 10% commissions relating to commuter flight pre-sell seats and scheduled service pre-sell seats pursuant to an agreement dated April 15, 2004. In addition, Mr. Capozzi also has an agreement to provide ongoing marketing consulting services to the Company at a cost of $5,000 per month.

We are a party to an agreement dated October 28, 2005 with William Street Advisors, LLC ("William Street") which provides for payment to William Street of a cash fee equal to five percent of the consideration paid by investors introduced to us by William Street, as well as warrants to purchase up to five percent of the stock purchased by such investors. William Street is a subsidiary of The Chart Group, LP, of which Christopher Brady, one of our directors, is founder and Chairman. In October, 2005, we entered into common stock purchase agreements with six separate purchasers for a total of $6,250,000 whereby we issued 6,250,000 shares and warrants to purchase up to 750,000 shares. In connection with these transactions, we paid William Street a cash fee of $312,500 and warrants to purchase a total of 312,500 shares of our common stock.

U.S. HELICOPTER CORPORATION
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

(7) INCOME TAXES

We have approximately $2,414,000 of capitalized preoperating costs that have not been deducted for tax purposes at December 31, 2005. These deductions may be applied against future taxable income in the sixty month period following the commencement of operations.

These future deductions were recorded by us as deferred tax assets totaling approximately $754,000 and $212,000 at December 31, 2005 and December 31, 2004. As the effective utilization of this deferred tax asset is dependant on future taxable profits, a valuation allowance of approximately $754,000 and $212,000 was recorded at December 31, 2005 and December 31, 2004, respectively, leaving a net deferred tax asset of $-0- for all periods presented.

(8) EMPLOYEE STOCK OPTIONS

On July 23, 2004, we issued an option to acquire 231,000 shares of our common stock for $0.50 per share. On October 27, 2004, we issued options to acquire 581,000 shares of our common stock for $0.50 per share. On May 25, 2005, we issued an option to acquire 70,000 shares of our common stock for $0.50 per shares. We recorded no expense for these options under the intrinsic value approach of APBO No. 25. Had compensation cost for these options been determined on the basis of fair value pursuant to Statement 123, net (loss) and net (loss) per share would have been as follows:

                                         CUMULATIVE
                                       FROM INCEPTION
                                     (MARCH 4, 2003) TO           YEARS ENDED
                                        DECEMBER 31,              DECEMBER 31,
                                            2005              2005           2004
                                            ----              ----           ----
Net (Loss):
   As Reported                          $(3,114,117)      $(2,546,921)    $(549,961)
                                        -----------       -----------     ---------
   Pro Forma                            $(3,114,117)      $(2,546,921)    $(549,961)
                                        -----------       -----------     ---------
Basic and Diluted (Loss) Per Share:
   As Reported                                                  $(.10)        $(.02)
                                                          -----------     ---------
   Pro Forma                                                    $(.10)        $(.02)
                                                          -----------     ---------

U.S. HELICOPTER CORPORATION
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

(8) EMPLOYEE STOCK OPTIONS (CONTINUED)

The following is a summary of options outstanding at December 31, 2003, December 31, 2004 and December 31, 2005:

                                         Weighted Average
                                         Number of Shares       Exercise Price
                                         ----------------       --------------
Outstanding at March 4, 2003                           --       $           --
   Granted                                             --                   --
   Exercised                                           --                   --
   Forfeited                                           --                   --
                                         ----------------       --------------
Outstanding at December 31, 2003                       --                   --
   Granted                                        812,000                 0.50
   Exercised                                           --                   --
   Forfeited                                           --                   --
                                         ----------------       --------------
Outstanding at December 31, 2004                  812,000       $         0.50
   Granted                                         70,000                 0.50
   Exercised                                           --                   --
   Forfeited                                           --                   --
                                         ----------------       --------------
OUTSTANDING AT DECEMBER 31, 2005                  882,000       $         0.50
                                         ----------------       --------------

                                                At                   At
                                        December 31, 2005    December 31, 2004
                                        -----------------    -----------------
Options Exercisable:                              882,000              812,000
                                        -----------------    -----------------

                                             Period
                                         From Inception
                                         [March 4, 2003]
                                             through             Year ended
                                        December 31, 2005    December 31, 2005
                                        -----------------    -----------------

Weighted Average Fair Value of
Options Granted During the Periods                     --                   --
                                        -----------------    -----------------

U.S. HELICOPTER CORPORATION
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

(8) EMPLOYEE STOCK OPTIONS (CONTINUED)

The fair value of each option granted is estimated on the grant date using the Black-Scholes Model. The following assumptions were made in estimating fair value:

                                      Period
                                   From Inception
                                  [March 4, 2003]
                                      through                  Year ended
                                 December 31, 2005         December 31, 2005
                                 -----------------         -----------------

Dividend Yield                           --%                         --%
Risk-Free Interest Rate                4.75%                       4.75%
Expected Life                            N/A                   2.5 years
Expected Volatility                      N/A                         N/A

(9) SUBSEQUENT EVENTS - UNAUDITED - Subsequent to the date of the Report of the Independent Registered Public Accounting Firm.

RESTRUCTURING OF CONVERTIBLE NOTES - Prior to the due date of the March payment of the New Debenture and the August 2005 Debentures, the investor inquired whether we would be interested in restructuring the debt. The restructuring proposes to extend the due date of the payments, increase the amount of the debt to $6,000,000 and pay off approximately $1,100,000 of the old notes. On March 13, 2006, we signed a term sheet with the investor and negotiated definitive documentation. The only remaining condition to closing is the filing of our Form 10KSB, which we anticipate will be completed by March 31, 2006.

ISSUANCE OF U.S. CERTIFICATES - On February 13, 2006, the U.S. Federal Aviation Administration issued our Air Carrier Certificate. On February 17, 2006, we were advised by the U.S. Department of Transportation that our Certificate of Public Convenience and Necessity, which was issued November 1, 2005, was effective. These two certificates allow us to begin scheduled operations. We began scheduled operations on March 27, 2006, between the Downtown Manhattan Heliport and JFK International Airport.

EXTENSION AND CONVERSION OF SHORT-TERM CONVERTIBLE DEBT - We agreed with the holder of the Short-Term Convertible Debt to extend the maturity date. Upon conversion of the debt, we will secure $250,000 in proceeds listed as Restricted Cash as of December 31, 2005. On March 22, 2006, we received a Conversion Notice to convert the Short-Term Convertible Debt into 500,000 shares effective March 26, 2006.

TERM-SHEET FOR LEASING OF FIVE HELICOPTERS - Subsequent to December 31, 2005, we executed a non-binding term sheet for the leasing of five additional helicopters and the provision of a Support Agreement for major maintenance items. Terms of both agreements are substantially similar to our existing agreements.

DEPOSIT AGREEMENT WITH SIKORSKY AIRCRAFT CORPORATION - Subsequent to December 31, 2005, we executed a Deposit Agreement with Sikorsky Aircraft Corporation for the purchase of four Sikorsky S76 C++ helicopters in late 2007 and early 2008. In accordance with the Deposit Agreement, we paid Sikorsky a $400,000 deposit, which became non-refundable upon our Board of Directors approval. We are in discussions with several parties about financing and there can be no guarantee that adequate financing will be available.

CONVERSION OF COMMON STOCK - Subsequent to December 31, 2005, an investor in our common stock agreed to convert his 494,505 shares into a Convertible Note payable due February 28, 2007 with interest at 10%, payable in common stock.

RECENT SALE OF UNREGISTERED SECURITIES - On March 30, 2006, we issued a total of 1,000,000 shares of common stock and options to purchase an additional 150,000 shares of common stock to employees, officers and directors in connection with our 2004 Stock Incentive Plan (the "Restricted Stock Awards"). The Restricted Stock Awards have a restriction on transferability and sale for a period of 18 months from and after the issuance date.

LEASE OF ONE ADDITIONAL HELICOPTER - Effective April 25, 2006, we executed a lease agreement for the leasing of one helicopter and the provision of a Support Agreement for major maintenance items. Terms of this agreement are similar to our existing agreements, with the exception of a higher monthly rent and security deposit based on the cost of the lessor to acquire the helicopter. We took delivery of this helicopter on May 12, 2006.

U.S. HELICOPTER CORPORATION
(A DEVELOPMENT STAGE COMPANY)

BALANCE SHEETS

                                                                                            MARCH 31,       DECEMBER 31,
                                                                                              2006              2005
                                                                                              ----              ----
                                                                                           [UNAUDITED]
ASSETS:
CURRENT ASSETS:
   Cash                                                                                   $  6,027,683      $  4,459,397
   Restricted Cash                                                                              53,022           250,000
   Accounts Receivable                                                                          19,739                --
   Prepaid Expenses                                                                            134,030           114,336
   Other Current Assets                                                                        301,765            32,068
                                                                                          ------------      ------------
      TOTAL CURRENT ASSETS                                                                   6,536,239         4,855,801
                                                                                          ------------      ------------
PROPERTY AND EQUIPMENT:
   Leasehold Improvements                                                                      661,708           116,682
   Office Equipment                                                                            136,528             8,906
   Less: Accumulated Depreciation                                                              (15,830)           (2,970)
                                                                                          ------------      ------------
   PROPERTY AND EQUIPMENT - NET                                                                782,406           122,618
                                                                                          ------------      ------------
OTHER ASSETS:
   Deferred Financing Costs, Net of Accumulated Amortization
      of $-0- and $186,562                                                                     975,000           173,438
   Deferred Offering Costs                                                                     213,315           167,622
   Deposits                                                                                    674,433           202,765
                                                                                          ------------      ------------
      TOTAL OTHER ASSETS                                                                     1,862,748           543,825
                                                                                          ------------      ------------
      TOTAL ASSETS                                                                        $  9,181,393      $  5,522,244
                                                                                          ------------      ------------
LIABILITIES AND STOCKHOLDERS' EQUITY:
CURRENT LIABILITIES:
   Note Payable                                                                           $         --      $    250,000
   Current Maturities of Long-Term Debt, Net of Discount of $22,867 at March 31, 2006          585,135         1,555,424
   Accounts Payable and Accrued Expenses                                                     1,028,897           430,260
   Deferred Salary and Taxes Payable                                                            89,672           179,345
   Accrued Salary and Taxes Payable                                                             76,401            23,036
   Air Traffic Liability                                                                        10,991                --
   Derivative Liability                                                                        267,691                --
                                                                                          ------------      ------------
      TOTAL CURRENT LIABILITIES                                                              2,058,787         2,438,065

LONG-TERM DEBT - NET OF DISCOUNT OF $3,724,718 AND $-0-                                      2,275,282                --

LONG-TERM DERIVATIVE LIABILITY                                                               3,724,718                --

DEFERRED CHARGES                                                                               384,608                --
                                                                                          ------------      ------------
   TOTAL LIABILITIES                                                                         8,443,395         2,438,065
                                                                                          ------------      ------------
COMMITMENTS AND CONTINGENCIES                                                                       --                --
                                                                                          ------------      ------------
STOCKHOLDERS' EQUITY (DEFICIT):
   Convertible Series A Preferred Stock, $0.001 Par Value; 1,500,000
      Shares Authorized; 316,000 Shares Issued and Outstanding                                     316               316

   Common Stock, $0.001 Par Value; 95,000,000 Shares Authorized;
      30,801,218 and 30,795,723 Issued and Outstanding, at March 31, 2006
      and December 31, 2005, respectively                                                       30,801            30,796

   Additional Paid In Capital                                                                5,922,674         6,167,184

   Deficit Accumulated During the Development Stage                                         (5,215,793)       (3,114,117)
                                                                                          ------------      ------------
   TOTAL STOCKHOLDERS' EQUITY (DEFICIT)                                                        737,998         3,084,179
                                                                                          ------------      ------------
   TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)                                   $  9,181,393      $  5,522,244
                                                                                          ============      ============

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

U.S. HELICOPTER CORPORATION
(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF OPERATIONS
[UNAUDITED]

                                                     CUMULATIVE
                                                   FROM INCEPTION
                                                 (MARCH 4, 2003) TO         THREE MONTHS ENDED
                                                     MARCH 31,                   MARCH 31,
                                                        2006              2006              2005
                                                        ----              ----              ----
REVENUES                                            $     13,876      $     13,876      $         --
                                                    ------------      ------------      ------------
EXPENSES:
   Payroll                                             1,463,486           356,643           182,422
   Payroll Taxes and Benefits                            190,691            54,157            21,494
   Crew Costs and Other                                   27,981            27,981                --
   Maintenance                                            75,579            75,579                --
   Fuel                                                   34,295            34,295                --
   Aircraft and Traffic Servicing                         10,758            10,758                --
   State Minimum Taxes                                     1,450               650               800
   Professional Fees                                     865,814           227,464           108,155
   Insurance                                             136,595            67,200             9,481
   Office Expense                                         73,858            31,811             5,748
   Website and Website Design                             29,364             7,638                --
   Travel                                                 73,216            21,525             7,074
   Rent                                                   59,256            35,280             4,910
   Lease Expense - equipment                             339,195           240,361                --
   Reservation Expense                                   170,189            45,739            17,200
   Advertising                                           581,426           448,426             3,000
   Licenses and Fees                                      16,183             5,185             3,252
   Depreciation and Amortization                          15,830            12,861               588
                                                    ------------      ------------      ------------
   TOTAL EXPENSES                                      4,165,166         1,703,553           364,124
                                                    ------------      ------------      ------------
   NET (LOSS) BEFORE INTEREST INCOME AND
      FINANCING EXPENSE                               (4,151,290)       (1,689,677)         (364,124)

   Interest Income                                        56,632            27,337               180
   Interest Expense                                     (136,311)          (21,074)          (13,946)
   Amortization of Beneficial Conversion
      Feature of Long-Term Debt                         (380,000)               --                --
   Amortization of Deferred Financing Costs             (360,000)         (173,438)          (28,685)
   Amortization of Derivative                           (242,745)         (242,745)               --
   Amortization of Debt Discount                          (2,079)           (2,079)               --

DEDUCT: PREFERRED STOCK DIVIDEND                              --                --                --
                                                    ------------      ------------      ------------
   NET (LOSS) APPLICABLE TO COMMON SHAREHOLDERS     $ (5,215,793)     $ (2,101,676)     $   (406,575)
                                                    ============      ============      ============
   NET (LOSS) PER COMMON SHARE:
      BASIC AND DILUTED                                               $      (0.07)     $      (0.02)
                                                                      ============      ============
WEIGHTED AVERAGE NUMBER OF SHARES                                       30,795,784        24,545,723
                                                                      ============      ============

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

U.S. HELICOPTER CORPORATION
(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF STOCKHOLDER'S EQUITY
[UNAUDITED]

                                            PREFERRED STOCK       COMMON STOCK      ADDITIONAL     STOCK
                                            ---------------       ------------       PAID-IN-   SUBSCRIPTION
                                            SHARES    AMOUNT    SHARES     AMOUNT     CAPITAL    RECEIVABLE    DEFICIT      TOTAL
                                            --------------------------------------------------------------------------------------
Issuance of common stock at inception -
March 4, 2003                                    --     --    21,300,000        1         499        (500)          --          --

Common Stock Split (21,300:1) -
July 22, 2004                                    --     --            --   21,299     (21,299)         --           --          --

Net loss                                         --     --            --       --          --          --      (17,865)    (17,865)
                                            --------------------------------------------------------------------------------------
Balance at December 31, 2003                     --     --    21,300,000   21,300     (20,800)       (500)     (17,865)    (17,865)

Issuance of Common Shares for financing
costs at par of $0.001 per share -
August 4, 2004                                   --     --     3,245,723    3,246          --          --           --       3,246

Intrinsic value of beneficial conversion
feature of debenture - August 4, 2004            --     --            --       --     250,000          --           --     250,000

Stock subscription payment received -
October 15, 2004                                 --     --            --       --          --         500           --         500

Issuance of Preferred Shares from private
placement at par of $0.001 per share -
November 23, 2004                           105,000    105            --       --     104,895          --           --     105,000

Offering costs associated with private
placement of preferred shares -
November 23, 2004                                --     --            --       --     (76,675)    (76,675)

Issuance of Preferred Shares from private
placement at par of $0.001 per share -
December 14, 2004                           191,000    191            --       --     190,809          --           --     191,000

Offering costs associated with private
placement of preferred shares -
December 14, 2004                                --     --            --       --     (40,575)    (40,575)

Issuance of Preferred Shares from private
placement at par of $0.001 per share -
December 22, 2004                            20,000     20            --       --      19,980          --           --      20,000

Offering costs associated with private
placement of preferred shares -
December 22, 2004                                --     --            --       --      (9,200)     (9,200)

Net loss                                         --     --            --       --          --          --     (549,961)   (549,961)
                                            --------------------------------------------------------------------------------------
Balance at December 31, 2004 - Forwarded    316,000    316    24,545,723   24,546     418,434          --     (567,826)   (124,530)

U.S. HELICOPTER CORPORATION
(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF STOCKHOLDER'S EQUITY
[UNAUDITED]

                                            PREFERRED STOCK       COMMON STOCK      ADDITIONAL    STOCK
                                            ---------------       ------------       PAID-IN-  SUBSCRIPTION
                                            SHARES    AMOUNT    SHARES     AMOUNT     CAPITAL   RECEIVABLE     DEFICIT       TOTAL
                                            ---------------------------------------------------------------------------------------
Balance at December 31, 2004 - Forwarded    316,000    316    24,545,723   24,546     418,434       --        (567,826)    (124,530)

Intrinsic value of beneficial conversion
feature of debenture - February 25, 2005         --     --            --       --      75,000       --              --       75,000

Intrinsic value of beneficial conversion
feature of debenture - August 24, 2005           --     --            --       --      55,000       --              --       55,000

Issuance of Common Shares -
November 1, 2005                                 --     --     6,250,000    6,250   6,243,750       --              --    6,250,000

Offering costs associated with common
stock sale - November 1, 2005                    --     --            --       --    (625,000)                             (625,000)

Net loss                                                                                                    (2,546,291)  (2,546,291)

Balance at December 31, 2005                316,000    316    30,795,723   30,796   6,167,184       --      (3,114,117)   3,084,180

Conversion of Amir Elbaz's stock to
convertible note - February 23, 2006             --     --      (494,505)    (495)   (494,010)      --              --     (494,505)

Conversion of Portfolio Lenders
promissary note - March 26, 2006                 --     --       500,000      500     249,500       --              --      250,000

Net loss                                                                                                    (2,101,676)  (2,101,676)

Balance at March 31, 2006                   316,000    316    30,801,218   30,801   5,922,674       --      (5,215,793)     737,998
                                            =======================================================================================

U.S. HELICOPTER CORPORATION
(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF CASH FLOWS
[UNAUDITED]

                                                         CUMULATIVE
                                                       FROM INCEPTION
                                                     (MARCH 4, 2003) TO         THREE MONTHS ENDED
                                                          MARCH 31,                  MARCH 31,
                                                            2006              2006              2005
                                                            ----              ----              ----
OPERATING ACTIVITIES:
   Net (Loss)                                           $ (5,215,793)     $ (2,101,676)     $   (406,575)
      Adjustments to Reconcile Net (Loss)
         to Net Cash Provided By (Used for)
      Operating Activities:
         Depreciation Expense                                 15,830            12,861               588
         Amortization of Deferred Financing                  360,000           173,438            28,685
         Accrued Interest on Convertible Debenture            35,424                --                --
         Amortization of Beneficial Conversion
            Feature of Long-Term Debt                        380,000                --                --
         Amortization of Deferred Income                     (15,392)          (15,392)               --
         Amortization of Derivative                          242,745           242,745                --
         Amortization of Debt Discount                         2,079             2,079                --
   Increase in Restricted Cash                               (53,022)          (53,022)               --
   Changes in Assets and Liabilities:
      Increase (Decrease) in
         Accounts Receivable                                 (19,739)          (19,739)               --
         Prepaid Expenses and Other Current Assets          (435,795)         (289,391)          (13,804)
         Accounts Payable and Accrued Liabilities          1,271,868           639,226           131,924
         Deposits                                           (674,433)         (471,668)               --
         Deferred Charges                                    400,000           400,000                --
                                                        ------------      ------------      ------------
   NET CASH - OPERATING ACTIVITIES                        (3,706,228)       (1,480,539)         (259,182)
                                                        ------------      ------------      ------------
INVESTING ACTIVITIES:
   Acquisition of Property and Equipment                    (798,236)         (672,648)             (725)
                                                        ------------      ------------      ------------
FINANCING ACTIVITIES:
   Proceeds From Long-Term Debt                            7,520,000         6,000,000           300,000
   Proceeds From Short-Term Debt                             250,000                --                --
   Payment of Short-Term Debt                             (1,507,834)       (1,507,834)               --
   Proceeds From Sale of Preferred Stock                     316,500                --                --
   Proceeds from Sale of Common Stock                      6,250,000                --
   Release of Restricted Cash                                250,000           250,000                --
   Payment of Financing Costs                             (2,546,519)       (1,020,693)          (62,752)
                                                        ------------      ------------      ------------
   NET CASH - FINANCING ACTIVITIES                        10,532,147         3,721,473           237,248
                                                        ------------      ------------      ------------
   NET INCREASE (DECREASE) IN CASH                         6,027,683         1,568,286           (22,659)

CASH - BEGINNING OF PERIODS                                       --         4,459,397           501,533
                                                        ------------      ------------      ------------
   CASH - END OF PERIODS                                $  6,027,683      $  6,027,683      $    478,874
                                                        ============      ============      ============
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
   Cash paid during the periods for:
      Interest                                          $      2,790      $      1,586      $        178
      Income Taxes                                      $         --      $         --      $         --

SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Since inception, the Company has entered into certain agreements whereby it issued convertible debentures and amended the existing debentures and commitments to purchase its common stock [See Note 4].

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

U.S. HELICOPTER CORPORATION
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS [UNAUDITED]

(1) BASIS OF PRESENTATION

U.S. Helicopter Corporation, ("U.S. Helicopter," the "Company," "we" or "us") is a development stage company that has devoted most of its efforts to activities such as financial planning, capital raising, and the development of a business plan. Its core business will be providing regularly scheduled helicopter shuttle service between many of the nation's larger metropolitan airports and surrounding city-based heliports. On March 27, 2006, the Company's flight operations commenced between the Downtown Manhattan Heliport and John F. Kennedy International Airport ("Kennedy"). U.S. Helicopter was incorporated in the State of Delaware on March 4, 2003. We intend to introduce our service, which we call "Metro-hop Airport Shuttle Service" ("MASS"), in the New York City market with frequent service between Kennedy, Newark Liberty and LaGuardia airports and the New York metropolitan area heliports located at Wall Street, East 34 th Street, and West 30 th Street.

The accompanying unaudited consolidated financial statements of U.S. Helicopter have been prepared in accordance with generally accepted accounting principles for interim financial information and the instructions to Form 10-QSB and Item 310(b) of Regulation S-B. Accordingly, they do not include all information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary in order to make the interim financial statements not misleading have been included. Results for the three months ended March 31, 2006 are not necessarily indicative of the results that may be expected for the year ending December 31, 2006. These interim consolidated financial statements should be read in conjunction with the consolidated financial statements and footnotes thereto of the Company and management's discussion and analysis of financial condition and results of operations included in the Company's annual report on Form 10-KSB for the year ended December 31, 2005.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CONCENTRATIONS OF CREDIT RISK - Financial instruments that potentially subject us to significant concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. We maintain our cash and cash equivalents in accounts with a major financial institution in the United States in the form of demand deposits and money market accounts. Deposits in these banks may exceed the amounts of insurance provided on such deposits. As of March 31, 2006 and December 31, 2005, we had approximately $1,374,000 and $4,505,000, respectively, in deposits subjected to such risk. We have not experienced any losses on our deposits of cash and cash equivalents.

We generally do not require collateral related to our financial instruments.

FAIR VALUE OF FINANCIAL INSTRUMENTS - Statement of Financial Accounting Standards ("SFAS") No. 107, "Disclosure about Fair Value of Financial Instruments," require the disclosure of fair values for all financial statements, both on- and off-balance-sheet, for which it is practicable to estimate fair value. We estimate that there are no material variations between fair value and book value of our financial assets or liabilities as of March 31, 2006 and December 31, 2005.

CASH EQUIVALENTS - We consider all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents. We had no cash equivalents at March 31, 2006 and December 31, 2005.

U.S. HELICOPTER CORPORATION
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS [UNAUDITED]

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

RESTRICTED CASH -- We had restricted cash of $53,022 and $250,000 at March 31, 2006 and December 31, 2005. Our restricted cash at March 31, 2006 related to a cash deposit required to secure a letter of credit we were required to post. The restricted cash at December 31, 2005 related to funds held in an escrow account to prepay a short-term payable [Note 4].

PROPERTY AND EQUIPMENT - We record our property and equipment at cost less accumulated depreciation. For financial reporting purposes, we use the straight-line method to compute depreciation based upon estimated useful lives of five to fifteen years for flight equipment and three to ten years for other equipment. We use a 30% residual value in the calculation of depreciation for our owned flight equipment. Leasehold improvements are amortized over the shorter of the related lease term or the estimated life of the improvements. Equipment under capital leases are amortized over the lease term and such amortization is included in the depreciation of property and equipment. Upon selling or otherwise disposing of property and equipment, we remove cost and accumulated depreciation from the accounts and reflect any resulting gain or loss in earnings. Depreciation and amortization expense totaled $15,830, $12,861 and $588 for the cumulative period from inception (March 4, 2003) to March 31, 2006, and the three months ended March 31, 2006 and 2005, respectively.

IMPAIRMENT OF LONG-LIVED ASSETS -We review our long-lived assets and identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When such factors and circumstances exist, we compare the projected undiscounted future cash flows associated with the future use and disposal of the related asset or group of assets to their respective carrying amounts. Impairment, if any, is measured as the excess of the carrying amount over the fair value based on market value (when available) or discounted expected cash flows of those assets, and is recorded in the period in which the determination is made.

DEPOSITS -- We had deposits of $674,433 and $202,765 at March 31, 2006 and December 31, 2005. Deposits are principally related to our leasing of three helicopters and a deposit we placed with a manufacturer for the purchase of four new helicopters.

ACCOUNTS PAYABLE -- We had accounts payable and accrued expenses of $1,028,897 and $430,260 at March 31, 2006 and December 31, 2005, respectively, broken down as follows:

                                                      March 31,     December 31,
                                                        2006           2005
                                                        ----           ----
      Professional Fees                              $  254,904     $  171,703
      Finder's Fees                                     480,000             --
      Reservations Service                               60,000         65,000
      Advertising                                        50,000         63,000
      Other Accounts Payable and Accrued Expenses       183,993        130,557
                                                     ----------     ----------
      Totals                                         $1,028,897     $  430,260
                                                     ==========     ==========

AIR TRAFFIC LIABILITY -- We had air traffic liability of $10,991 at March 31, 2006 and $-0- at December 31, 2005. Air traffic liability refers to tickets we have sold where the passenger has not yet used the ticket to fly.

U.S. HELICOPTER CORPORATION
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS [UNAUDITED]

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

DEFERRED SALARY AND TAXES PAYABLE - Effective April 16, 2004, U.S. Helicopter entered into a five-year employment agreement with John G. Murphy. Mr. Murphy is employed as the President and Chief Executive Officer of U.S. Helicopter. Mr. Murphy's annual salary is $225,000. Payment of Mr. Murphy's salary commenced on August 9, 2004. Mr. Murphy deferred payment of 40% of his salary until 60 days after the effectiveness of the Registration Statement for the New Debenture (November 2, 2005). [Note 4]. One-third of the deferred amount of Mr. Murphy's salary was paid to him in December 2005 and an additional one-third was paid to him in March 2006.

Effective July 14, 2004, U.S. Helicopter entered into a three-year employment agreement with George J. Mehm, Jr. Mr. Mehm is employed as the Senior Vice President, Treasurer and Chief Financial Officer of U.S. Helicopter. Mr. Mehm's annual salary is $130,000. Payment of Mr. Mehm's salary commenced on August 9, 2004. Mr. Mehm deferred payment of 20% of his salary until 60 days after the effectiveness of the Registration Statement for the New Debenture (November 2,
2005) [Note 4]. One-third of the deferred amount of Mr. Mehm's salary was paid to him in December 2005 and an additional one-third was paid to him in March 2006.

Effective July 14, 2004, U.S. Helicopter entered into a two-year employment agreement with Donal McSullivan. Mr. McSullivan is employed as the Senior Vice President and Chief Marketing Officer of U.S. Helicopter. Mr. McSullivan's annual salary is $130,000. Payment of Mr. McSullivan's salary began on August 9, 2004. Mr. McSullivan deferred payment of 40% of his salary until 60 days after the effectiveness of the Registration Statement for the New Debenture [Note 4]. One-third of the deferred amount of Mr. McSullivan's salary was paid to him in December 2005 and an additional one-third was paid to him in March 2006.

Effective July 18, 2004, U.S. Helicopter entered into a five-year employment agreement with Gabriel Roberts. Mr. Roberts is employed as the Vice President of Finance and Administration of U.S. Helicopter. Mr. Roberts is currently being paid at the annual rate of $95,000. Payment of Mr. Roberts' salary commenced on August 9, 2004. Mr. Roberts deferred payment of 20% of his salary until 60 days after effectiveness of the Registration Statement for the New Debenture (November 2, 2005) [Note 4]. One-third of the deferred amount of Mr. Roberts' salary was paid to him in December 2005 and an additional one-third was paid to him in March 2006. Prior to the commencement of operations, Mr. Roberts was paid at the annual rate of $90,000.

Effective August 24, 2004, U.S. Helicopter entered into a two-year employment agreement with Terence O. Dennison. Mr. Dennison is employed as the Senior Vice President and Chief Operating Officer of U.S. Helicopter. Mr. Dennison is currently being paid at the annual rate of $130,000. Payment of Mr. Dennison's salary commenced on September 1, 2004. Mr. Dennison deferred payment of 20% of his salary until 60 days after effectiveness of the Registration Statement for the New Debenture (November 2, 2005) [Note 4]. One-third of the deferred amount of Mr. Dennison's salary was paid to him in December 2005 and an additional one-third was paid to him in March 2006. Prior to the commencement of operations, Mr. Dennison was paid at the annual rate of $90,000.

U.S. HELICOPTER CORPORATION
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS [UNAUDITED]

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

STOCK-BASED COMPENSATION - In December 2004, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 123R, "Share-Based Payment". SFAS No. 123R is a revision of SFAS No. 123, "Accounting for Stock Based Compensation", and supersedes APB 25. Among other items, SFAS 123R eliminated the use of APB 25 and the intrinsic value method of accounting, and requires companies to recognize the cost of employee services received in exchange for awards of equity instruments, based on the grant date fair value of those awards, in the financial statements. We adopted SFAS 123R effective January 1, 2006. We currently utilize a standard option pricing model (i.e., Black-Scholes) to measure the fair value of stock options granted to employees. Under the "modified prospective" method, which the Company has chosen to use, compensation cost is recognized in the financial statements beginning with the effective date, based on the requirements of SFAS 123R for all share-based payments granted after that date, and based on the requirements of SFAS 123 for all unvested awards granted prior to the effective date of SFAS 123R.

SFAS 123R also requires that the benefits associated with the tax deductions in excess of recognized compensation cost be reported as a financing cash flow, rather than as an operating cash flow as required under current literature. We have not yet determined what effect, if any, this change will have on future periods.

STOCKHOLDERS' EQUITY - During July 2004, the Board of Directors and Stockholders effectuated an amendment to our Certificate of Incorporation which provided for a 21,300 for 1 stock split. We also filed an amendment to the Certificate of Incorporation which increased the number of authorized shares of our common stock to 95,000,000 and authorized 5,000,000 shares of blank check Preferred Stock. During October 2004, the Company authorized the issuance of up to 1,500,000 shares of Series A Preferred Stock to investors in a private placement (See Note 5). Shares of Series A Preferred Stock are convertible into Common Stock in certain situations (See Note 5). All share and per share data has been retroactively adjusted to reflect the share split.

REVENUE RECOGNITION - We recognize revenue when transportation has been provided, including scheduled passenger and charter services.

INCOME TAXES - We account for income taxes under the provisions of Statement 109, "Accounting for Income Taxes." Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the years in which the differences are expected to affect taxable income. Valuation allowances will be established when necessary to reduce deferred tax assets to the amounts expected to be realized.

EARNINGS (LOSS) PER SHARE - Basic earnings (loss) per share is computed by dividing net income (loss) by the weighted-average number of common shares outstanding for the period. Diluted earnings (loss) per share is computed giving effect to all potential dilutive common stock, including options and convertible debentures. For the period from inception (March 4, 2003) to March 31, 2006, options, convertible shares of Series A Preferred Stock, and convertible debentures were not included in the computation of diluted loss per share because the effect would be antidilutive. These items could be dilutive in the future.

U.S. HELICOPTER CORPORATION
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS [UNAUDITED]

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

DEFERRED OFFERING COSTS - Amounts paid or accrued for costs associated with an anticipated public offering will be expensed and not recorded as a reduction of the net proceeds, if the offering is not consummated. Upon successful completion of such an offering, these expenses will be recorded as a reduction of the net proceeds.

ADVERTISING COSTS - We expense advertising costs as incurred.

(3) DEFERRED OFFERING COSTS AND DEFERRED FINANCING COSTS

We have incurred certain costs related to financing activities since inception. These costs consisted primarily of legal fees, placement agent fees and commissions which are related to the placement of debt securities (deferred financing costs) and equity securities (deferred offering costs).

At March 31, 2006 and December 31, 2005, we had net deferred financing costs of $975,000 and $173,438, respectively. These costs were related to the placement of an 8% convertible debenture [Note 4] and a 5% convertible debenture [Note 4] and are being amortized on a straight-line basis over the life of the debenture. We recorded amortization expense related to deferred financing totaling $360,000, $173,438 and $28,685 for the cumulative period from inception (March 4, 2003) to March 31, 2006 and the three months ended March 31, 2006 and 2005, respectively.

At March 31, 2006 and December 31, 2005, we had net deferred offering costs of $213,315 and $167,622, respectively. These costs were primarily related to a Standby Equity Distribution Agreement [Note 5] and will be offset against the proceeds of the offering, when consummated.

(4) CONVERTIBLE DEBT

LONG-TERM CONVERTIBLE DEBT -On April 8, 2005, we entered into an Amended and Restated Secured Debenture (the "New Debenture"). The New Debenture was issued in the face amount of $1,335,424 in exchange for the previously issued debentures, which totaled $1,300,000, and accumulated interest through the date of the revision to the agreement. The New Debenture accrues interest at a rate of 5%. Up to 10% of the debenture's principal, plus interest, may be converted at a price equal to $0.20 per share and we registered shares equal to the amount of shares which may be converted under this agreement, pursuant to a registration statement declared effective by the Securities and Exchange Commission on September 2, 2005.

On August 23, 2005, we issued a $220,000 5% interest convertible debenture to the same investor to whom we sold the $1,335,424 New Debenture described in exchange for $220,000 in cash (the "August 2005 Debenture"). The August 2005 Debenture accrues interest at a rate of 5%. Up to 10% of the debenture's principal, plus interest, may be converted at a price equal to $0.20 per share and we are committed to register shares equal to the amount of shares which may be converted under this agreement.

On March 31, 2006 we issued a $6,000,000 8% interest convertible debenture maturing March 31, 2009 (the "2006 Debenture") to the same investor we sold the New Debenture and the August 2005 Debenture described above. Proceeds from the 2006 Debenture were used to repay a majority of the New Debenture and the August 2005 Debenture such that a combined $113,497 was still outstanding at March 31, 2006 and is eligible in full for conversion at a price of $0.20 per share. The balance after repayment of the debentures and the payment of fees is being used for general working capital purposes.

The above issued convertible notes and warrants (in addition to the Short-Term Convertible Debt described below) require the Company to register the resale of the shares of common stock upon conversion or exercise of these securities. The Company accounts for the fair value of these outstanding warrants to purchase common stock and conversion feature of its convertible notes in accordance with SFAS No. 133 "Accounting For Derivative Instruments And Hedging Activities" and EITF Issue No. 00-19 "Accounting For Derivative Financial Instruments Indexed To And Potentially Settled In A Company's Own Stock" which requires the Company to bifurcate and separately account for the conversion feature and warrants as embedded derivatives contained in the Company's convertible notes. Pursuant to SFAS No. 133, the Company bifurcated the fair value of the conversion feature from the convertible notes, since the conversion features were determined to not be clearly and closely related to the debt host. In addition, since the effective registration of the securities underlying the conversion feature and warrants is an event outside of the control of the Company, pursuant to EITF Issue No. 00-19, the Company recorded the fair value of the conversion feature and warrants as either short-term or long-term liabilities (based on the underlying term of the notes) as it was assumed that the Company would be required to net-cash settle the underlying securities. The Company is required to carry these embedded derivatives on its balance sheet at fair value and unrealized changes in the values of these embedded derivatives are reflected in the consolidated statement of operations.

U.S. HELICOPTER CORPORATION
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS [UNAUDITED]

(4) CONVERTIBLE DEBT (CONTINUED)

SHORT-TERM CONVERTIBLE DEBT - On October 26, 2005, we entered into a definitive convertible note purchase agreement ("Short-Term Convertible Debt") with Portfolio Lenders II, LLC, pursuant to which we issued $250,000 in principal amount of convertible notes, convertible by the holder into our common stock at the price of $0.50 per share. The Short-Term Convertible Debt has an interest rate of 15% per annum, 120 days of which was paid at the time of the closing. Additional consideration of $12,500 was paid at the time of closing. The Short-Term Convertible Debt is not collateralized. We also issued Portfolio Lenders II, LLC a warrant to purchase up to 100,000 shares of our common stock as an inducement to enter into the transaction. The warrant is exercisable at a price of $0.50 per share for a period of five years from its date of issuance. The Short-Term Convertible Debt converted into 500,000 shares effective March 26, 2006.

(5) SECURITIES OFFERINGS

STANDBY EQUITY DISTRIBUTION AGREEMENT - On August 4, 2004, we entered into a Standby Equity Distribution Agreement ("SEDA") with an investor. Under the original terms of the SEDA, we could, at our discretion, periodically issue and sell to the investor shares of common stock for a total purchase price of $10.0 million. These placements could occur, as elected by us, in increments not to exceed $250,000 every seven business days. There is no minimum placement under the SEDA. These placements of common stock will be at a 1% discount to the volume weighted average price of our common stock for the 5 days immediately following the notice date.

Under the terms of the SEDA, the investor will receive a fee equal to 5% of the gross proceeds received by us pursuant to the SEDA. The SEDA has a term of 2 years from the Effectiveness of the SEDA registration. We committed to registering the SEDA shares under the Securities Act of 1933. Proceeds of the SEDA will be offset against deferred offering costs [Note 3] until those amounts are extinguished.

On April 8, 2005, we entered into an Amended and Restated Standby Equity Distribution Agreement (the "New SEDA"). The New SEDA increased the total amount of stock available for purchase from $10 million to $11 million and the maximum size of each advance was increased from $250,000 to $300,000. Under the New SEDA the maximum advances over each period of 30 days is $1,200,000.

(6) COMMITMENTS AND CONTINGENCIES

OPERATING LEASES - To establish our executive offices, we entered into a three year operating lease for real property, which expires on August 16, 2007 (as amended), at a rate of approximately $780 per month. We lease additional space on a $500 month-to-month basis for our operations base.

Effective February 1, 2006, we entered into an agreement with the same entity to use an additional 1,590 square feet of space at the Downtown Manhattan Heliport ("DMH") as our passenger facility. The term of the agreement expires August 16, 2007, which corresponds to the expiration of the Port Authority's agreement with the City of New York for the DMH. The monthly rental for the space is $6,360. In addition, we agreed to pay the Port Authority an additional fee, based on the Gross Receipts we earn from DMH departing flights

On February 8, 2006, we entered into a one year lease agreement for office and hangar space. Monthly rent will increase steadily through the term of the lease from approximately $6,300 at inception to approximately $16,000 after July 2006. We also agreed to issue 20,000 shares of our common stock to the lessor.

Total rental expense was $35,280 and $4,910 for the periods ended March 31, 2006 and 2005, respectively.

U.S. HELICOPTER CORPORATION
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS [UNAUDITED]

(6) COMMITMENTS AND CONTINGENCIES (CONTINUED)

We entered into a three year operating lease for a helicopter, which expires on October 31, 2008, at a monthly lease rate of $31,500 per month. There are no purchase or renewal options. Effective November 1, 2005, we secured a Technical Support Agreement to provide us with certain exchange components, spare parts, and technical support for the equipment for the length of the lease term. We are in discussions with the lessor of this helicopter to extend the lease for an additional two years [Note 10]

In 2005 and 2006, we entered into separate five year operating leases for two Sikorsky S-76 helicopters with a different lessor. These leases expire five years after the commencement of the leases or redelivery to the lessor. Rent on each helicopter is payable at the monthly rate of $35,834 per month. Each lease provides that the lessor will pay up to $200,000 per helicopter towards the costs of shipping and modification; the amortization of this amount is included in the lease payment. There are no purchase or renewal options. In connection with these leases, we entered into a Technical Support Agreement ("Support Agreement") where we will pay a set rate per flight hour, subject to price escalation, to cover all of the helicopter's major maintenance costs.

Minimum future lease payments as of December 31, 2005 were:

YEAR ENDING
DECEMBER 31,
      2006                                    $  821,650
      2007                                       820,513
      2008                                       745,008
      2009                                       430,008
      2010                                       394,174
      Thereafter                                      --
                                              ----------
      TOTAL MINIMUM FUTURE LEASE PAYMENTS     $3,211,353
                                              ==========

RELATED PARTY TRANSACTIONS -- Donal McSullivan, Senior Vice President and Chief Marketing Officer, and John Capozzi, Marketing and Business Development Advisor and Director, have provided certain consulting services to the Company from its inception. In connection with the provision of such consulting services, they have an agreement with the Company to jointly receive 10% of the proceeds of any financings arranged with Cornell Capital and certain other investors. As of the date of this report, they have received $732,500 of the proceeds of the transactions with Cornell Capital and certain other investors plus warrants to purchase up to 80,000 shares of the Company's common stock. In addition, Mr. McSullivan and Mr. Capozzi are to receive 10% commissions relating to commuter flight pre-sell seats and scheduled service pre-sell seats pursuant to an agreement dated April 15, 2004. In addition, Mr. Capozzi also has an agreement to provide ongoing marketing consulting services to the Company at a cost of $5,000 per month, at a time when the Company required such services.

We are a party to an agreement dated October 28, 2005 with William Street Advisors, LLC ("William Street") which provides for payment to William Street of a cash fee equal to five percent of the consideration paid by investors introduced to us by William Street, as well as warrants to purchase up to five percent of the stock purchased by such investors. William Street is a subsidiary of The Chart Group, LP, of which Christopher Brady, one of our directors, is founder and Chairman. In October, 2005, we entered into common stock purchase agreements with six separate purchasers for a total of $6,250,000 whereby we issued 6,250,000 shares and warrants to purchase up to 750,000 shares. In connection with these transactions, we paid William Street a cash fee of $312,500 and warrants to purchase a total of 312,500 shares of our common stock, of which 156,250 warrants were issued in the name of Univest Group Limited.

U.S. HELICOPTER CORPORATION
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS [UNAUDITED]

(7) INCOME TAXES

We have approximately $2,414,000 of capitalized preoperating costs that have not been deducted for tax purposes at December 31, 2005. These deductions may be applied against future taxable income in the sixty month period following the commencement of operations.

These future deductions were recorded by us as deferred tax assets totaling approximately $754,000 and $212,000 at December 31, 2005 and December 31, 2004. As the effective utilization of this deferred tax asset is dependant on future taxable profits, a valuation allowance of approximately $754,000 and $212,000 was recorded at December 31, 2005 and December 31, 2004, respectively, leaving a net deferred tax asset of $-0- for all periods presented.

(8) OTHER EVENTS

ISSUANCE OF U.S. CERTIFICATES - On February 13, 2006, the U.S. Federal Aviation Administration issued our Air Carrier Certificate. On February 17, 2006, we were advised by the U.S. Department of Transportation that our Certificate of Public Convenience and Necessity, which was issued November 1, 2005, was effective. These two certificates allow us to begin scheduled operations. We began scheduled operations on March 27, 2006, between the Downtown Manhattan Heliport and JFK International Airport.

TERM-SHEET FOR LEASING OF FIVE HELICOPTERS - On February 26, 2006, we executed a non-binding term sheet for the leasing of five additional helicopters and the provision of a Support Agreement for major maintenance items. Terms of both agreements are substantially similar to our existing agreements.

(9) SUBSEQUENT EVENTS

LEASE OF ONE ADDITIONAL HELICOPTER - Effective April 25, 2006, we executed a lease agreement for the leasing of one helicopter and the provision of a Support Agreement for major maintenance items. Terms of this agreement are similar to our existing agreements, with the exception of a higher monthly rent and security deposit based on the cost of the lessor to acquire the helicopter. We will take delivery of this helicopter on May 15, 2006.

RECENT SALE OF UNREGISTERED SECURITIES - In April, we issued a total of 1,000,000 shares of common stock and options to purchase an additional 150,000 shares of common stock to employees, officers and directors in connection with our 2004 Stock Incentive Plan (the "Restricted Stock Awards"). The Restricted Stock Awards have a restriction on transferability and sale for a period of 18 months from and after the issuance date.

                                  . . . . . . .

                              ====================

                                   PROSPECTUS

                        33,847,046 Shares of Common Stock

                           U.S. HELICOPTER CORPORATION

                                  June 15, 2006

                              ====================

We have not authorized any dealer, salesperson or other person to provide any information or make any representations about U.S. Helicopter Corporation except the information or representations contained in this prospectus. You should not rely on any additional information or representations if made.

This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any securities:

o     except the common stock offered by this prospectus;

o     in any jurisdiction in which the offer or solicitation is not authorized;

o in any jurisdiction where the dealer or other salesperson is not qualified to make the offer or solicitation;

o     to any person to whom it is unlawful to make the offer or solicitation; or

o to any person who is not a United States resident or who is outside the jurisdiction of the United States.

The delivery of this prospectus or any accompanying sale does not imply that:

o there have been no changes in the affairs of U.S. Helicopter Corporation after the date of this prospectus; or

o the information contained in this prospectus is correct after the date of this prospectus.